EXHIBIT 10.5
Execution Version

CREDIT AGREEMENT
dated as of
June 25, 2008,
among
DURA AUTOMOTIVE GRUNDSTUECKSVERWALTUNG GMBH,
DURA AUTOMOTIVE BODY & GLASS SYSTEMS GMBH,
DURA AUTOMOTIVE PLETTENBERG LEISTEN & BLENDEN GMBH,
DURA AUTOMOTIVE SELBECKE LEISTEN & BLENDEN GMBH,
DURA AUTOMOTIVE HOLDING GMBH & CO. KG,
DURA AUTOMOTIVE SYSTEMS EINBECK GMBH,
DURA AUTOMOTIVE SYSTEMS GMBH,
and
DURA AUTOMOTIVE SYSTEMS ROTENBURG GMBH,
as German Borrowers,
DURA AUTOMOTIVE SYSTEMS CZ, S.R.O.,
as the Czech Borrower,
DURA EUROPEAN HOLDING LLC & CO. KG,
and
DURA HOLDING GERMANY GMBH,
as Guarantors,
THE SUBSIDIARY GUARANTORS PARTY HERETO FROM TIME TO TIME
THE LENDERS PARTY HERETO
and
Deutsche Bank Trust Company Americas,
as Administrative Agent and Collateral Agent

Table of Contents
(continued)

v

Table of Contents
(continued)
SCHEDULES

Schedule 1.01(a)	-	Mandatory Cost Formulae
Schedule 1.01(b)	-	Subsidiary Guarantors
Schedule 1.01(c)	-	Mortgaged Property
Schedule 1.01(d)	-	Existing Debt
Schedule 2.01	-	Lenders and Commitments
Schedule 3.04	-	Governmental Approvals, Notices and Permits
Schedule 3.06	-	Material Adverse Changes
Schedule 3.07(d)	-	Rights of First Refusal, Options, Rights to Sell Property
Schedule 3.07(g)	-	Warrants, Options, etc.
Schedule 3.08(a)	-	Subsidiaries
Schedule 3.08(b)	-	Structure Chart of Subsidiaries of German Parent
Schedule 3.08(c)	-	Structure Chart of Company Group
Schedule 3.09	-	Litigation
Schedule 3.17	-	Environmental Matters
Schedule 3.18	-	Insurance
Schedule 3.20(a)	-	Owned Real Property
Schedule 3.20(b)	-	Leased Real Property
Schedule 3.29	-	Eligible Accounts
Schedule 4.01(d)	-	Local Counsel
Schedule 4.01(n)	-	Security Documents
Schedule 6.01	-	Permitted Existing Debt
Schedule 6.02	-	Permitted Existing Liens
Schedule 6.04	-	Investments
EXHIBITS

Exhibit A	-	Form of Administrative Questionnaire
Exhibit B	-	Form of Assignment and Acceptance
Exhibit C	-	Form of Borrowing Request
Exhibit D	-	Form of Affiliate Subordination Agreement
Exhibit E	-	Form of Compliance Certificate
Exhibit F	-	Form of Borrowing Base Certificate
Exhibit G	-	Form of Post-Closing Agreement
Exhibit H	-	Form of Selection Notice
Exhibit I	-	Form of Accession Agreement

     CREDIT AGREEMENT, dated as of June 25 2008, among Dura Automotive Grundstuecksverwaltung (“Automotive”), a limited liability company organized under the laws of Germany; Dura Automotive Body & Glass Systems GmbH, a limited partnership organized under the laws of Germany (“DABG”), Dura Automotive Plettenberg Leisten & Blenden GmbH, a limited liability company organized under the laws of Germany (“Plettenberg”), Dura Automotive Selbecke Leisten & Blenden GmbH, a limited liability company organized under the laws of Germany (“Selbecke”), Dura Automotive Holding GmbH & Co. KG, a limited liability company organized under the laws of Germany (“Holding KG”), Dura Automotive Systems Einbeck GmbH, a limited liability company organized under the laws of Germany (“Einbeck”), Dura Automotive Systems GmbH, a limited liability company organized under the laws of Germany (“Systems”), Dura Automotive Systems Rotenburg GmbH, a limited liability company organized under the laws of Germany (“Rotenburg”, together with Automotive, DABG, Plettenberg, Selbecke, Holding KG, Einbeck and Systems, the “German Borrowers”), Dura Automotive Systems CZ, s.r.o., a limited liability company organized under the laws of the Czech Republic (the “Czech Borrower”, and, together with the German Borrowers, the “Borrowers”), Dura European Holding LLC & Co. KG, a limited liability company organized under the laws of Germany (the “German Parent”), as Guarantor (such term and each other capitalized term used but not defined in this preamble or the recitals having the meaning given it in Article I), Dura Holding Germany GmbH, a limited liability company organized under the laws of Germany (“Holding Germany”), as Guarantor, the Subsidiary Guarantors, the Lenders and Deutsche Bank Trust Company Americas, a New York banking corporation, as administrative agent (in such capacity, together with its successors and assigns, the “Administrative Agent”) and as collateral agent (in such capacity, together with its successors and assigns, the “Collateral Agent”).
     WHEREAS, on October 30, 2006 Dura Automotive Systems, Inc. (the “Parent”) and certain of its direct and indirect Subsidiaries (together with the Parent, the “Debtors”) filed voluntary petitions for relief commencing cases (the “Chapter 11 Cases”) under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”);
     WHEREAS, during the Chapter 11 Cases, the Debtors entered into the Existing DIP Agreement;
     WHEREAS, on May 13, 2008, the Bankruptcy Court entered an order (the “Confirmation Order”) confirming the Revised Joint Plan of Reorganization (the “Plan of Reorganization”) proposed by the Debtors under chapter 11 of the Bankruptcy Code;
     WHEREAS, on the Closing Date, the Debtors intend to reorganize pursuant to the terms and conditions of the Plan of Reorganization; and
     WHEREAS, the Borrowers have requested the Lenders to extend credit to the Borrowers in the form of Term Loans on the Closing Date, in an aggregate principal amount of €32,247,662.04 in connection with the consummation of the Plan of Reorganization.

     NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants set forth herein, and for other good and valuable consideration, the parties hereto agree as follows:
ARTICLE I
Definitions
     SECTION 1.01. Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:
     “Accession Agreement” shall mean an Accession Agreement in the form of Exhibit I pursuant to which a person shall become a Loan Party.
     “Accountants” shall have the meaning assigned to such term in Section 5.04(a).
     “Acquisition Consideration” shall mean the purchase consideration for any Permitted Acquisition and all other payments by the Loan Parties or any of their Subsidiaries in exchange for, or as part of, or in connection with, any Permitted Acquisition, whether paid in cash or by exchange of Equity Interests or of properties or otherwise and whether payable at or prior to the consummation of such Permitted Acquisition or deferred for payment at any future time, whether or not any such future payment is subject to the occurrence of any contingency, and includes any and all payments representing the purchase price and any assumptions of Indebtedness, “earn-outs” and other agreements to make any payment the amount of which is, or the terms of payment which are, in any respect subject to or contingent upon the revenues, income, cash flow or profits (or the like) of any person or business.
     “Adjusted EURIBOR Rate” shall mean, for any Interest Period, an interest rate per annum equal to the product of (a) the EURIBOR Rate in effect for such Interest Period, (b) Statutory Reserves and (c) Mandatory Cost, if any. The Adjusted EURIBOR Rate shall be adjusted automatically on and as of the effective date of any change in Statutory Reserves or Mandatory Cost.
     “Administrative Agent” shall have the meaning assigned to such term in the preamble hereto.
     “Administrative Agent Fees” shall have the meaning assigned to such term in Section 2.05(b).
     “Administrative Questionnaire” shall mean an Administrative Questionnaire in the form of Exhibit A, or such other form as may be supplied from time to time by the Administrative Agent.
     “Affected Lender” shall have the meaning ascribed to such term in Section 2.20(g).
     “Affiliate” shall mean, when used with respect to a specified person, another person that, directly or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the person specified; provided, however, that the term “Affiliate” shall also include any person that directly or indirectly owns 10% or more of any class of Equity Interests of the person specified or that is an officer or director of the person specified; provided further that none of the Agents, any Lender nor any Affiliate of the foregoing shall be considered an “Affiliate” of Dura or the Loan Parties for purposes of this Agreement by virtue of the transactions contemplated by the Loan Documents; provided further that GSO shall not be considered an “Affiliate” of Dura or the Loan Parties for the purposes of this Agreement.
     “Affiliate Subordination Agreement” shall mean an Affiliate Subordination Agreement in the form of Exhibit D pursuant to which intercompany obligations and advances owed by any Loan Party are subordinated to the Obligations.
     “Agency Fee Letter” shall mean the fee proposal dated June 9, 2008 from Deutsche Bank, Securities & Trust Services setting out the Administrative Agent Fees and the Collateral Agent Fees and the notice of acceptance of the Agency Fee Letter from Holding Germany dated June 13, 2008.
     “Agents” shall have the meaning assigned to such term in Article VIII.
     “Agreement” shall mean this Credit Agreement.
     “Anti-Terrorism Laws” shall mean the Executive Order, the Bank Secrecy Act (31 U.S.C. §§ 5311 et seq.), the Money Laundering Control Act of 1986 (18 U.S.C. §§ 1956 et seq.), the USA PATRIOT Act, the International Emergency Economic Powers Act (50 U.S.C. §§ 1701 et seq.), the Trading with the Enemy Act (50 U.S.C. App. §§ 1 et seq.), any other law or regulation administered by OFAC, and any similar law enacted in the United States after the date of this Agreement.
     “Applicable Margin” shall mean, for any day, with respect to any Term Loan, 9.25% per annum.
     “Approved Factoring Arrangements” shall mean receivables financing arrangements entered into and by and between the Loan Parties and factors on terms reasonably satisfactory to, and approved in writing by, the Required Lenders.
     “Approved Factors” shall mean factors that are counterparties to Approved Factoring Arrangements.
     “Arbitration Court” shall have the meaning assigned to such term in Section 9.15(b).
     “Asset Sale” shall mean any Disposition by any of the Loan Parties or any Subsidiary to any person other than a Loan Party of (a) any Equity Interests of any of the Loan Parties or the Subsidiaries (other than directors’ qualifying shares), (b) any other assets or property of the Loan Parties or any of the Subsidiaries (other than (i) inventory, damaged, obsolete or worn out assets, scrap and Permitted Investments, in each case Disposed of in the ordinary course of business and consistent with past practices, (ii) any Disposition or series of related Dispositions that yields gross proceeds (valued at the initial principal amount thereof, in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds) not in excess of €250,000 or its equivalent or (iii) a Disposition of accounts receivable pursuant to Approved Factoring Arrangements), or (c) all or substantially all of the assets of any Loan Party or any of the Subsidiaries, including any inventory, whether in one transaction or a series of transactions.
     “Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an Eligible Assignee, and accepted by the Administrative Agent, in the form of Exhibit B or such other form as shall be approved by the Administrative Agent.
     “Auditor’s Determination” shall have the meaning assigned to such term in section 10.10(c)(ii)(C).
     “Available Commitment” shall mean, in relation to the Term Loan Facility, each Lender’s Term Loan Commitment set forth on Schedule 2.01 minus the amount of its outstanding Term Loans under the Term Loan Facility.
     “Bankruptcy Code” shall have the meaning assigned to such term in the recitals hereto.
     “Bankruptcy Court” shall have the meaning assigned to such term in the recitals hereto.
     “Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America.
     “Body and Glass Division” shall mean the operating divisions of each Loan Party primarily engaged in the design and manufacture of component parts relating to the following product categories as described in the Disclosure Statement: glass systems, door systems and modules, engineered assemblies and exterior trim systems.
     “Borrower Materials” shall have the meaning assigned to such term in Section 9.01.
     “Borrowers” shall have the meaning assigned to such term in the preamble hereto.
     “Borrowing” shall mean a borrowing under the Term Loan Facility.
     “Borrowing Base” shall mean, as of any date of determination by the Administrative Agent, an amount equal to the sum of:
(a)	90% of cash held in Eligible Deposit Accounts as set forth on the most recent Borrowing Base Certificate; plus

(b)	40% of the Collateral Value of Eligible Inventory as set forth on the most recent Borrowing Base Certificate; plus

(c)	50% of the book value of Eligible PP&E as set forth on the most recent Borrowing Base Certificate, provided that the aggregate amount of Eligible PP&E included within the Borrowing Base shall at no time exceed 28% of the Borrowing Base; and, provided further, that at all times the portion of the Borrowing Base consisting of cash in Eligible Deposit Accounts shall be no less than the Minimum Cash Requirement.

     For purposes of this definition, the Collateral Values of Eligible Inventory shall be determined after deduction of all Eligibility Reserves then effective with respect to such items.
     “Borrowing Base Certificate” shall have the meaning assigned to such term in Section 5.04(l).
     “Borrowing Request” shall mean a request by German Parent on behalf of the Borrowers in accordance with the terms of Section 2.03 and substantially in the form of Exhibit C, or such other form as shall be approved by the Administrative Agent.
     “Breakage Event” shall have the meaning assigned to such term in Section 2.16.
     “Business Day” shall mean (a) any day other than a Saturday, Sunday or day on which commercial banks in New York City are authorized or required by law to close and (b) any day on which banks are not open for dealings in Euro deposits in the European interbank market.
     “Canadian Pledge Agreement” shall mean that certain pledge agreement entered into by Dura Holdings Canada LP and the Collateral Agent under French law in relation to the Equity Interests in Dura Automotive Systems, S.A.S.
     “Canadian Pledgor” shall mean Dura Holdings Canada LP as pledgor under the Canadian Pledge Agreement.
     “Capital Expenditures” shall mean, for any period, the sum (without duplication) of (a) the aggregate of all expenditures (paid in cash) in respect of additions to property, plant and equipment and other capital expenditures of German Parent and its consolidated Subsidiaries that are (or should be) set forth in a consolidated statement of cash flows of German Parent for such period prepared in accordance with GAAP, including, without limitation, all transactional costs incurred in connection with such expenditures provided the same have been capitalized and (b) the aggregate of all Capital Lease Obligations incurred by German Parent and its consolidated Subsidiaries during such period, but excluding in each case any such expenditure made to restore, replace or rebuild property to the condition of such property immediately prior to any damage, loss, destruction or condemnation of such property, to the extent such expenditure is made with insurance proceeds, condemnation awards or indemnification or damage recovery proceeds relating to any such damage, loss, destruction or condemnation as evidenced in writing and submitted to the Administrative Agent together with any Compliance Certificate delivered pursuant to Section 5.04(c).
     “Capital Lease Obligations” of any person shall mean the obligations of such person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.
     “Cash Pooling Arrangements” shall mean arrangements whereby cash is swept and transferred on a daily basis from any Loan Party or any Subsidiary to any other Loan Party or other Subsidiary.

     “Change in Control” shall be deemed to have occurred if after the Closing Date (a) any “person” or “group” (within the meaning of Rule 13d 5 of the Securities Exchange Act of 1934 as in effect on the date hereof), other than the Permitted Investors, shall own, directly or indirectly, beneficially or of record, shares representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of New Dura, (b) a majority of the seats (other than vacant seats) on the Governing Board of New Dura shall at any time be occupied by persons who were neither (i) nominated by the Governing Board of New Dura nor (ii) appointed by directors so nominated, (c) any change in control (or similar event, however denominated) with respect to New Dura, any Borrower, any Loan Party or any Subsidiary shall occur under and as defined in any indenture or agreement in respect of Material Indebtedness to which any such person is a party, (d) New Dura shall cease to directly or indirectly own, beneficially and of record, 100% of the issued and outstanding Equity Interests of any Borrower or (e) a change in control or similar concept, as defined in the U.S. ABL Facility, the U.S. Second Lien Credit Facility, the European Factoring Facilities or in any agreement evidencing Material Indebtedness shall occur.
     “Change in Law” shall mean (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority or any Lender after the date of this Agreement or (c) compliance by any Lender (or, for purposes of Section 2.15, by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.
     “Chapter 11 Cases” shall have the meaning assigned to such term in the recitals hereto.
     “Charges” shall have the meaning assigned to such term in Section 9.09.
     “Civil Code” shall mean Bürgerliches Gesetzbuch (BGB), as amended.
     “Civil Procedural Law” shall have the meaning assigned to such term in Section 11.01(a).
     “Closing Date” shall mean the date upon which all conditions precedent have been satisfied or waived.
     “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.
     “Coface” shall mean Coface Finanz GmbH or its Affiliate.
     “Coface Intercreditor Agreement” shall mean an intercreditor agreement by and among the Agents and Coface in form and substance satisfactory to the Required Lenders as the same may be amended, supplemented, modified or restated from time to time.
     “Collateral” shall mean, collectively, all of the “Collateral” as defined in any Security Document and shall also include the Mortgaged Properties.
     “Collateral Agent” shall have the meaning assigned to such term in the preamble hereto.

     “Collateral Agent Fees” shall have the meaning assigned to such term in Section 2.05(c).
     “Collateral Value” shall mean with respect to any item of Eligible Inventory, the Euro equivalent of the value (determined at the lower of cost, on a first-in, first-out, basis and market value) of such Eligible Inventory.
     “Commitment Fee” shall have the meaning assigned to such term in Section 2.05(a).
     “Commitment Letter” shall mean the Commitment Letter dated June 1, 2008, between Holding Germany, the Parent, Dura, New Dura and GSO.
     “Communications” shall have the meaning assigned to such term in Section 9.01.
     “Company Group” shall mean the Parent, New Dura and Dura and each of their Subsidiaries.
     “Compliance Certificate” shall mean a certificate in the form of Exhibit E and signed by a Financial Officer of German Parent.
     “Confirmation Order” shall have the meaning assigned to such term in the recitals hereto.
     “Consolidated Adjusted EBITDA” means, for any period, an amount determined for German Parent and its Subsidiaries on a consolidated basis equal to Consolidated Net Income, plus (i) to the extent reducing Consolidated Net Income, the sum, without duplication, of the amounts for such period of (a) consolidated interest expense, (b) consolidated income, withholding, franchise and similar tax expense, (c) total depreciation expense, (d) total amortization expense (including amortization of intangibles), (e) Transaction Costs (including fees, costs and expenses incurred in connection with the Approved Factoring Arrangements), so long as Transaction Costs are incurred on or prior to the Closing Date or, if incurred within one year after the Closing Date, do not exceed $8,000,000 in cash (and all non-cash charges whenever incurred with respect to the foregoing Transaction Costs), (f) cash non-recurring items and non-cash, non-recurring items reducing Consolidated Net Income, in each case, without duplication and including charges related to the ongoing operational restructuring provided, however, that cash operational restructuring charges shall not exceed $17,000,000 for the period commencing on the Closing Date through December 31, 2009 or $21,000,000 for the term of this Agreement (and provided further that any other non-recurring items shall not be included in the computation of any maximum amount set forth in this subclause (f)), (g) foreign exchange losses, (h) fees, costs and expenses of the German Parent and its Subsidiaries incurred as a result of Permitted Acquisitions, investments permitted hereunder, Asset Sales, any Equity Issuance or Indebtedness permitted hereunder, (i) non-cash compensation charges, including any such charges arising from stock options, restricted stock grants or other equity-incentive programs, (j) expenses to the extent actually reimbursed in cash under any indemnification, and (k) non-recurring (or recurring with respect to non-cash) losses as a result of fresh-start accounting procedures in connection with the emergence from the Chapter 11 Cases, minus (ii) to the extent included in Consolidated Net Income, the sum, without duplication, of the amounts for such period of (a) cash and non-cash non-recurring or (recurring with respect to non-cash) items increasing Consolidated Net Income for such period, (b) gains from extraordinary items, (c) foreign exchange gains and (d) non-recurring gains as a result of fresh-start accounting in connection with the emergence from the Chapter 11 Cases. For purposes of determining the Leverage Ratio as of or for the periods ended on June 30, 2008, September 30, 2008 and December 31, 2008, Consolidated Adjusted EBITDA will be deemed to be equal to (i) for the fiscal quarter ended September 30, 2007, €11,400,000, (ii) for the fiscal quarter ended December 31, 2007, €13,300,000 and (iii) for the fiscal quarter ended March 31, 2008, €14,900,000.
     “Consolidated Net Income” shall mean, for any period, the net income or loss of German Parent and the Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by the Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, statute, rule or governmental regulation applicable to such Subsidiary, (b) the income or loss of any person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with German Parent or any Subsidiary or the date that such person’s assets are acquired by German Parent or any Subsidiary, (c) the income of any person in which any other person (other than German Parent or a wholly owned Subsidiary or any director holding qualifying shares in accordance with applicable law) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to German Parent or a wholly owned Subsidiary by such person during such period and (d) any gains attributable to sales of assets outside of the ordinary course of business.
     “Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto.
     “Control Systems Division” shall mean the operating divisions of each Loan Party primarily engaged in the design and manufacture of component parts relating to the following product categories as described in the Disclosure Statement: driver control systems and seating control systems.
     “Corresponding Debt” shall have the meaning assigned to such term in Section 2.22(b).
     “Czech Borrower” shall have the meaning assigned to such term in the preamble hereto.
     “Czech Commercial Code” means Act No. 513/1991 Coll., Commercial Code, as amended.
     “Czech Expert Evaluation” means an evaluation issued by an expert in accordance with sections 59(3), 196a(3) and 196a(5) of the Czech Commercial Code in respect of each guarantee to be provided by any Czech Guarantor under section 10.01 of this Agreement, in each case in form and substance satisfactory to the Collateral Agent, determining the value of the granting of each guarantee by a Czech Guarantor and either (a) confirming that the guarantee and/or the security provided or to be provided by such Czech Guarantor in connection with this Agreement or an Approved Factoring Agreement is or will be granted on the terms usual in commercial dealings (in Czech “podmínky obvyklé v obchodním styku”) within the meaning of Section 196a(1), (2) of the Czech Commercial Code; or (b) assessing the conditions which must be satisfied for the terms of the guarantee and/or the security to be usual in commercial dealings (in Czech “podmínky obvyklé v obchodním styku”).
     “Czech Guarantors” shall mean the Subsidiary Guarantors incorporated or organized under the laws of the Czech Republic.
     “Czech Loan Parties” shall mean the Czech Borrower, the Czech Guarantors and the Czech Pledgors.
     “Czech Pledgors” shall mean the parties to the Security Documents incorporated or organized under the laws of the Czech Republic other than the Czech Borrowers and the Czech Guarantors.
     “Czech Security Agreements” shall mean the security agreements by and between any Czech Loan Party and the Collateral Agent or the other Secured Parties.
     “DABG” shall have the meaning assigned to such term in the preamble hereto.
     “Debtor Relief Laws” shall mean the Bankruptcy Code of the United States, the Spanish Insolvency Law (Ley concursal), the German Insolvency Code (Insolvenzordnung), Articles L.611—3 to L.611—15 and L.620—1 to L.644—6 of the French Commerce Code (Code de Commerce), Czech Insolvency Act no. 182/2006 Coll,., as amended, the Slovak Act No. 7/2005 Coll. on Insolvency and Restructuring, as amended, Romanian Insolvency Law No. 85 of 21 April 2006, the Insolvency Act 2000, as amended, the Insolvency Act 1986, as amended, Insolvency Act 2000, the Insolvency Rules 1986, the Cross Border Insolvency Regulations 2006, the Companies Act 1985, the EC Regulations on Insolvency Proceedings Act 2000 and the Enterprise Act 2002, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States, Spain, Germany, France, the Czech Republic, the Slovak Republic, England & Wales, Romania or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally (including, in the case of Loan Parties incorporated or organized in England or Wales, administration, administrative receivership, voluntary arrangement and schemes of arrangement).
     “Debtors” shall have the meaning assigned to such term in the recitals hereto.
     “Default” shall mean any event or condition which upon notice, lapse of time or both would constitute an Event of Default.
     “Deficiency Amount” shall mean, on any date of determination, the difference (only if positive) between (a) the product of (i) the total amount outstanding under the Term Loans multiplied by (ii) 115.0% minus (b) the Borrowing Base.
     “Designated Person” shall mean a person (a) listed in the annex to, or otherwise subject to the provisions of, the Executive Order, (b) named as a “Specially Designated National and Blocked person” on the most current list published by OFAC at its official website or any replacement website or other replacement official publication of such list or (c) with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law.
     “Disclosure Statement” shall mean the Disclosure Statement for the Debtors’ Plan of Reorganization dated March 13, 2008, as supplemented.
     “Disposition” shall mean any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition of assets or property (by way of merger, casualty, condemnation or otherwise) and the terms “Dispose” and “Disposed of” shall have the correlative meanings; provided, however, that the terms “Disposition,” “Dispose” and “Disposed of” shall exclude any Equity Issuance.
     “Disqualified Stock” shall mean any Equity Interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, or requires the payment of any cash dividend or any other scheduled payment constituting a return of capital, in each case at any time on or prior to the first anniversary of the Term Loan Maturity Date or (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Equity Interest referred to in clause (a) above, in each case at any time prior to the first anniversary of the Term Loan Maturity Date.
     “Documents” means any “document” (as such term is defined in the UCC or in any similar statute of Germany, the Czech Republic or any other relevant jurisdiction, or any political subdivision thereof, as applicable), including electronic documents, now owned or hereafter acquired by any Loan Party, wherever located.
     “Dormant Subsidiary” shall mean any Subsidiary which is a shell company, dormant or otherwise inactive and whose assets shall at no time exceed €50,000.
     “Dura” shall mean Dura Operating Corp.
     “Einbeck” shall have the meaning assigned to such term in the preamble hereto.
     “Eligibility Reserves” shall mean reserves against Eligible Inventory that the Required Lenders may establish from time to time as they deem appropriate in its discretion, such discretion to be exercised in a commercially reasonable manner in accordance with customary business practices for comparable transactions, to reflect risks or contingencies arising after the Closing Date, or to reflect risks of statutory and contractual rights of retention on the Inventory of the Loan Parties existing on or after the Closing Date which may affect such items. Any addition to, or increase in, Eligibility Reserves shall be made in consultation with the Borrowers and shall not be effective until three Business Days after notice thereof is given by the Administrative Agent (on behalf of the Required Lenders) to the Borrowers.

     “Eligible Assignee” shall mean (a) a Lender, (b) an Affiliate of a Lender or (c) a Related Fund; provided that, notwithstanding the foregoing, “Eligible Assignee” shall not include Dura or any of Dura’s Affiliates.
     “Eligible Deposit Accounts” shall mean, as of any date of determination and without duplication, all of the cash accounts owned by the Loan Parties over which the Collateral Agent has for the benefit of the Secured Parties, or the Secured Parties have directly, a first priority perfected security interest, which are reflected in the most recent Borrowing Base Certificate delivered by German Parent to the Administrative Agent, but excluding, in any event, deposit accounts which are not owned by the applicable Loan Party free and clear of all Liens and rights of any person (other than the Collateral Agent and the Secured Parties), except (a) non-consensual Liens arising by operation of law which are junior to the Liens in favor of the Collateral Agent or the Secured Parties, (b) inchoate Liens with respect to amounts not yet due and payable and (c), with respect to deposit accounts owned by the German Loan Parties, the Czech Loan Parties, the Spanish Loan Parties, the English Loan Parties and the Slovak Loan Parties, Liens of Coface subject to the Coface Intercreditor Agreement.
     “Eligible Inventory” shall mean, as of any date of determination and without duplication, all of the Inventory owned by the German Loan Parties or the Czech Loan Parties over which the Collateral Agent has for the benefit of the Secured Parties, or the Secured Parties have directly, a first-priority perfected security interest, which are reflected in the most recent Borrowing Base Certificate delivered by German Parent to the Administrative Agent, except any Inventory to which any of the exclusionary criteria set forth below applies. The Required Lenders shall have the right to establish or modify or eliminate Eligibility Reserves against Eligible Inventory from time to time. Eligible Inventory shall not include any Inventory that:
          (a) is not owned by the applicable Loan Party free and clear of all Liens and rights of any other person (including the rights of a purchaser that has made progress payments and the rights of a surety that has issued a bond to assure such Loan Party’s performance with respect to that Inventory), except (i) Liens in favor of the Collateral Agent, on behalf of itself and the other Secured Parties or the Secured Parties, on their own behalf, (ii) non-consensual Liens arising by operation of law which are junior to the Liens in favor of the Collateral Agent or the Secured Parties described in clause (i) above and (iii) inchoate Liens with respect to amounts not yet due and payable;
          (b) (i) is not located on premises owned or leased by the applicable Loan Party, (ii) is stored at a leased location, unless (A) within 60 days of the Closing Date, a landlord waiver satisfactory to the Required Lenders has been delivered to the Collateral Agent, or (B) Eligibility Reserves satisfactory to the Required Lenders have been established with respect thereto, (iii) is stored with a bailee or warehouseman, unless (A) within 60 days of the Closing Date, a bailee letter satisfactory to the Required Lenders has been delivered to the Collateral Agent or (B) Eligibility Reserves satisfactory to the Required Lenders have been established with respect thereto or (iv) is located at a location owned by the applicable Loan Party subject to a mortgage in favor of a lender other than the Collateral Agent, unless (x) within 60 days of the Closing Date, a mortgagee waiver reasonably satisfactory to the Required Lenders has been delivered to the Collateral Agent or (y) Eligibility Reserves satisfactory to the Required Lenders have been established with respect thereto;

          (c) is placed on consignment by the applicable Loan Party or is in transit;
          (d) is covered by a negotiable Document, unless such Document has been delivered to the Collateral Agent, with all necessary endorsements, free and clear of all Liens, except (i) Liens in favor of the Collateral Agent, on behalf of itself and the other Secured Parties or the Secured Parties, on their own behalf, (ii) non-consensual Liens arising by operation of law which are junior to the Liens in favor of the Collateral Agent and the Secured Parties described in clause (i) above and (iii) inchoate Liens with respect to amounts not yet due and payable;
          (e) is obsolete, unsaleable, shopworn, seconds, damaged or unfit for sale;
          (f) consists of display items or packing or shipping materials, manufacturing supplies or replacement parts;
          (g) consists of goods which have been returned by the buyer, unless such goods are conforming goods that are readily saleable in the ordinary course of business;
          (h) is not of a type held for sale in the ordinary course of the applicable Loan Party’s business;
          (i) as to which the Collateral Agent’s Lien thereon, on behalf of itself and the other Secured Parties (or, as the case may be, the Secured Party’s direct Lien thereon) is not a first priority perfected Lien;
          (j) as to which any of the representations or warranties in the Loan Documents are untrue in any material respect;
          (k) consists of (i) Hazardous Materials or (ii) goods, in each case that can be transported or sold only with licenses that are not readily available; or
          (l) is not covered by casualty insurance to the extent required under Section 5.02.
     “Eligible PP&E” shall mean, as of any date of determination and without duplication, all real estate, machinery and equipment (“PP&E”) owned by the German Loan Parties or the Czech Loan Parties over which the Collateral Agent has for the benefit of the Secured Parties, or the Secured Parties have directly, a first-priority perfected security interest which is reflected in the most recent Borrowing Base Certificate delivered by German Parent to the Administrative Agent, but excluding in any event (a) PP&E which is (i) not owned by the applicable Loan Party free and clear of all Liens and rights of any other person (other than the Collateral Agent and the Secured Parties), except (i) non-consensual Liens arising by operation of law which are junior to the Liens in favor of the Collateral Agent or the Secured Parties described and (ii) inchoate Liens with respect to amounts not yet due and payable, (b) PP&E which is not in good condition or fails to meet standards for sale or use imposed by governmental agencies, departments or divisions having regulatory authority over such PP&E, (c) PP&E which is not useable or salable at prices approximating its depreciated value in the ordinary course of the business, (d) PP&E located outside of Germany or the Czech Republic, (e) PP&E located at a location not owned by a Loan Party unless within 60 days of the Closing Date, a lessor waiver reasonably satisfactory to the Required Lenders has been delivered to the Collateral Agent and (f) PP&E which is leased or on consignment.
     “English Guarantor” shall mean the Subsidiary Guarantors incorporated or organized under the laws of England and Wales.
     “English Loan Parties” shall mean the English Guarantors and the English Pledgors.
     “English Pledgors” shall mean the parties to the Security Documents incorporated or organized under the laws of England and Wales other than the English Guarantors.
     “English Security Agreements” shall mean the security agreements by and between any English Loan Party and the Collateral Agent or the other Secured Parties.
     “Environmental Laws” shall mean all applicable U.S. Federal, state, local and foreign laws (including common law), treaties, regulations, rules, ordinances, codes, decrees, judgments, directives, orders (including consent orders) and agreements in each case, relating to protection of the environment, natural resources, human health and safety or the presence, Release of, or exposure to, Hazardous Materials, or the generation, manufacture, processing, distribution, use, treatment, storage, transport, recycling or handling of, or the arrangement for such activities with respect to, Hazardous Materials.
     “Environmental Liability” shall mean all liabilities, obligations, damages, losses, claims, actions, suits, judgments, orders, fines, penalties, fees, expenses and costs (including administrative oversight costs, natural resource damages and remediation costs), whether contingent or otherwise, arising out of or relating to (a) compliance or non-compliance with any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
     “Environmental Permit” shall mean any permit, license, approval, consent, registration, notification, exemption or other authorization by or from a Governmental Authority necessary to operate the respective businesses of German Parent or the Subsidiaries or otherwise required under any Environmental Law.
     “Equity Interests” shall mean (a) in the case of a corporation, capital stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (c) in the case of a partnership, partnership interests (whether general or limited), (d) in the case of a limited liability company, membership interests and (e) any other option, warrant, interest or participation that confers on a person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing person.
     “Equity Issuance” shall mean any issuance or sale by German Parent or any of its Subsidiaries of any Equity Interests of German Parent or any such Subsidiary, as applicable.

     “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.
     “ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with a Loan Party, is treated as a single employer under Section 414(b) or (c) of the Code, or solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
     “ERISA Event” shall mean (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan (other than an event for which the 30-day notice period is waived), (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived, (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, (d) the incurrence by a Loan Party or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan or the withdrawal or partial withdrawal of a Loan Party or any of its ERISA Affiliates from any Plan or Multiemployer Plan, (e) the receipt by a Loan Party or any of its ERISA Affiliates from the PBGC or a plan administrator of any notice relating to the intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan, (f) the adoption of any amendment to a Plan that would require the provision of security pursuant to Section 401(a)(29) of the Code or Section 307 of ERISA, (g) the receipt by a Loan Party or any of its ERISA Affiliates of any notice, or the receipt by any Multiemployer Plan from a Loan Party or any of its ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA, (h) the occurrence of a “prohibited transaction” with respect to which a Loan Party or any of the Subsidiaries is a “disqualified person” (within the meaning of Section 4975 of the Code) or with respect to which a Loan Party or any such Subsidiary could otherwise be liable, (i) any Foreign Benefit Event or (j) any other event or condition with respect to a Plan or Multiemployer Plan that could result in liability of a Loan Party or any Subsidiary.
     “EURIBOR Rate” shall mean the Banking Federation of the European Union Rate for deposits in Euro for a period equal to such Interest Period displayed on the Reuters screen page (or such other screen page as the parties may agree) at 11:00am New York time on the first day of the Interest Period to which interest under this Agreement relates (the “Relevant Date”). If that rate does not appear on the Reuters screen page (or such other screen page as the parties may agree) on the Relevant Date, the rate will be determined on the basis of a rate determined by the Required Lenders at 11:00am New York time on the Relevant Date; and provided that at no time shall the EURIBOR Rate be less than 4.50% per annum.
     “Euro” or “€” shall mean the lawful currency of Participating Member States.
     “European Factoring Facilities” shall mean all European factoring facilities secured by certain foreign receivables and to be entered into on or before the Closing Date in an aggregate principal amount of approximately $80,000,000 to be funded on the Closing Date.
     “Event of Default” shall have the meaning assigned to such term in Article VII.

     “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
     “Excluded Taxes” shall mean, with respect to the Agents, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder, income or franchise taxes imposed on (or measured by) its net income by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located.
     “Executive Order” shall mean the US Executive Order No. 13224 on Blocking Property and Prohibiting Transactions with Persons who Commit, Threaten to Commit, or Support Terrorism, which came into effect on 24 September 2001.
     “Existing Debt” shall mean all Indebtedness of the Loan Parties existing on the Closing Date, which shall be specified on Schedule 1.01(d).
     “Existing DIP Agreement” shall mean that certain $170 million Senior Secured Superpriority Debtor-in-Possession Term Loan and Guaranty Agreement by and among the Debtors, Ableco Finance LLC and the lenders party thereto dated January 30, 2008, together with that certain $115 million Senior Secured Super-Priority Debtor-in-Possession Revolving Credit and Guaranty Agreement by and among the Debtors, General Electric Capital Corporation and the lenders party thereto, dated as of November 30, 2006, as each such agreement has been amended, modified or supplemented.
     “Exit Facilities” shall mean the U.S. ABL Facility, the European Factoring Facilities, the U.S. Second Lien Credit Facility and the credit facility extended pursuant to this Agreement.
     “Exit Financing” shall mean the Exit Facilities.
     “Facility Office” shall mean the office or offices notified by a Lender to the Administrative Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement.
     “Fair Labor Standards Act” shall mean the Fair Labor Standards Act of 1938, 29 U.S.C. §§ 201, et seq. and the regulations promulgated thereunder, in each case, as the same may be amended from time to time.
     “Fees” shall mean the Commitment Fee, the Administrative Agent Fees and the Collateral Agent Fees.
     “Financial Covenants” shall mean the covenants set forth in Sections 6.10 and 6.11.
     “Financial Officer” of any person shall mean the chief executive officer, financial officer, principal accounting officer, treasurer, assistant treasurer or controller of such person.
     “Fiscal Quarter” shall mean a fiscal quarter of any Fiscal Year.

     “Fiscal Year” shall mean the twelve-month fiscal period of German Parent and the Subsidiaries commencing on January 1 of each calendar year and ending on December 31 of each calendar year. For purposes of this Agreement, any particular Fiscal Year shall be designated by reference to the calendar year in which such Fiscal Year ends.
     “Foreign Benefit Event” shall mean, with respect to any Foreign Pension Plan, (a) the existence of unfunded liabilities in excess of the amount permitted under any applicable law, or in excess of the amount that would be permitted absent a waiver from a Governmental Authority, (b) the failure to make the required contributions or payments, under any applicable law, on or before the due date for such contributions or payments, (c) the receipt of a notice by a Governmental Authority relating to the intention to terminate any such Foreign Pension Plan or to appoint a trustee or similar official to administer any such Foreign Pension Plan, or alleging the insolvency of any such Foreign Pension Plan, (d) the incurrence of any liability in excess of €2,500,000 by German Parent or any Subsidiary thereof under applicable law on account of the complete or partial termination of such Foreign Pension Plan or the complete or partial withdrawal of any participating employer therein or (e) the occurrence of any transaction that is prohibited under any applicable law and that could reasonably be expected to result in the incurrence of any liability by German Parent or any of the Subsidiaries, or the imposition on German Parent or any of the Subsidiaries of any fine, excise tax or penalty resulting from any noncompliance with any applicable law, in each case in excess of €2,500,000.
     “Foreign Lender” shall mean any Lender that is organized under the laws of a jurisdiction other than that in which the applicable Borrower is located.
     “Foreign Pension Plan” shall mean any benefit plan that under applicable law is required to be funded through a trust or other funding vehicle other than a trust or funding vehicle maintained exclusively by a Governmental Authority.
     “GAAP” shall mean U.S. GAAP or German GAAP as the applicable context requires.
     “German Borrowers” shall have the meaning assigned to such term in the preamble hereto.
     “German GAAP” shall mean, with respect to any company having its seat in the Federal Republic of Germany, Grundsätze ordnungsmäßiger Buchführung under the German Commercial Code (Handelsgesetzbuch, HGB) including, where permitted by applicable law, IFRS or US GAAP.
     “German Guarantors” shall mean those Subsidiary Guarantors incorporated or organized under the laws of Germany.
     “German Loan Parties” shall mean the German Borrowers, the German Guarantors and the German Pledgors.
     “German Parent” shall have the meaning assigned to such term in the preamble hereto.

     “German Pledgors” shall mean the parties to the Security Documents incorporated or organized under the laws of Germany other than the German Borrowers and the German Guarantors.
     “German Security Agreements” shall mean the security agreements by and among any German Loan Party and the Collateral Agent or the other Secured Parties.
     “GmbH-Act” shall have the meaning assigned to such term in Section 10.10(c)(ii)(A).
     “Governing Board” shall mean, with respect to any person, the board of directors, board of governors or other body or entity that sets overall institutional direction for such person, or if such person is owned or managed by a single entity, the Governing Board of such entity.
     “Governmental Authority” shall mean any U.S. Federal, state, local or applicable foreign court or governmental agency, authority, instrumentality or regulatory body.
     “Granting Lender” shall have the meaning assigned to such term in Section 9.04(i).
     “GSO” shall mean GSO Capital Partners LP and its Affiliates and any Related Funds of the foregoing.
     “Guarantee” of or by any person shall mean any obligation, contingent or otherwise, of such person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such person, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness or other obligation, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment of such Indebtedness or other obligation or (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation; provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.
     “Guaranteed Obligations” shall have the meaning assigned to such term in Section 10.10(a).
     “Guarantors” shall mean, collectively, the Borrowers, the Subsidiary Guarantors, German Parent and Holding Germany.
     “Hazardous Materials” shall mean (a) any petroleum products or byproducts and all other hydrocarbons, coal ash, radon gas, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, chlorofluorocarbons and all other ozone-depleting substances and (b) any chemical, material, substance or waste that is prohibited, limited or regulated by or pursuant to any Environmental Law.

     “Hedging Agreement” shall mean any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.
     “Holding Company” shall mean any of Holding Germany, Holding KG or the German Parent.
     “Holding Germany” shall have the meaning assigned to such term in the preamble hereto.
     “Holding KG” shall have the meaning assigned to such term in the preamble hereto.
     “IFRS” means international accounting standards within the meaning of the IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements
     “Improvements” shall mean all buildings, structures and other improvements now or at any time situated, placed or constructed upon Real Property.
     “Indebtedness” of any person shall mean, without duplication, (a) all obligations of such person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such person upon which interest charges are customarily paid (excluding non-factored trade accounts payable that are less than 90 days past due, accrued obligations, operating lease obligations, customer deposits and deferred liabilities other than for borrowed money, all incurred in the ordinary course of business), (d) all obligations of such person under conditional sale or other title retention agreements relating to property or assets purchased by such person, (e) all obligations of such person issued or assumed as the deferred purchase price of property or services (excluding trade accounts payable that are less than 90 days past due, accrued obligations, operating lease obligations, customer deposits and deferred liabilities other than for borrowed money, all incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such person, whether or not the obligations secured thereby have been assumed, provided, that the amount of Indebtedness under this clause (f) shall be limited to the fair market value of the property (or assets) subject to such Lien, (g) all Guarantees by such person of Indebtedness of others, (h) all Capital Lease Obligations of such person, (i) all obligations of such person as an account party in respect of letters of credit, (j) all obligations of such person in respect of bankers’ acceptances, (k) all obligations under any Hedging Agreement to the extent required to be reflected on a balance sheet of such person and (l) the aggregate amount of receivables subject to factoring arrangements. The Indebtedness of any person shall include the Indebtedness of any partnership in which such person is a general partner.
     “Indemnified Liabilities” shall have the meaning assigned to such term in Section 9.05(b).
     “Indemnified Taxes” shall mean Taxes other than Excluded Taxes.
     “Information” shall have the assigned to such term in Section 9.16.

     “Intellectual Property” shall mean, collectively, intangible property including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, trade secrets and trade secret licenses.
     “Intercreditor Agreement” shall mean the Coface Intercreditor Agreement, the Second Lien Intercreditor Agreement and any other intercreditor agreement by and among the Agents and another party in form and substance satisfactory to the Required Lenders in respect of the priority of the Obligations or the Liens securing the Obligations.
     “Interest Payment Date” shall mean, with respect to any Term Loan, the last day of the Interest Period applicable to the Borrowing of which such Term Loan is a part and, in the case of a Term Loan with an Interest Period of more than three months’ duration, each day that would have been an Interest Payment Date had successive Interest Periods of three months’ duration been applicable to such Borrowing.
     “Interest Period” shall mean, with respect to any Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is 1, 2, 3 or 6 months thereafter, as German Parent may elect on behalf of the Borrowers; provided, however, that (a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such next succeeding Business Day falls in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period and (c) no Interest Period for any Term Loan shall extend beyond the Term Loan Maturity Date. Interest shall accrue from and including the first day of an Interest Period to, but excluding, the last day of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.
     “Inventory” shall mean any “inventory” (as such term is defined in the UCC or in any similar statute of the Germany and the Czech Republic or any other relevant jurisdiction, or any political subdivision thereof, as applicable), now owned or hereafter acquired by any Loan Party, wherever located, including inventory, merchandise, goods and other personal property that are held by or on behalf of any Loan Party for sale or lease or are furnished or are to be furnished under a contract of service, or that constitute raw materials, work in process, finished goods, returned goods, supplies or materials of any kind, nature or description used or consumed or to be used or consumed in such Loan Party’s business or in the processing, production, packaging, promotion, de-livery or shipping of the same, including all supplies and embedded software
     “Lenders” shall mean (a) the persons listed on Schedule 2.01 (other than any such person that has ceased to be a party hereto pursuant to an Assignment and Acceptance) and (b) any person that has become a party hereto pursuant to an Assignment and Acceptance.

     “Leverage Ratio” shall mean, on a consolidated basis, the ratio of Total Debt on such date to Consolidated Adjusted EBITDA for the period of four consecutive Fiscal Quarters most recently ended on or prior to such date.
     “Lien” shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, encumbrance, charge or security interest in or on such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.
     “Loan Documents” shall mean this Agreement, the Security Documents, the Affiliate Subordination Agreements, the Commitment Letter, each Borrowing Base Certificate, the Post-Closing Agreement, each Accession Agreement and any other document, instrument or agreement executed in connection with the foregoing.
     “Loan Parties” shall mean the Borrowers, the Guarantors and the Pledgors, excluding any Pledgor incorporated or organized in the United States.
     “Management Determination” shall have the meaning assigned to such term in section 10.10(c)(ii)(C).
     “Mandatory Cost” shall mean, in relation to a Term Loan or an overdue amount, the cost (as notified by each Lender to the Administrative Agent) as imputed to each Lender, in relation to such Term Loan or overdue amount (a) for any Lender, of compliance with the mandatory liquid assets requirements or reserve requirements or cash margin or other costs of any banking supervision and/or any relevant banking, monetary or financial regulatory authority (including without limitation the European Central Bank) or any of its successor authorities during the term of that Term Loan or the Interest Period relating to the overdue amount expressed as a percentage per annum; and (b) for a Lender lending through an entity incorporated or resident in the United Kingdom, the percentage rate per annum calculated by that Lender in accordance with Schedule 1.01(a).
     “Margin Stock” shall have the meaning assigned to such term in Regulation U.
     “Market Disruption Event” shall have the meaning assigned to such term in Section 2.08.
     “Material Adverse Effect” shall mean (a) a material adverse change in, or a material adverse effect upon, the business, assets, operations or financial condition of New Dura and its Subsidiaries, taken as a whole, (b) a material adverse change in, or a material adverse effect upon, the business, assets, operations or financial condition of German Parent and the Subsidiaries, taken as a whole, (c) a material impairment of the ability of German Parent or any Loan Party to perform any of its obligations under any Loan Document to which it is or will be a party or (d) a material adverse effect upon the legality, validity, binding effect or enforceability of any Loan Document or on the rights and remedies of or benefits available to the Lenders under the Loan Documents; provided that, solely for purposes of the closing and the initial funding of the Term Loans, nothing as disclosed in (i) Dura’s Annual Report on Form 10-K for the year ended December 31, 2006 and/or (ii) the Disclosure Statement shall, in any case, in and of itself based solely on facts as disclosed therein (without giving effect to any developments not disclosed therein), be deemed to constitute a Material Adverse Effect.
     “Material Indebtedness” shall mean Indebtedness (other than the Term Loans), or obligations in respect of one or more Hedging Agreements, including, the total amount of receivables subject to receivables factoring or similar arrangements, of any one or more of German Parent or any Subsidiary, in an individual principal amount exceeding €2,500,000 or in an aggregate principal amount exceeding €6,500,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of German Parent or any Subsidiary in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that German Parent or such Subsidiary would be required to pay if such Hedging Agreement were terminated at such time.
     “Maximum Guaranteed Amount” shall have the meaning assigned to such term in Section 10.10(b)(i)(B).
     “Maximum Rate” shall have the meaning assigned to such term in Section 9.09.
     “Minimum Cash Requirement” shall mean (a) from and including the Closing Date to but excluding October 31, 2008, the lesser of (i) €18,058,690.74 plus any Net Cash Proceeds certified by the German Parent as being received by German Parent and the Subsidiaries in connection with any Systems Reiche Asset Sale and (ii) €19,348,597.23 and (b) thereafter, €19,348,597.23.
     “Mortgaged Properties” shall mean, initially, the owned Real Properties and leasehold and subleasehold interests of the Loan Parties specified on Schedule 1.01(c), and shall include each other parcel of Real Property and Improvements thereto with respect to which a Mortgage is granted pursuant to Section 5.12.
     “Mortgages” shall mean, collectively, the mortgages, deeds of trust, leasehold mortgages, assignments of leases and rents, modifications and other security documents delivered pursuant to Section 4.01(o) or pursuant to Section 5.12.
     “Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
     “Net Assets” shall have the meaning assigned to such term in Section 10.10(c)(ii)(A).
     “Net Cash Proceeds” shall mean (a) with respect to any Asset Sale, the cash proceeds (including cash proceeds subsequently received (as and when received) in respect of non-cash consideration initially received), net of (i) selling expenses (including reasonable broker’s fees or commissions, legal fees, transfer and similar taxes and German Parent’s good faith estimate of income taxes paid or payable in connection with such sale), (ii) amounts provided as a reserve, in accordance with GAAP, against any liabilities under any indemnification obligations or purchase price adjustment associated with such Asset Sale (provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds) and (iii) the principal amount, premium or penalty, if any, interest and other amounts on any

Indebtedness for borrowed money which is secured by the asset sold in such Asset Sale and which is required to be repaid with such proceeds (other than any such Indebtedness assumed by the purchaser of such asset); provided, however, that, if (x) German Parent shall deliver a certificate of its Financial Officer to the Administrative Agent at the time of receipt thereof setting forth German Parent’s and its Subsidiaries’ intent to reinvest such proceeds in productive assets of a kind then used or usable in the business of German Parent and the Subsidiaries within one year of receipt of such proceeds and (y) no Default or Event of Default shall have occurred and shall be continuing at the time of such certificate or at the proposed time of the application of such proceeds, such proceeds shall not constitute Net Cash Proceeds except to the extent not so used at the end of such one year period, at which time such proceeds shall be deemed to be Net Cash Proceeds; and (b) with respect to any issuance or incurrence of Indebtedness, the cash proceeds thereof, net of all taxes and customary fees, commissions, costs and other expenses incurred in connection therewith.
     “Net Insurance/Condemnation Proceeds” shall mean any Cash payments or proceeds received by any Loan Party or any of the Subsidiaries (a) under any casualty insurance policy in respect of a covered loss thereunder or (b) as a result of the taking of any assets of any Loan Party or any of the Subsidiaries by any person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking, in each case net of any actual and reasonable documented costs incurred by any Loan Party or any of the Subsidiaries in connection with the adjustment or settlement of any claims of such Loan Party or such Subsidiary in respect thereof.
     “New Dura” shall mean Dura Automotive Systems, Inc. (f/k/a New Dura, Inc.), a holding company to be formed on or before the Closing Date.
     “Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party and its Subsidiaries arising under any Loan Document or otherwise with respect to any Term Loan whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or Subsidiary of any proceeding under any Debtor Relief Laws naming such person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding. Without limiting the generality of the foregoing, the Obligations include (a) the obligation (including guarantee obligations) to pay principal, interest, charges, expenses, fees, attorneys fees and expenses, indemnities and other amounts payable by any Loan Party or Subsidiary under any Loan Document and (b) the obligation of any Loan Party or Subsidiary to reimburse any amount in respect of any of the foregoing that any Lender, in its sole discretion, may elect to pay or advance on behalf of such Loan Party or such Subsidiary.
     “OFAC” shall mean the Office of Foreign Assets Control of the United States Department of the Treasury.
     “Other Taxes” shall mean any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.

     “Parent” shall have the meaning assigned to such term in the recitals hereto.
     “Parallel Debt” shall have the meaning assigned to such term in Section 2.22(b).
     “Participating Member State” shall mean any member state of the European Union which has adopted or which adopts the Euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.
     “Party” shall mean a party to this Agreement and includes persons becoming party to this Agreement pursuant to Section 9.04 or in any way permitted under this Agreement.
     “PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.
     “Permitted Acquisition” shall mean any acquisition by German Parent or any of its direct or indirect wholly-owned Subsidiaries, whether by purchase, merger or otherwise, of all or substantially all of the assets of, all of the Equity Interests of, or a business line or unit or a division of, any Person; provided, that:
          (a) immediately prior to, and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing or would result therefrom;
          (b) all transactions in connection therewith shall be consummated, in all material respects, in accordance with all applicable laws and in conformity with all material applicable authorizations of Governmental Authorities;
          (c) in the case of the acquisition of Equity Interests, all of the Equity Interests (except for any such Equity Interests in the nature of directors’ qualifying shares required pursuant to applicable law or other nominal shares required to be issued pursuant to applicable law) acquired or otherwise issued by such Person or any newly formed Subsidiary of German Parent in connection with such acquisition shall be owned directly or indirectly 100% by German Parent and shall be pledged and such Person shall become a Guarantor and pledge its assets as requested by the Required Lenders;
          (d) German Parent and its Subsidiaries shall be in compliance with the financial covenants set forth in Section 6.11 on a pro forma basis after giving effect to such acquisition as of the last day of the Fiscal Quarter most recently ended;
          (e) German Parent shall have delivered to Administrative Agent (i) at least ten Business Days prior to such proposed acquisition, (A) a Compliance Certificate evidencing compliance with Section 6.11 as required under clause (d) above and (B) all other relevant financial information with respect to such acquired assets, including the aggregate consideration for such acquisition and any other information required to demonstrate compliance with Section 6.11 and (ii) promptly upon the reasonable request by Administrative Agent or the Required Lenders, (i) a copy of the purchase agreement related to the proposed Permitted Acquisition (and any related documents reasonably requested by Administrative Agent or the Required Lenders) and (ii) quarterly and annual financial statements of the Person whose Equity Interest or assets are being acquired for the twelve month (12) month period immediately prior to such proposed Permitted Acquisition, including any audited financial statements that are available; and
          (f) any Person or assets or division as acquired in accordance herewith shall be in same business or lines of business in which German Parent and/or its Subsidiaries are engaged as of the Closing Date (or reasonably related, ancillary, corollary or complementary businesses thereto).
     “Permitted Investments” shall mean:
          (a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America) or any member state of the European Union, in each case maturing within one year from the date of acquisition thereof;
          (b) investments in commercial paper maturing within 364 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;
          (c) investments in certificates of deposit, banker’s acceptances and time deposits maturing within one year from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, the Administrative Agent or any commercial bank (which has outstanding debt securities rated as referred to in paragraph (b) above) that has a combined capital and surplus and undivided profits of not less than €500,000,000;
          (d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria of clause (c) above;
          (e) investments in “money market funds” within the meaning of Rule 2a-7 of the Investment Company Act of 1940, as amended, substantially all of whose assets are invested in investments of the type described in clauses (a) through (d) above; and
          (f) other short-term investments utilized in accordance with normal investment practices for cash management in investments of a type analogous to the foregoing.
     “Permitted Investors” shall mean GSO and Pacificor, LLC.
     “Permitted Jurisdictions” shall mean jurisdictions where German Parent and the Subsidiaries are operating on the Closing Date and China, Russia, Morocco, Bulgaria, Turkey, Thailand and Mexico.
     “Permitted Liens” shall mean Liens permitted under Section 6.02.

     “person” shall mean any natural person, corporation, business trust, joint venture, association, company, limited liability company, partnership, Governmental Authority or other entity.
     “Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which any Loan Party or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
     “Plan of Reorganization” shall have the meaning assigned to such term in the recitals hereto.
     “Platform” shall have the meaning assigned to such term in Section 9.01.
     “Pledgors” shall mean the Czech Pledgors, the English Pledgors, the German Pledgors, the Romanian Pledgors, the Slovak Pledgors, the Spanish Pledgors, the U.S. Pledgors the Canadian Pledgor and the Portuguese Pledgor.
     “Plettenberg” shall have the meaning assigned to such term in the preamble hereto.
     “Portuguese Pledgor” shall mean Dura Automotive Portuguesa — Indústria de Componentes para Automóveis, Ltda.
     “Portuguese Pledge Agreement” shall mean that certain pledge agreement entered into by Dura Automotive Portuguesa — Indústria de Componentes para Automóveis, Ltda. and the Collateral Agent under German law in relation to the Equity Interests in Dura Automotive Finanzierungsgesellschaft mbH.
     “Post Closing Agreement” shall mean an agreement by and among the Loan Parties, the Lenders and the Agents dated on or around the date hereof pursuant to which the Loan Parties shall perform certain post-closing covenants identified therein substantially in the form of Exhibit G.
     “Public Lender” shall have the meaning assigned to such term in Section 9.01.
     “Qualified Capital Stock” of any person shall mean any Equity Interest of such person that is not Disqualified Stock.
     “Real Property” shall mean, collectively, all right, title and interest of German Parent or any Subsidiary (including, without limitation, any leasehold or mineral estate) in and to any and all parcels of real property owned or operated by German Parent or any Subsidiary, whether by lease, license or other use agreement, together with, in each case, all Improvements and appurtenant fixtures, equipment, personal property, easements and other property and rights incidental to the ownership, lease or operation thereof.
     “Register” shall have the meaning assigned to such term in Section 9.04(d).

     “Regulation D” shall mean Regulation D of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
     “Regulation S-X” shall mean Regulation S-X under the Securities Act of 1930, as amended.
     “Regulation T” shall mean Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
     “Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
     “Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
     “Related Fund” shall mean, with respect to any Lender that is a fund or commingled investment vehicle that invests in bank loans, any other fund that invests in bank loans and is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.
     “Related Parties” shall mean, with respect to any specified person, such person’s Affiliates and the respective directors, trustees, officers, employees, agents and advisors of such person and such person’s Affiliates.
     “Release” shall mean any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment or within or upon any building, structure, facility or fixture.
     “Relevant Jurisdiction” means, in relation to a Borrower or any other Loan Party, (a) its jurisdiction of incorporation, (b) any jurisdiction where any asset subject to or intended to be subject to a Security Document is situated, (c) any jurisdiction where it conducts its business and (d) the jurisdiction whose laws govern the perfection of any of the Security Documents entered into by it.
     “Required Lenders” shall mean, at any time, Lenders having Term Loans and Term Loan Commitments representing more than 50% of the sum of all Term Loans outstanding and Term Loan Commitments at such time.
     “Repatriation” means the payment by an Loan Party on the Closing Date, by means of dividend or other distribution, intercompany loan or repayment of intercompany loan of proceeds of the Term Loans and the European Factoring Facilities and cash on hand, to any other Loan Party or Subsidiary, which payment is ultimately used to repay amounts owing under the Existing DIP Facility or under transaction fees, convenience class payments, administrative claims or similar concepts.
     “Responsible Officer” of any person shall mean any executive officer or Financial Officer of such person and any other officer or similar official thereof responsible for the administration of the obligations of such person in respect of this Agreement.

     “Restricted Indebtedness” shall mean Indebtedness of German Parent or any Subsidiary, the payment, prepayment, repurchase or defeasance of which is restricted under Section 6.09(b).
     “Restricted Payment” shall mean (a) any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in German Parent or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interests in German Parent or any Subsidiary; (b) any payment or distribution (whether in cash, securities or other property) by any Loan Party to an Affiliate with respect to any management, consulting corporate charge or similar fee; and (c) any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in-substance or legal defeasance), sinking fund or similar payment with respect to, any intercompany Indebtedness.
     “Romanian Guarantors” shall mean the Subsidiary Guarantors incorporated or organized under the laws of Romania.
     “Romanian Loan Parties” shall mean the Romanian Guarantors and any the Romanian Pledgors.
     “Romanian Pledgors” shall mean the parties to the Security Documents incorporated or organized under the laws of Romania other than Romanian Guarantors.
     “Romanian Security Agreements” shall mean the security agreements by and among any Romanian Loan Party and the Secured Parties mentioned therein.
     “Rotenburg” shall have the meaning assigned to such term in the preamble hereto.
     “SEC” shall mean the Securities and Exchange Commission, as from time to time constituted, created under the Exchange Act.
     “Second Lien Intercreditor Agreement” shall mean an intercreditor agreement by and among the Agents, General Electric Capital Corporation, as administrative agent and collateral agent under the U.S. ABL Facility, Wilmington Trust Company, as administrative agent and collateral agent under the U.S. Second Lien Credit Facility and the U.S. Pledgors satisfactory to the Required Lenders as the same may be amended, supplemented, modified or restated from time to time.
     “Secured Parties” shall mean (a) the Lenders, (b) the Administrative Agent, (c) the Collateral Agent, (d) the beneficiaries of each indemnification obligation undertaken by any Loan Party under any Loan Document and (e) the successors and assigns of each of the foregoing.
     “Security Documents” shall mean the German Security Agreements, the Czech Security Agreements, the Slovak Security Agreements, the Romanian Security Agreements, the Spanish Security Agreements, the English Security Agreements, the U.S. Pledge Agreements, the Canadian Pledge Agreement, the Portuguese Pledge Agreement, the Intercreditor Agreements, collateral assignments, security agreements, pledge agreements, intellectual property security agreements or other similar agreements delivered to any Agent or the Lenders pursuant to the terms hereof together with any other document entered into by any Loan Party creating or expressed to create any Lien over all or any part of its assets in respect of the Obligations of any of the Loan Parties under any of the Loan Documents, mortgages and other instruments in favor of the Collateral Agent for the benefit of the Secured Parties or directly in favor of the Secured Parties, as applicable, and any other document, agreement or instrument executed in connection with any of the foregoing, including, but not limited to, any power of attorney.
     “Selbecke” shall have the meaning assigned to such term in the preamble hereto.
     “Selection Notice” shall mean a notice selecting an Interest Period by German Parent on behalf of the German Borrowers or by the Czech Borrower in accordance with the terms of Section 2.06 and substantially in the form of Exhibit H, or such other form as shall be approved by the Administrative Agent.
     “Slovak Guarantors” shall mean the Subsidiary Guarantors incorporated or organized under the laws of the Slovak Republic.
     “Slovak Loan Parties” shall mean the Slovak Guarantors and the Slovak Pledgors.
     “Slovak Pledgors” shall mean the parties to the Security Documents incorporated or organized under the laws of the Slovak Republic other than the Slovak Guarantors.
     “Slovak Security Agreements” shall mean the security agreements by and between any Slovak Loan Party and the Collateral Agent or the other Secured Parties.
     “Spanish Guarantors” shall mean the Subsidiary Guarantors incorporated or organized under the laws of the Spain.
     “Spanish Loan Parties” shall mean the Spanish Guarantors and any other Loan Parties organized under the laws of the Spain.
     “Spanish Pledgors” shall mean the parties to the Security Documents incorporated or organized under the laws of Spain other than the Spanish Guarantors.
     “Spanish Security Agreements” shall mean the security agreements by and between any Spanish Loan Party and the Collateral Agent or the other Secured Parties.
     “Spanish Public Document” shall mean a documento público, being either an escritura pública or a póliza or efecto intervenido por fedatario público.
     “SPC” shall have the meaning assigned to such term in Section 9.04(i).
     “Statutory Reserves” shall mean a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board and any other banking authority, domestic or foreign, to which the Administrative Agent or any Lender (including any branch, Affiliate or other fronting office making or holding a Term Loan) is subject for Eurocurrency

Liabilities (as defined in Regulation D). Term Loans shall be deemed to constitute Eurocurrency Liabilities (as defined in Regulation D) and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under Regulation D. Statutory Reserves shall be adjusted automatically on and as of the effective date of any change in any reserve percentage. Notwithstanding anything to the contrary, Statutory Reserves shall be deemed to be 0% until such time as the Lenders notify the Administrative Agent in writing of any change and the exact amount of such change.
     “Subsidiary” of a person means a corporation, partnership, joint venture, limited liability company or other business entity of which (a) a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, (b) more than half of the issued share capital is at the time beneficially owned or (c) the management of which is otherwise controlled directly or indirectly, through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of German Parent.
     “Subsidiary Guarantor” shall mean each Subsidiary listed on Schedule 1.01(b), and each other Subsidiary that is or becomes a Guarantor.
     “Synthetic Acquisition Agreement” shall mean any swap, derivative or other agreement or combination of agreements pursuant to which German Parent or any Subsidiary is or may become obligated to make (a) any payment in connection with a purchase by any third party from a person other than German Parent or any Subsidiary of any Equity Interest or Restricted Indebtedness or (b) any payment (other than on account of a permitted purchase by it of any Equity Interest or Restricted Indebtedness) the amount of which is determined by reference to the price or value at any time of any Equity Interest or Restricted Indebtedness; provided that no phantom stock or similar plan providing for payments only to current or former directors, officers or employees of German Parent or the Subsidiaries (or to their heirs or estates) shall be deemed to be a Synthetic Acquisition Agreement.
     “Systems” shall have the meaning assigned to such term in the preamble hereto.
     “Systems Reiche Asset Sale” shall mean that certain sale of the business of Dura Automotive Systems Reiche GmbH pursuant to that Sale and Purchase Agreement in substantially the form of the draft dated June 11, 2008 and provided to the Lenders.
     “Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.
     “Term Borrowing” shall mean a Borrowing comprised of Term Loans.
     “Term Loan” shall mean a Euro term loan made under the Term Loan Facility or the principal amount outstanding for the time being of that loan.
     “Term Loan Commitment” shall mean, with respect to each Lender, the commitment of such Lender to make Term Loans hereunder, and as set forth on Schedule 2.01, or in the

Assignment and Acceptance pursuant to which such Lender assumed its applicable Term Loan Commitment as the same may be (a) reduced from time to time pursuant to Section 2.09 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04.
     “Term Loan Facility” means the Euro term loan facility described in Section 2.01.
     “Term Loan Maturity Date” shall mean June 25, 2012.
     “Total Debt” shall mean, at any time, the total Indebtedness of German Parent and the Subsidiaries at such time (excluding Indebtedness of the type described in clause (i) of the definition of such term, except to the extent of any unreimbursed drawings thereunder), including, for purposes of calculating the Leverage Ratio, the total amount of receivables subject to receivables factoring or similar arrangements.
     “Total Term Loan Commitments” shall mean the aggregate amount of the Term Loan Commitments, being €32,247,662.04, at the date of this Agreement.
     “Transaction Costs” shall mean the Fees and the costs and expenses payable by the Loan Parties on or before the Closing Date in connection with the Plan of Reorganization and other transactions contemplated by the Loan Documents.
     “Transactions” shall mean, collectively, (a) execution, delivery and performance by the Loan Parties of the Loan Documents to which they are a party and the making of the Borrowings hereunder, (b) the repayment of all amounts due or outstanding under or in respect of, and the termination of, the Existing Debt, other than the Indebtedness set forth on Schedule 6.01, and (c) the payment of related fees and expenses.
     “Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.
     “U.S.” and “United States” shall mean the United States of America.
     “U.S. ABL Facility” shall mean that certain Senior Secured Credit Revolving Credit and Guaranty Agreement dated on or around the date hereof, among Dura as borrower, New Dura, certain subsidiaries of Dura and New Dura, General Electric Capital Corporation, as administrative agent, and various lenders and issuing banks identified therein and the loan facilities provided thereunder and any guarantees, collateral documents and account control agreements, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals or restatements thereof.
     “USA PATRIOT Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)).

     “U.S. GAAP” shall mean United States generally accepted accounting principles applied on a consistent basis.
     “U.S. Pledge Agreements” shall mean the pledge agreements entered into by the Company and Dura Shifter L.L.C. and the Collateral Agent under German law in relation to the Equity Interests in German Parent.
     “U.S. Pledgors” shall mean the Company and Dura Shifter, L.L.C. as pledgors under the U.S. Pledge Agreements.
     “U.S. Second Lien Credit Facility” shall mean that certain U.S. Second Lien Credit Facility dated on or around the date hereof, among Dura, as borrower, the Guarantors (as defined therein), Wilmington Trust Company as administrative agent and as collateral agent, and each lender from time to time party thereto, as the same may be amended, restated, supplemented or otherwise modified from time to time and the loan facilities provided thereunder and any guarantees, collateral documents and account control agreements, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals or restatements thereof.
     “U.S. Subsidiary” shall mean any Subsidiary of New Dura organized under the laws of the United States.
     “wholly owned Subsidiary” of any person shall mean a Subsidiary of such person of which securities (except for directors’ qualifying shares) or other ownership interests representing 100% of the Equity Interests are, at the time any determination is being made, owned, Controlled or held by such person or one or more wholly owned Subsidiaries of such person and/or by such person.
     “Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
     SECTION 1.02. Terms Generally. The definitions in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”; and the words “asset” and “property” shall be construed as having the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, (a) any reference in this Agreement to any Loan Document shall mean such document as amended, restated, supplemented or otherwise modified from time to time and (b) all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time and shall give effect to any applicable fresh start accounting changes; provided, however, that if German Parent notifies the Administrative Agent that German Parent wishes to amend any covenant in Article VI or any related definition to eliminate the effect of any change in GAAP occurring after the date of this Agreement on the operation of such covenant (or if the Administrative Agent notifies German Parent that the Required Lenders wish to amend Article VI or any related definition for such purpose), then German Parent’s compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to German Parent and the Required Lenders.
     SECTION 1.03. Pro Forma Calculations. All pro forma calculations permitted or required to be made by German Parent or any Subsidiary pursuant to this Agreement shall include only those adjustments that would be permitted or required by Regulation S-X, together with those adjustments that (a) have been certified by a Financial Officer of German Parent as having been prepared in good faith based upon reasonable assumptions and (b) are based on reasonably detailed written assumptions reasonably acceptable to the Required Lenders.
ARTICLE II
The Credits
     SECTION 2.01. Term Loan Facility. (a) Subject to the terms and conditions set forth herein, each Lender shall make available to the Borrowers Term Loans in an aggregate amount equal to such Lender’s Term Loan Commitments, the aggregate amount of such Term Loan Commitments being the Total Term Loan Commitments on the Closing Date, and in the amounts set forth in Schedule 2.01.
     (b) The obligations of each Lender under the Loan Documents are several. Failure by a Lender to perform its obligations under the Loan Documents does not affect the obligations of any other Party under the Loan Documents. No Lender is responsible for the obligations of any other Lender under the Loan Documents.
     (c) The rights of each Lender under or in connection with the Loan Documents are separate and independent rights and any debt arising under the Loan Documents to a Lender from a Borrower shall be a separate and independent debt.
     (d) A Lender may, except as otherwise stated in the Loan Documents, separately enforce its rights under the Loan Documents.
     (e) Unless provided otherwise in the Loan Documents and without prejudice to Article X hereof, the obligations of the Borrowers to repay Term Loans made them under this Agreement are several and the failure by a Borrower to repay duly and timely Term Loans made to it shall not result in the obligation to repay such Term Loans by any other Borrower.
     SECTION 2.02. Term Loans. (a) Subject to the terms and conditions set forth herein, each Lender shall make its portion of the Term Loans available through its Facility Office.
     (b) The amount of each Lender’s pro rata portion in each Term Loan will be equal to the proportion born by its Available Commitment to the Term Loan Facility immediately prior to making the Term Loan.

     (c) Schedule 2.01 sets forth the amount of each Term Loan and the amount of each Lender’s pro rata portion in each Term Loan.
     (d) The Term Loans comprising any Borrowing shall be in an aggregate principal amount that is an integral multiple of €1,000,000 and not less than €5,000,000.
     (e) German Parent and the Czech Borrower may not deliver a Borrowing Request if, as a result of the proposed Borrowing, more than 10 Term Loans would be outstanding hereunder at any time. For purposes of the foregoing, Borrowings having different Interest Periods, regardless of whether they commence on the same date, and Borrowings having different Borrowers shall be considered separate Borrowings.
     (f) Each Lender shall make each Term Loan to be made by it hereunder in Euro on the proposed date thereof by wire transfer of immediately available funds to such as German Parent and the Czech Borrower may designate in the Borrowing Request.
     SECTION 2.03. Borrowing Procedure. (a) In order to request a Borrowing, German Parent, on behalf of the applicable German Borrower, and the Czech Borrower shall notify the Administrative Agent and the Lenders of such request by telephone not later than 9:00 a.m., New York City time, one Business Day before a proposed Borrowing which notice can be revoked at any time prior to the making of the Borrowing.
     (b) Each such telephonic Borrowing Request shall be irrevocable, and shall be confirmed promptly by hand delivery or fax to the Administrative Agent and the Lenders of a written Borrowing Request and shall specify the following information: (i) the proposed date of such Borrowing (which shall be a Business Day); (ii) the number and location of the account to which funds are to be disbursed; (iii) the amount of such Borrowing; and (iv) the Interest Period with respect thereto; provided, however, that, notwithstanding any contrary specification in any Borrowing Request, each requested Borrowing shall comply with the requirements set forth in Section 2.02.
     SECTION 2.04. Evidence of Debt; Repayment of Term Loans. (a) Each Borrower hereby unconditionally promises to pay directly to the Administrative Agent for the account of each Lender the principal amount of each Term Loan made to such Borrower by such Lender as provided in Section 2.10.
     (b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Borrower to such Lender resulting from each Term Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.
     (c) The Administrative Agent shall maintain records in which it will record (i) the amount of each Term Loan made hereunder and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from each Borrower or any Guarantor or other Loan Party and each Lender’s share thereof.

     (d) The entries made in the accounts maintained pursuant to paragraphs (b) and (c) of this Section 2.04 shall be prima facie evidence of the existence and amounts of the obligations therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain such accounts and records or any error therein shall not in any manner affect the obligations of any Borrower to repay the Term Loans in accordance with their terms.
     SECTION 2.05. Fees. (a) Holding Germany agrees to pay to GSO, for its own account, the commitment, structuring and funding fees set forth in the Commitment Letter at the times and in the amounts specified therein (the “Commitment Fee”).
     (b) Holding Germany agrees to pay to the Administrative Agent, for its own account, the administrative agent fees set forth in the Agency Fee Letter at the times and in the amounts specified therein (the “Administrative Agent Fees”).
     (c) Holding Germany agrees to pay to the Collateral Agent, for its own account, the collateral agent fees set forth in the Agency Fee Letter at the times and in the amounts specified therein (the “Collateral Agent Fees”).
     (d) All Fees shall be paid on the dates due, in immediately available funds, to GSO, the Administrative Agent and the Collateral Agent, as applicable. Once paid, none of the Fees shall be refundable under any circumstances.
     SECTION 2.06. Interest on Term Loans. (a) Subject to the provisions of Section 2.08, the rate of interest on each Term Loan for each Interest Period is the percentage rate per annum which is the aggregate of (i) the Applicable Margin and (ii) the Adjusted EURIBOR Rate.
     (b) Any interest, commission or fee accruing under a Loan Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days.
     (c) Interest on each Term Loan shall be payable on the Term Loan Maturity Date and on each of the Interest Payment Dates applicable to such Term Loan except as otherwise provided in this Agreement. The Adjusted EURIBOR Rate for each Interest Period or day within an Interest Period, as the case may be, shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.
     (d) German Parent, on behalf of the German Borrowers, and the Czech Borrower may select an Interest Period for a Term Loan in the Borrowing Request for that Term Loan or (if the Loan has already been borrowed) in a Selection Notice.
     (e) Each Selection Notice for a Term Loan is irrevocable and must be delivered to the Administrative Agent by German Parent, on behalf of the German Borrowers, and the Czech borrower to which that Term Loan was made not later than 12:00 (p.m.) New York City time, three Business Days before the first day of the proposed Interest Period.
     (f) If a Borrower (or German Parent) fails to deliver a Selection Notice to the Agent in accordance with paragraph (d) above, the relevant Interest Period will be one month.

     (g) German Parent, on behalf of the German Borrower, and the Czech Borrower may select an Interest Period of 1, 2, 3 or 6 months or any other period agreed between the German Parent, the Czech Borrower and the Administrative Agent (acting on the instructions of all of the Lenders).
     (h) An Interest Period for a Loan shall not extend beyond the Term Loan Maturity Date.
     (i) Each Interest Period for a Term Loan shall start on the date of Borrowing or (if already made) on the last day of its preceding Interest Period.
     SECTION 2.07. Default Interest. If (a) any applicable Borrower shall default in the payment of any principal of or interest on any Term Loan or any other amount due hereunder or any other Loan Document, by acceleration or otherwise, or (b) if any Event of Default under Article VII (other than paragraphs (b), (c) or (d) thereunder) has occurred and is continuing, then, in the case of (a) above, until such defaulted amount shall have been paid in full or, in the case of (b) above, for so long as such Event of Default is continuing, to the extent permitted by law, in the case of clause (a) above, such overdue amount and, in the case of clause (b) above, all amounts outstanding under this Agreement and the other Loan Documents (including, without limitation, principal, Fees and other amounts) shall bear interest (after as well as before judgment), payable on demand, at the rate otherwise applicable to such Term Loan pursuant to Section 2.06 plus the higher of (i) 2.00% per annum or (ii), with respect to a German Borrower, the rate set forth in section 288 of the Civil Code.
     SECTION 2.08. Alternate Rate of Interest. (a) In the event, and on each occasion, that on the day two Business Days prior to the commencement of any Interest Period for a Borrowing the Administrative Agent (or the Required Lenders) shall have determined that Euro deposits in the principal amounts of the Term Loans comprising such Borrowing are not generally available in the European interbank market, or that the rates at which such Euro deposits are being offered will not adequately and fairly reflect the cost to a majority in interest of the Lenders making or maintaining Term Loans during such Interest Period, or that reasonable means do not exist for ascertaining the Adjusted EURIBOR Rate for such Interest Period, or the Required Lenders notify the Administrative Agent that rates at which such Euro deposits are being offered will not adequately and fairly reflect the cost of making or maintain Term Loans during such Interest Period (each such event, a “Market Disruption Event”), the Administrative Agent shall, as soon as practicable thereafter, give written or fax notice of such determination to the Borrowers and the Lenders.
     (b) If a Market Disruption Event occurs in relation to a Term Loan for any Interest Period, then the rate of interest on each Lender’s share of that Term Loan for the Interest Period shall be the rate per annum which is the sum of: (i) the Applicable Margin; (ii) the rate notified to the Administrative Agent by that Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its share in that Term Loan from whatever source it may reasonably select; and (iii) the Statutory Reserves or Mandatory Cost, if any.

     SECTION 2.09. Termination. The Term Loan Commitments shall automatically terminate upon the making of the Term Loans on the Closing Date. Notwithstanding the foregoing, all the Term Loan Commitments shall automatically terminate at 5:00 p.m., New York City time, on July 25, 2008, if the Closing Date shall not have occurred by such time.
     SECTION 2.10. Repayment of Term Borrowings. (a) To the extent not previously paid, all Term Loans shall be due and payable on the Term Loan Maturity Date together with accrued and unpaid interest on the principal amount to be paid to but excluding the date of payment.
     (b) Amounts paid or prepaid in respect of Term Loans may not be reborrowed.
     (c) All repayments pursuant to this Section 2.10 shall be subject to Section 2.13, Section 2.16 and Section 2.20.
     SECTION 2.11. Voluntary Prepayment. (a) The Borrowers shall have the right at any time and from time to time to prepay the Term Loans, in whole or in part, upon at least five Business Day’s prior written or fax notice (or telephone notice promptly confirmed by written or fax notice), to the Administrative Agent before 12:00 p.m., New York City time; provided, however, that each partial prepayment shall be in an amount that is an integral multiple of €1,000,000 and not less than €1,000,000 and provided further that such prepayments, including prepayment premiums calculated in accordance with Section 2.13, shall be pro rata among the Term Loans to each Borrower.
     (b) Voluntary prepayments of Term Loans shall be applied pro rata against the remaining Term Loans to each of the Borrowers.
     (c) Each notice of prepayment shall specify the prepayment date and the principal amount of each Borrowing (or portion thereof) to be prepaid, shall be irrevocable and shall commit the Borrowers to prepay such Borrowings by the amount stated therein on the date stated therein. All prepayments under this Section 2.11 shall be accompanied by accrued and unpaid interest on the principal amount to be prepaid to, but excluding, the date of payment, and all amounts payable under Section 2.13, Section 2.16 and Section 2.20.
     SECTION 2.12. Mandatory Prepayments. (a) Not later than the fifth Business Day following the receipt of Net Cash Proceeds in respect of any Asset Sale (other than the Systems Reiche Asset Sale), the Borrowers shall cause an amount equal to 100% of the Net Cash Proceeds received with respect thereto to be applied to prepay outstanding Term Loans; provided that the Borrowers shall be required only to cause 75% of the Net Cash Proceeds received in connection with an Asset Sale specifically permitted by Section 6.03 to be applied to prepay outstanding Term Loans; and provided further that Borrowers shall not be required to cause up to €3,000,000 of Net Cash Proceeds received in connection with an Asset Sale specifically permitted by Section 6.03 to be applied to prepay outstanding Term Loans during the term of this Agreement.
     (b) In the event and on each occasion that an Equity Issuance occurs other than an Equity Issuance to German Parent or another Loan Party or an Equity Issuance by German Parent to Dura or Dura Shifter L.L.C., the Borrowers shall cause an amount equal to 100% of the

Net Cash Proceeds therefrom to be applied immediately to prepay outstanding Term Loans pro rata.
     (c) In the event and on each occasion that there is a Deficiency Amount the Borrowers shall immediately cause a prepayment of the outstanding Term Loans pro rata until the Deficiency Amount is eliminated.
     (d) In the event that any Loan Party or its Subsidiaries shall receive Net Cash Proceeds from the issuance or incurrence of Indebtedness for money borrowed of any Loan Party or its Subsidiaries (other than Net Cash Proceeds from the issuance of Indebtedness for money borrowed permitted pursuant to Section 6.01), the Borrowers shall immediately cause an amount equal to 100% of such Net Cash Proceeds to be applied to prepay outstanding Term Loans.
     (e) In the event that any Loan Party or any of its Subsidiaries shall receive any Net Insurance/Condemnation Proceeds, the Borrowers shall cause the outstanding Term Loans to be prepaid in an aggregate amount equal to the amount of such Net Insurance/Condemnation Proceeds. Notwithstanding the foregoing, a Loan Party may use such Net Insurance/Condemnation Proceeds in an amount not to exceed an aggregate of €15,000,000 during the term of this Agreement to restore, replace or rebuild property so insured or condemned to the condition of such property immediately prior the applicable insured loss or condemnation so long as (i) German Parent and the Czech Borrower, as applicable, shall each deliver a certificate of its Financial Officer to the Administrative Agent at the time of receipt of such Net Insurance/Condemnation Proceeds setting forth the applicable Loan Party’s use of such proceeds in the manner set forth above or the intention of such Loan Party to reinvest such proceeds in the manner set forth above within one year of receipt of such proceeds, (ii) no Default or Event of Default shall have occurred and shall be continuing at the time of such certificate or at the actual or proposed time of the application of such proceeds; provided that if such proceeds are not so used or contractually committed at the end of such one year period, such proceeds shall be applied to prepay the outstanding Term Loans in accordance with the first sentence of this Section 2.12(e) and (iii) if such Net Insurance/Condemnation Proceeds are in respect of Collateral, the replacement property shall be charged to the Collateral Agent and the Secured Parties.
     (f) German Parent and the Czech Borrower, as applicable, shall deliver to the Administrative Agent, at the time of each prepayment required under this Section 2.12, (i) a certificate signed by its Financial Officer setting forth in reasonable detail the calculation of the amount of such prepayment and (ii) to the extent practicable, at least three Business Days prior written notice of such prepayment. All prepayments of Borrowings under this Section 2.12 shall be subject to Section 2.13 and Section 2.16, but shall otherwise be without premium or penalty, and shall be accompanied by accrued and unpaid interest on the principal amount to be prepaid to, but excluding, the date of payment. In the event that either German Parent or the Czech Borrower, as applicable, subsequently determines that the actual amount of any required prepayment pursuant to this Section 2.12 was greater than the amount set forth in the certificate delivered in clause (i) above in this paragraph, the Borrowers shall promptly make an additional prepayment of the Term Loans in an amount equal to the amount of such excess, and German Parent and the Czech Borrower, as applicable, shall each concurrently therewith deliver to the

Administrative Agent a certificate signed by its Financial Officer demonstrating in reasonable detail the derivation of the additional amount resulting in such excess.
     SECTION 2.13. Prepayment Premium. Together with any prepayment pursuant to Section 2.11 or 2.12 made on any date up to and including the date which is the two years from the date of this Agreement, the Borrowers shall cause to be paid to the Administrative Agent for the benefit of the Lenders pro rata in proportion to their Term Loan Commitments being prepaid a prepayment premium equal to the amount specified below for the corresponding period:

Prepayment Period	Prepayment Premium
At any time from the Closing Date to and including the first anniversary of the Closing Date:	2.0% of the principal amount of such prepayment.

At any time from and excluding the first anniversary of the Closing Date to and including the second anniversary of the Closing Date:	1.0% of the principal amount of such prepayment.

At any time thereafter:	None.
     SECTION 2.14. Reserve Requirements; Change in Circumstances. (a) Notwithstanding any other provision of this Agreement, if any Change in Law shall impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of or credit extended by any Lender (except any such reserve requirement which is reflected in the Adjusted EURIBOR Rate) or shall impose on such Lender or the European interbank market any other condition affecting this Agreement or Term Loans made by such Lender, and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Term Loan or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise) by an amount deemed by such Lender to be material, then the applicable Borrower will pay to such Lender upon demand such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.
     (b) If any Lender shall have determined that any Change in Law regarding capital adequacy has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Term Loans made or participations in Term Loans purchased by such Lender pursuant hereto to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time the applicable Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

     (c) A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as applicable, as specified in paragraph (a) or (b) of this Section 2.14 shall be delivered to German Parent and the Czech Borrower, as applicable, and shall be conclusive absent manifest error. The Borrowers shall pay such Lender the amount shown as due on any such certificate delivered by it within 30 days after its receipt of the same.
     (d) Failure or delay on the part of any Lender to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the applicable Borrower shall not be under any obligation to compensate any Lender under paragraph (a) or (b) of this Section 2.14 with respect to increased costs or reductions with respect to any period prior to the date that is 120 days prior to such request if such Lender knew or could reasonably have been expected to know of the circumstances giving rise to such increased costs or reductions and of the fact that such circumstances would result in a claim for increased compensation by reason of such increased costs or reductions; provided further that the foregoing limitation shall not apply to any increased costs or reductions arising out of the retroactive application of any Change in Law within such 120-day period. The protection of this Section 2.14 shall be available to each Lender regardless of any possible contention of the invalidity or inapplicability of the Change in Law that shall have occurred or been imposed.
     SECTION 2.15. Change in Legality. (a) Notwithstanding any other provision of this Agreement, if any Change in Law shall make it unlawful for any Lender to make or maintain a Term Loan or to give effect to its obligations as contemplated hereby with respect to a Term Loan, then, by written notice to German Parent and the Czech Borrower and to the Administrative Agent such Lender may declare that Term Loans will not thereafter (for the duration of such unlawfulness) be made by such Lender hereunder (or be continued for additional Interest Periods), unless such declaration shall be subsequently withdrawn.
     (b) For purposes of this Section 2.15, a notice to German Parent and the Czech Borrower by any Lender shall be effective as to each Term Loan made by such Lender, if lawful, on the last day of the Interest Period then applicable to such Term Loan; in all other cases, such notice shall be effective on the earlier of the date of receipt by German Parent or the receipt by the Czech Borrower.
     SECTION 2.16. Indemnity. Each Borrower shall indemnify each Lender against any loss or expense that such Lender may sustain or incur as a consequence of (a) any event, other than a default by such Lender in the performance of its obligations hereunder, which results in (i) such Lender receiving or being deemed to receive any amount on account of the principal of any Term Loan prior to the end of the Interest Period in effect therefor or (ii) any Term Loan to be made by such Lender not being made after notice of such Term Loan shall have been given by or on behalf of such Borrower hereunder (any of the events referred to in this clause (a) being called a “Breakage Event”) or (b) any default in the making of any payment or prepayment required to be made hereunder. In the case of any Breakage Event, such loss shall include an amount equal to the excess, as reasonably determined by such Lender, of (i) its cost of obtaining funds for the Term Loan that is the subject of such Breakage Event for the period from the date of such Breakage Event to the last day of the Interest Period in effect (or that would have been in effect) for such Term Loan over (ii) the amount of interest likely to be realized by such Lender in redeploying the funds released or not utilized by reason of such Breakage Event for such period. A certificate of any Lender setting forth any amount or amounts which such Lender is entitled to receive pursuant to this Section 2.16 showing relevant computations for the derivation of the cost related to the Breakage Event shall be delivered to German Parent and the Czech Borrower and shall be conclusive absent manifest error.
     SECTION 2.17. Pro Rata Treatment. Each Borrowing, each payment or prepayment of principal of any Borrowing, each payment of interest on the Term Loans, and each reduction of the Term Loan Commitments shall be allocated pro rata among the Term Loans and pro rata among the Lenders in accordance with their respective applicable Term Loan Commitments (or, if such Term Loan Commitments shall have expired or been terminated, in accordance with the respective principal amounts of their outstanding Term Loans). Each Lender agrees that, in computing such Lender’s portion of any Borrowing to be made hereunder, the Administrative Agent may, in its discretion, round each Lender’s percentage of such Borrowing to the next higher or lower whole Euro amount.
     SECTION 2.18. Sharing of Setoffs. Each Lender agrees that if it shall, through the exercise of a right of banker’s lien, setoff or counterclaim against any Borrower or any other Loan Party, or pursuant to a secured claim under Section 506 of the Bankruptcy Code or other security or interest arising from, or in lieu of, such secured claim, received by such Lender under any applicable bankruptcy, insolvency or other similar law or otherwise, or by any other means, obtain payment (voluntary or involuntary) in respect of any Term Loan or Term Loans as a result of which the unpaid principal portion of its Term Loans shall be proportionately less than the unpaid principal portion of the Term Loans of any other Lender, it shall be deemed simultaneously to have purchased from such other Lender at face value, and shall promptly pay to such other Lender the purchase price for, a participation in the Term Loans of such other Lender, so that the aggregate unpaid principal amount of the Term Loans and participations in Term Loans held by each Lender shall be in the same proportion to the aggregate unpaid principal amount of all Term Loans then outstanding as the principal amount of its Term Loans prior to such exercise of banker’s lien, setoff or counterclaim or other event was to the principal amount of all Term Loans outstanding prior to such exercise of banker’s lien, setoff or counterclaim or other event; provided, however, that if any such purchase or purchases or adjustments shall be made pursuant to this Section 2.18 and the payment giving rise thereto shall thereafter be recovered, such purchase or purchases or adjustments shall be rescinded to the extent of such recovery and the purchase price or prices or adjustment restored without interest. Each Borrower expressly consents to the foregoing arrangements and agrees that any Lender holding a participation in a Term Loan deemed to have been so purchased may exercise any and all rights of banker’s lien, setoff or counterclaim with respect to any and all moneys owing by such Borrower to such Lender by reason thereof as fully as if such Lender had made a Term Loan directly to such Borrower in the amount of such participation.
     SECTION 2.19. Payments. (a) The Borrwers shall make each payment (including principal of or interest on any Borrowing, prepayment premiums or any Fees or other amounts) hereunder and under any other Loan Document not later than 9:30 a.m., New York City time, on the date when due in immediately available Euro, without setoff, defense or counterclaim. Each such payment shall be made to the Euro account established by the Administrative Agent in

Frankfurt, Germany. The Administrative Agent shall promptly distribute to each Lender any payments received by the Administrative Agent on behalf of such Lender.
     (b) Except as otherwise expressly provided herein, whenever any payment (including principal of or interest on any Borrowing, prepayment premiums or any Fees or other amounts) hereunder or under any other Loan Document shall become due, or otherwise would occur, on a day that is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or Fees, if applicable.
     SECTION 2.20. Taxes. (a) Any and all payments by or on account of any obligation of the Borrowers or any other Loan Party hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes; provided that, if the applicable Borrower or any other Loan Party shall be required to deduct any Indemnified Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.20) the Administrative Agent, the Collateral Agent or Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Borrower or such Loan Party shall make such deductions and (iii) such Borrower or such Loan Party shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.
     (b) In addition, each Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
     (c) Each Borrower shall indemnify the Administrative Agent, the Collateral Agent and each Lender, within 20 days after written demand therefor, for the full amount of any Indemnified Taxes paid by the Administrative Agent, the Collateral Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of a Borrower or any other Loan Party hereunder or under any other Loan Document (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.20) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to German Parent and the Czech Borrower by the Administrative Agent, the Collateral Agent or a Lender, on behalf of itself, shall be conclusive absent manifest error.
     (d) As soon as practicable after any payment of Indemnified Taxes by any Borrower or any other Loan Party to a Governmental Authority, German Parent or the Czech Borrower, as applicable, shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
     (e) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which a Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the applicable Borrower as will permit such payments to be made without withholding or at a reduced rate. No Foreign Lender shall be obliged to take any steps under this Section 2.20(e) if, in the opinion of such Foreign Lender, to do so might be prejudicial to it or its Affiliates.
     (f) If Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Taxes as to which it has been indemnified by a Loan Party or with respect to which a Loan Party has paid additional amounts pursuant to this Section 2.20, it shall pay to the Loan Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section 2.20 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses of Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Loan Party, upon the written request of Administrative Agent or such Lender, agrees promptly to repay the amount paid over to Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to Administrative Agent or such Lender in the event Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Loan Party or any other Person.
     (g) Each Lender agrees that, as promptly as practicable after the officer of such Lender responsible for administering its Term Loans becomes aware of the occurrence of an event or the existence of a condition that would cause such Lender to become entitled to receive payments under this Section 2.20 (“Affected Lender”), it will, to the extent not inconsistent with the internal policies of such Lender and any applicable legal or regulatory restrictions, use reasonable efforts to (a) make, issue, fund or maintain its Term Loans through another office of such Lender, or (b) take such other measures as such Lender may deem reasonable, if as a result thereof the circumstances which would cause such Lender to be an Affected Lender would cease to exist or the additional amounts which would otherwise be required to be paid to such Lender pursuant to this Section 2.20 would be materially reduced and if, as determined by such Lender in its sole discretion, the making, issuing, funding or maintaining of such Term Loans through such other office or in accordance with such other measures, as the case may be, would not otherwise adversely affect such Term Loans or the interests of such Lender; provided, such Lender will not be obligated to utilize such other office pursuant to this Section 2.20 unless the affected Loan Party agrees to pay all incremental expenses incurred by such Lender as a result of utilizing such other office. A certificate as to the amount of any such expenses payable by the affected Loan Party pursuant to this Section 2.20 (setting forth in reasonable detail the basis for requesting such amount) submitted by such Lender to such Loan Party (with a copy to Administrative Agent) shall be conclusive absent manifest error. Each of Administrative Agent and each Lender agrees to use commercially reasonable efforts to notify such Loan Party as promptly as reasonably practicable upon its becoming aware that circumstances exist that would cause such Loan Party to become obligated to pay additional amounts pursuant to this Section 2.20.

     SECTION 2.21. Assignment of Term Loan Commitments Under Certain Circumstances; Duty to Mitigate. (a) In the event (i) any Lender delivers a certificate requesting compensation pursuant to Section 2.14, (ii) any Borrower is required to pay any additional amount to any Lender or any Governmental Authority on account of any Lender pursuant to Section 2.20 or (iii) any Lender refuses to consent to any amendment, waiver or other modification of any Loan Document requested by any Borrower that requires the consent of a greater percentage of the Lenders than the Required Lenders and such amendment, waiver or other modification is consented to by the Required Lenders, such Borrower may, at its sole expense and effort (including with respect to the processing and recordation fee referred to in Section 9.04(b)), upon notice to such Lender and the Administrative Agent, require such Lender to transfer and assign, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all of its interests, rights and obligations under this Agreement to an Eligible Assignee that shall assume such assigned obligations and, with respect to clause (iii) above, shall consent to such requested amendment, waiver or other modification of any Loan Documents (which assignee may be another Lender, if a Lender accepts such assignment); provided that (x) such assignment shall not conflict with any law, rule or regulation or order of any court or other Governmental Authority having jurisdiction, (y) the Borrowers shall have received the prior written consent of the Administrative Agent (acting on the instructions of the Required Lenders), which consent shall not unreasonably be withheld, delayed or conditioned and (z) the Borrowers or such assignee shall have paid to the affected Lender in immediately available funds an amount equal to the sum of the principal of and interest accrued to the date of such payment on the outstanding Term Loans of such Lender plus all Fees and other amounts accrued for the account of such Lender hereunder with respect thereto (including any amounts under Section 2.14, Section 2.16 and Section 2.20); provided further that, if prior to any such transfer and assignment the circumstances or event that resulted in such Lender’s claim for compensation under Section 2.14 or the amounts paid pursuant to Section 2.20, as the case may be, cease to cause such Lender to suffer increased costs or reductions in amounts received or receivable or reduction in return on capital, or cease to result in amounts being payable under Section 2.20 as the case may be (including as a result of any action taken by such Lender pursuant to Section 2.21(b)), or if such Lender shall waive its right to claim further compensation under Section 2.14 in respect of such circumstances or event or shall waive its right to further payments under Section 2.20 in respect of such circumstances or event or shall consent to the proposed amendment, waiver, consent or other modification, as the case may be, then such Lender shall not thereafter be required to make any such transfer and assignment hereunder. Each Lender hereby grants to the Administrative Agent an irrevocable power of attorney (which power is coupled with an interest) to execute and deliver, on behalf of such Lender as assignor, any Assignment and Acceptance necessary to effectuate any assignment of such Lender’s interests hereunder in the circumstances contemplated by this Section 2.21(a).
     (b) If (i) any Lender shall request compensation under Section 2.14 or (ii) any Borrower is required to pay any additional amount to any Lender or any Governmental Authority on account of any Lender, pursuant to Section 2.20, then such Lender shall use reasonable efforts (which shall not require such Lender to incur an unreimbursed loss or unreimbursed cost or expense or otherwise take any action inconsistent with its internal policies or legal or regulatory restrictions or suffer any disadvantage or burden deemed by it to be significant) (x) to file any certificate or document reasonably requested in writing by any Borrower or (y) to assign its rights and delegate and transfer its obligations hereunder to another of its offices, branches or affiliates, if such filing or assignment would reduce its claims for compensation under Section 2.14 or would reduce amounts payable pursuant to Section 2.20, as the case may be, in the future. Each Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such filing or assignment, delegation and transfer.
     SECTION 2.22. Parallel Debt owed to the Collateral Agent. (a) Each Borrower and each other Loan Party hereby irrevocably and unconditionally undertakes to pay to the Collateral Agent amounts equal to any amounts owing by that Borrower or Loan Party to any Lender under any Loan Document as and when those amounts are due.
     (b) Each Borrower and each other Loan Party and the Collateral Agent acknowledge that the obligations of each Borrower and other Loan Party (as the case may be) under Section 2.22(a) are several and are separate and independent from, and shall not in any way affect, the corresponding obligations of that Borrower or other Loan Party (as the case may be) to any Lender under any Loan Document (its “Corresponding Debt”) provided that: (i) the amounts for which each Borrower or other Loan Party (as the case may be) is liable under Section 2.22(a) (its “Parallel Debt”) shall be decreased to the extent that its Corresponding Debt has been irrevocably paid or (in the case of guarantee obligations) discharged; and (ii) the Corresponding Debt of each Borrower or other Loan Party (as the case may be) shall be decreased to the extent that its Parallel Debt has been irrevocably paid or (in the case of guarantee obligations) discharged; (iii) the Parallel Debt of a Borrower or other Loan Party shall not exceed its Corresponding Debt; and (iv) each Borrower or other Loan Party (as the case may be) shall have the same defenses (Einreden und Einwendungen) against the Parallel Debt which it has against the Corresponding Debt.
     (c) The Collateral Agent shall hold the claims against the Borrowers under the Parallel Debt structure under this Section 2.22 as German law trustee (Treuhänder) for the Secured Parties. The Collateral Agent shall distribute any amounts received under the Parallel Debt claims among the Secured Parties in accordance with the provisions of this Agreement.
     (d) All monies received or recovered by the Collateral Agent pursuant to this Section 2.22, and all amounts received or recovered by the Collateral Agent from or by the enforcement of any Security granted to secure the Parallel Debt, shall be applied in accordance with Section 2.17.
     (e) Without limiting or affecting the Collateral Agent’s rights against the Borrowers and any other Loan Party (whether under this Section 2.22 or under any other provision of the Loan Documents), each Borrower and each other Loan Party acknowledges that (i) nothing in this Section 2.22 shall impose any obligation on the Collateral Agent to advance any sum to any Obligor or otherwise under any Loan Document and (ii) for the purpose of any vote taken under any Loan Document, the Collateral Agent shall not be regarded as having any participation or commitment.
     SECTION 2.23. German Parent as Agent. Each German Loan Party (other than German Parent) irrevocably appoints German Parent to act on its behalf as its agent in relation to the Loan Documents and each German Borrower (other than German Parent) irrevocably authorizes German Parent on its behalf to execute, deliver and receive all notices and instructions in connection with the Loan Documents, including, without limitation, Borrowing Requests and Selection Notices. Each Loan Party (other than German Parent) irrevocably authorizes German Parent on its behalf to give and receive all Borrowing Base Certificates, Compliance Certificates and any agreements to amend or waive any Loan Document on its behalf and on its behalf to enter into any agreement capable of being entered into by any Loan Party notwithstanding that such agreement may affect such Loan Party, without further reference to, or the consent of, such Loan Party and such Loan Party shall be bound thereby as though such Loan Party itself had given such notices and instructions or entered into such agreements. All payments due from any German Borrower under any Loan Document may be made by German Parent.
ARTICLE III
Representations and Warranties
     Each Loan Party represents and warrants to the Administrative Agent, the Collateral Agent and each of the Lenders that:
     SECTION 3.01. Organization; Powers. Each Loan Party (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization (or, if applicable in a foreign jurisdiction, enjoys the equivalent status under the laws of its jurisdiction of organization outside of the United States), (b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted and as proposed to be conducted, (c) is qualified to do business in, and is in good standing in (if applicable), every jurisdiction where such qualification is required, except where the failure so to qualify could not reasonably be expected to result in a Material Adverse Effect and (d) has the power and authority to execute, deliver and perform its obligations under each of the Loan Documents and each other agreement or instrument contemplated thereby to which it is or will be a party and, in the case of each Borrower, to borrow hereunder.
     SECTION 3.02. Authorization. The execution, delivery and performance by each Loan Party of each Loan Document to which such Loan Party is a party, and the consummation of the Transactions, (a) have been duly authorized by all requisite corporate, limited liability company, partnership and, if required, stockholder, member or partner action and (b) will not (i) violate (A) any applicable provision of law, statute, rule or regulation, or of the certificate or articles of incorporation or formation, the operating agreement or other constitutive documents or by-laws of such person, (B) any order of any Governmental Authority or (C) any provision of any indenture, material agreement or other instrument to which such person is a party or by which any of them or any of their property is or may be bound, (ii) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under, or give rise to any right to accelerate or to require the prepayment, repurchase or redemption of any obligation under any such indenture, material agreement or other instrument or (iii) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by the such Loan Party (other than any Lien created hereunder or under the Security Documents).
     SECTION 3.03. Enforceability. This Agreement has been duly executed and delivered by each Loan Party and constitutes, and each other Loan Document when executed and delivered by each Loan Party party thereto will constitute, a legal, valid and binding obligation of such Loan Party enforceable against such Loan Party in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.
     SECTION 3.04. Governmental Approvals. No action, consent or approval of, registration or filing with or any other action by any Governmental Authority is or will be required in connection with (a) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, or for the consummation of the Transactions, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Security Documents, (c) the perfection or maintenance of the Liens created under the Security Documents (including the priority thereof) or (d) the exercise by any Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Security Documents except for (i) filings, registrations and payment of stamp duties necessary to perfect the Liens on the Collateral granted by the Loan Parties in favor of the Secured Parties and (ii) the approvals, consents, exemptions, authorizations, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect (or, with respect to the consummation of the Transactions, will be duly obtained, taken given or made and will be in full force and effect, in each case within the time period required to be so obtained, taken, given or made).
     SECTION 3.05. Financial Statements. (a) Parent has heretofore furnished to the Lenders its (i) consolidated balance sheets and statements of income, stockholders’ equity and cash flows for the Fiscal Year ended December 31, 2006, audited by and accompanied by the opinion of Deloitte and Touche, independent public accountants and (ii) unaudited, internally prepared statements of income, stockholders’ equity and cash flows for the Fiscal Year ended December 31, 2007 and the four month period ended April 27, 2008 certified by a financial officer of the Parent. Such financial statements present fairly the financial condition and results of operations and cash flows of Parent and its consolidated Subsidiaries as of such dates and for such periods. Such balance sheets and the notes thereto disclose all material liabilities, direct or contingent, of Parent and its consolidated Subsidiaries as of the dates thereof. Such financial statements were prepared in accordance with GAAP applied on a consistent basis, subject, in the case of unaudited financial statements, to year-end audit adjustments and the absence of footnotes.
     (b) The unaudited pro forma consolidated balance sheet of German Parent and its consolidated Subsidiaries as at April 27, 2008 and the related pro forma consolidated statement of income for the twelve months ended April 27, 2008 (including the notes thereto) (the “Pro Forma Financial Statements”), copies of which have heretofore been furnished to each Lender, have been prepared giving effect (as if such events had occurred on such date) to (i) the Term Loans to be made and the other Indebtedness to be issued on the Closing Date pursuant to the Plan of Reorganization and the use of proceeds thereof, (ii) the consummation of the Plan of Reorganization and (iii) the payment of fees and expenses in connection with the foregoing. The Pro Forma Financial Statements have been prepared based on the best information available to the German Parent as of the date of delivery thereof, and present fairly on a pro forma basis the estimated financial position of German Parent and its consolidated Subsidiaries as at the dates referred to above, assuming that the events specified in the preceding sentence had actually occurred at such date and without giving effect to “fresh start” accounting, whether or not the Parent qualifies therefor.
     (c) There is no material liability or other obligation of a type which would be included in a balance sheet prepared in accordance with GAAP except as and to the extent disclosed or reflected in the financial statements provided to the Lenders in connection herewith.
     SECTION 3.06. No Material Adverse Change. No event, change or condition has occurred that has had, or could reasonably be expected to have, a Material Adverse Effect since December 31, 2007.
     SECTION 3.07. Title to Properties; Possession Under Leases. (a) Each Loan Party and each of its Subsidiaries has title to, or valid leasehold interests in, all its material properties and assets (including all Mortgaged Property). All such material properties and assets are free and clear of Liens, other than Liens expressly permitted by Section 6.02.
     (b) Each Loan Party and each of its Subsidiaries has complied in all material respects with all obligations under all material leases to which it is a party and all such leases are in full force and effect, except to the extent failure to so comply could not reasonably be anticipated to result in a Material Adverse Effect. Each Loan Party and each of its Subsidiaries enjoys peaceful and undisturbed possession under all such material leases.
     (c) As of the Closing Date, none of the Loan Parties nor any of its Subsidiaries has received any notice of, nor has any knowledge of, any pending or contemplated condemnation proceeding affecting the Mortgaged Properties or any sale or disposition thereof in lieu of condemnation.
     (d) As of the Closing Date, none of the Loan Parties nor any of its Subsidiaries is obligated under any right of first refusal, option or other contractual right to sell, assign or otherwise dispose of any Mortgaged Property or any interest therein, except as set forth on Schedule 3.07(d).
     (e) As of the Closing Date, the estate, title and interest of the German Loan Parties and the Czech Loan Parties in the Real Properties set forth on Schedule 1.01(c) constitute all of the estate, title and interest in Real Properties necessary for the conduct of the business and operations of the German Loan Parties and the Czech Loan Parties as currently conducted. All of the Real Properties, other than any leaseholds for which consent to such Mortgage is required, owned by the German Loan Parties and the Czech Loan Parties are, as of the Closing Date, encumbered by Mortgages in favor of the Collateral Agent for its benefit and the benefit of the Secured Parties securing the Obligations. Schedule 1.01(c) has been prepared in good faith and is a true and correct summary of all the Real Property owned or leased by the German Loan Parties and the Czech Loan Parties.
     (f) Each Loan Party and its Subsidiaries owns or possesses, or is licensed to use, all Intellectual Property necessary for the present conduct of its business, without any conflict with the rights of others, and free from any burdensome restrictions on the present conduct of business of such person. None of the Loan Parties nor any of their Subsidiaries is interfering with, infringing upon, misappropriating or otherwise violating the Intellectual Property of any other person, and no claim or litigation regarding any of the foregoing is pending or, to the best knowledge of the such person, threatened, except in cases where the failure to obtain such licenses or rights or such infringement could not reasonably be expected to result in a Material Adverse Effect.
     (g) As of the Closing Date, there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors’ qualifying shares) of any nature relating to any Equity Interests of the Loan Parties or any of their Subsidiaries, except as set forth on Schedule 3.07(g).
     (h) With respect to each Real Property interest on which significant surface Improvements are located, there are no rights or claims of partners in possession not shown by the public records, encroachments, overlaps, boundary line disputes or other matters which would be disclosed by an accurate survey or inspection of the premises except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
     SECTION 3.08. Subsidiaries. Schedule 3.08(a) sets forth as of the Closing Date a list of all Subsidiaries of German Parent and the percentage ownership interest of any Loan Parties therein. The shares of capital stock or other ownership interests so indicated on Schedule 3.08(a) are fully paid and non-assessable and are owned by the Loan Parties, directly or indirectly, free and clear of all Liens (other than Liens created under the Security Documents). Schedule 3.08(a)(b) sets forth as of the Closing Date a corporate structure chart of all Subsidiaries of German Parent and the ownership interest of any member of the Company Group therein. Schedule 3.08(c) sets forth as of the Closing Date a corporate structure chart of all members of the Company Group and the percentage ownership interests of other members of the Company Group therein.
     SECTION 3.09. Litigation; Compliance with Laws. (a) Except as set forth on Schedule 3.09, there are no actions, suits or proceedings at law or in equity or by or before any Governmental Authority now pending or, to the knowledge of the Loan Parties, threatened against or affecting a Loan Party or any Subsidiary or any business, property or rights of any such person (i) that involve any Loan Document or the Transactions or (ii) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.
     (b) None of the Loan Parties nor any of their Subsidiaries or any of their respective material properties or assets is in violation of, nor will the continued operation of their material properties and assets as currently conducted violate, any law, rule or regulation (including any zoning, building, Environmental Law, ordinance, code or approval or any building permits) or any restrictions of record or agreements affecting the Mortgaged Property, or is in default with respect to any judgment, writ, injunction, decree or order of any Governmental Authority, where such violation or default, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.
     SECTION 3.10. Agreements. (a) None of the Loan Parties nor any of their Subsidiaries is a party to any agreement or instrument or subject to any corporate or limited liability company restriction that has resulted or could reasonably be expected to result in a Material Adverse Effect.
     (b) None of the Loan Parties nor any of their Subsidiaries is in default in any manner under any provision of any indenture or other material agreement or instrument evidencing Indebtedness, or any other material agreement or instrument to which it is a party or by which it or any of its properties or assets are or may be bound, where such default could reasonably be expected to result in a Material Adverse Effect.
     SECTION 3.11. Federal Reserve Regulations. (a) None of the Loan Parties nor any of their Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.
     (b) No part of the proceeds of any Term Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of, or that is inconsistent with, the provisions of the Regulations of the Board, including Regulation T, U or X.
     SECTION 3.12. Investment Company Act. None of the Loan Parties nor any of their Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.
     SECTION 3.13. Use of Proceeds. The Loan Parties will use the proceeds of the Term Loans solely to (a) repay pursuant to Repatriation all amounts due or outstanding under or in respect of the Existing DIP Facility, (b) repay certain administrative and priority claims expected to be funded on the effective date of the Plan of Reorganization, (c) pay any Transaction Costs associated with the Exit Financing and (d) provide financing for working capital and other general corporate purposes of the Loan Parties and their Subsidiaries.
     SECTION 3.14. Tax Returns. Each of the Loan Parties and their Subsidiaries has filed or caused to be filed all Federal, state, local and applicable foreign tax returns or materials required to have been filed by it and has paid or caused to be paid all taxes due and payable by it and all assessments received by it, except taxes that are being contested in good faith by appropriate proceedings and for which German Parent or such Subsidiary, as applicable, shall have set aside on its books adequate reserves.
     None of the Loan Parties has ever been a party to any understanding or arrangement constituting a “tax shelter” within the meaning of Section 6662(d)(2)(C)(ii) of the Code or within the meaning of Section 6111(c) or Section 6111(d) of the Code as in effect immediately prior to the enactment of the American Jobs Creation Act of 2004, or has ever “participated” in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4.
     SECTION 3.15. No Material Misstatements. None of any information, report, financial statement, exhibit or schedule furnished by or on behalf of German Parent or any Subsidiary to any Agent or any Lender in connection with the negotiation of any Loan Document or included therein or delivered pursuant thereto contained, contains or will contain any material misstatement of fact or omitted, omits or will omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were, are or will be made, not misleading when made; provided that to the extent any such information, report, financial statement, exhibit or schedule was based upon or constitutes a forecast or projection, each Loan Party represents only that it acted in good faith and utilized reasonable assumptions (based upon accounting principles consistent with the historical audited financial statements of German Parent) and due care in the preparation of such information, report, financial statement, exhibit or schedule.
     SECTION 3.16. Employee Benefit Plans. Each Loan Party shall:
     (a) ensure that neither it nor any ERISA Affiliate engages in a complete or partial withdrawal, within the meaning of Sections 4203 and 4205 of ERISA, from any Multiemployer Plan without the prior consent of the Required Lenders;
     (b) ensure that any material liability imposed on it or any ERISA Affiliate pursuant to Title IV of ERISA is paid and discharged when due;
     (c) ensure that neither it nor any ERISA Affiliate adopts an amendment to a Plan requiring the provision of security under ERISA or the Internal Revenue Code without the prior consent of the Required Lenders; and
     (d) ensure that no Plan is terminated under Section 4041A of ERISA.
     SECTION 3.17. Environmental Matters. (a) Except as set forth in Schedule 3.17 and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, none of the Loan Parties nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit (including, but not limited to, Environmental Permits), license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.
     (b) The Loan Parties have obtained, and are in compliance with, all Environmental Permits required for the conduct of their businesses and operations, and the ownership, occupation, operation and use of their Real Property and other property, under Environmental Laws, and all such Environmental Permits are valid and in good standing, except any such failure to obtain, non-compliance or failure to be valid and in good standing as would not reasonably be expected to result in a Material Adverse Effect. To the knowledge of the Loan Parties, no expenditures materially in excess of those amounts currently included in the most recent budget submitted pursuant to Section 5.04(e) hereof or other material or operational adjustments will be required in order to remain in compliance with applicable Environmental Laws or required Environmental Permits. To the knowledge of the Loan Parties, there is no existing reason why any Environmental Permits necessary to be obtained for future operations or expansions (including any renewals of existing Environmental Permits) on the Real Properties will not be obtainable in the ordinary course of the relevant Governmental Authorities’ permitting processes and in a timely manner consistent with the currently effective business plan of the Loan Parties.

     (c) As of the Closing Date, there has been no change in the status of the matters disclosed on Schedule 3.17 since December 31, 2007 that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.
     SECTION 3.18. Insurance. Schedule 3.18 sets forth a true, complete and correct description of all insurance maintained by German Parent or the Subsidiaries as of the Closing Date. As of such date, such insurance is in full force and effect and all premiums have been duly paid. German Parent and the Subsidiaries have insurance in such amounts and covering such risks and liabilities as are in accordance with normal industry practice.
     SECTION 3.19. Security Documents. (a) Each Security Document delivered pursuant to Section 4.01(k) will, upon execution and delivery thereof by the parties thereto, create in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, or create in favor of the Secured Parties directly, a legal, valid and enforceable security interest in the Collateral (as defined in the Security Documents) and the proceeds thereof and (i) when the Pledged Collateral (as defined in the Security Documents) and undated stock powers duly executed in blank are delivered to the Collateral Agent, the Liens created under the Security Documents shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Pledged Collateral, in each case prior and superior in right to any other person, other than with respect to Liens expressly permitted by Section 6.02 and (ii) when all appropriate filings, recordings, registrations, stampings or notifications are made, the Liens created under the Security Documents will constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral, in each case prior and superior in right to any other person, other than with respect to Liens expressly permitted by Section 6.02.
     (b) Each Mortgage is effective to create in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable Lien on all of the Loan Parties’ right, title and interest in and to the Mortgaged Property thereunder and the proceeds thereof, and when the Mortgages are filed in the offices specified in the Mortgages, the Mortgages shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in each such Mortgaged Property and the proceeds thereof, in each case prior and superior in right to any other person, other than with respect to the rights of persons pursuant to Liens expressly permitted by Section 6.02.
     SECTION 3.20. Location of Real Property and Leased Premises. (a) Schedule 3.20(a) lists completely and correctly as of the Closing Date all Real Property owned by the Loan Parties and the addresses thereof. The Loan Parties and their Subsidiaries own in fee all the Real Property set forth on Schedule 3.20(a).
     (b) Schedule 3.20(b) lists completely and correctly as of the Closing Date all Real Property leased by the Loan Parties and the addresses thereof and describes the type of interest held therein and whether such lease, sublease or other instrument contains any restrictions on change of control or requires the consent of the landlord thereunder or other parties thereto to the Transactions, including the granting of Liens on the Collateral to the Collateral Agent for the benefit of the Secured Parties. The Loan Parties have valid leases in all the Real Property set forth on Schedule 3.20(b).

     SECTION 3.21. Labor Matters. As of the Closing Date, there are no strikes, lockouts or slowdowns against the Loan Parties or any of their Subsidiaries pending or, to the knowledge of the Loan Parties, threatened. The hours worked by and payments made to employees of the Loan Parties and their Subsidiaries have not been in violation of applicable law dealing with such matters. All payments due from the Loan Parties or any Subsidiary, or for which any claim may be made against the Loan Parties or any Subsidiary, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of the Loan Parties or such Subsidiary, except to the extent such violation could not reasonably be anticipated to result in a Material Adverse Effect. The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which, the Loan Parties or any Subsidiary is bound.
     SECTION 3.22. Solvency. Immediately after the consummation of the Transactions to occur on the Closing Date and immediately following the making of the Term Loan and after giving effect to the application of the proceeds of the Term Loan:
     (a)(i) the fair value of the assets of the Loan Parties, on a consolidated basis, at a fair valuation, will exceed its debts and liabilities, subordinated, contingent or otherwise; (ii) the present fair saleable value of the property of the Loan Parties, on a consolidated basis, will be greater than the amount that will be required to pay the probable liability of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) the Loan Parties, on a consolidated basis, will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) the Loan Parties, on a consolidated basis, will not have unreasonably small capital with which to conduct the business in which they are engaged as such business is now conducted and is proposed to be conducted following the Closing Date; and
     (b)(i) the fair value of the assets of New Dura and its Subsidiaries, on a consolidated basis, at a fair valuation, will exceed its debts and liabilities, subordinated, contingent or otherwise; (ii) the present fair saleable value of the property of New Dura and its Subsidiaries, on a consolidated basis, will be greater than the amount that will be required to pay the probable liability of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) New Dura and its Subsidiaries, on a consolidated basis, will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) New Dura and its Subsidiaries, on a consolidated basis, will not have unreasonably small capital with which to conduct the business in which they are engaged as such business is now conducted and is proposed to be conducted following the Closing Date.
     SECTION 3.23. Sanctioned Persons. None of the Loan Parties nor any of their Subsidiaries nor, to the knowledge of the Loan Parties, any director, officer, agent, employee or Affiliate of New Dura, German Parent or any Subsidiary is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and the Loan Parties will not directly or indirectly use the proceeds of the Term Loans or otherwise make available such proceeds to any person, for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC.

     SECTION 3.24. No Financial Assistance. The Loan Parties and their Subsidiaries will not directly or indirectly use the proceeds of the Term Loans to refinance Existing Debt in a manner that will implicate regulation in any Relevant Jurisdiction concerning financial assistance by a company for the acquisition of or subscription for shares or concerning the protection of shareholders’ capital finance.
     SECTION 3.25. Deduction of Tax. It is not required under the law of its Relevant Jurisdiction to make any deduction for or on account of Taxes from any payment it may make under any Loan Document.
     SECTION 3.26. No Default. (a) No Event of Default is continuing or might reasonably be expected to result from the making of any Borrowing.
     (b) No other event or circumstance is outstanding which constitutes a default under any other agreement or instrument which is binding on it or any of its Subsidiaries which might have a Material Adverse Effect.
     SECTION 3.27. Pari passu ranking. Each Borrower’s and any other Loan Party’s payment obligations under the Loan Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law generally.
     SECTION 3.28. Dormant Subsidiaries. All Subsidiaries organized under the laws of Germany and the Czech Republic are Borrowers and/or Subsidiary Guarantors except for Dormant Subsidiaries.
     SECTION 3.29. Eligible Accounts. Schedule 3.29 lists completely and correctly as of the Closing Date all Eligible Accounts owned by the Loan Parties, including, without limitation, with respect to each Eligible Account, the jurisdiction in which such account is located, the legal entity that is the owner of such account, the account bank, the account currency and the account number.
ARTICLE IV
Conditions of Lending
     SECTION 4.01. Closing Date. The obligations of the Lenders to make Term Loans hereunder are subject to the satisfaction of the following conditions in a manner satisfactory to the Lenders:
     (a) The Administrative Agent shall have received a notice of such Borrowing as required by Section 2.03.
     (b) The representations and warranties set forth in Article III and in each other Loan Document shall be true and correct in all material respects on and as of the Closing Date.
     (c) As of the Closing Date, no Default or Event of Default shall have occurred and be continuing.

     (d) The Administrative Agent shall have received, on behalf of itself and the Secured Parties, a favorable written opinion acceptable to the Lenders in their sole discretion of (i) Baker & McKenzie, counsel for the Loan Parties, (ii) Linklaters LLP, counsel for the Lenders and (iii) each local counsel listed on Schedule 4.01(d), in each case (A) dated the Closing Date, (B) addressed to the Agents and the Lenders, and (C) covering such other matters relating to the Loan Documents and the Transactions as the Agents (acting on the instructions of the Lenders) shall request, and the Loan Parties and the Lenders, as applicable, hereby request such counsel to deliver such opinions.
     (e) All Loan Documents shall be in form and substance satisfactory to the Agents and the Lenders.
     (f) Reserved.
     (g) A Second Lien Intercreditor Agreement in form and substance satisfactory to the Lenders shall have been entered into by and between the Agents and the agents under the U.S. Second Lien Credit Facility and the U.S. ABL Facility.
     (h) A Coface Intercreditor Agreement in form and substance satisfactory to the Lenders shall have been entered into by and between the Agents and Coface.
     (i) As of the Closing Date, the Loan Parties shall have cash on hand in an amount reasonably satisfactory to Lenders and which shall include the Borrowing Base in an amount at least equal to the Minimum Cash Requirement.
     (j) The Administrative Agent shall have received all corporate formalities typically provided in each Loan Party’s jurisdiction of organization, including but not limited to, each jurisdiction’s equivalent (where available) of the following corporate formalities provided by Loan Parties organized in the U.S.: (i) a copy of the certificate or articles of incorporation or formation, as applicable including all amendments thereto, of each Loan Party, certified as of a recent date by the Secretary of State of the state of its organization, and a certificate as to the good standing of each Loan Party as of a recent date, from such Secretary of State; (ii) a certificate of the Secretary or Assistant Secretary of each Loan Party dated the Closing Date and certifying (A) that attached thereto is a true and complete copy of the by-laws, limited liability company agreement or partnership agreement, as applicable of such Loan Party as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in clause (B) below, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the board of directors, members, or partners, as applicable of such Loan Party authorizing the execution, delivery and performance of the Loan Documents to which such person is a party and, in the case of the Borrowers, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the certificate or articles of incorporation or formation, as applicable of such Loan Party have not been amended since the date of the last amendment thereto shown on the certificate of good standing furnished pursuant to clause (i) above and (D) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party; (iii) a certificate of another officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary executing the certificate pursuant to clause (ii) above; and (iv) such other documents as the Lenders or the Agents may reasonably request.
     (k) The Administrative Agent shall have received a certificate, dated the Closing Date and signed by a Financial Officer of German Parent, confirming compliance with the conditions precedent set forth in paragraphs (b) and (c) of this Section 4.01.
     (l) As of the Closing Date, the Lenders shall not have become aware of any information relating to Parent, its Subsidiaries or the Transactions which is inconsistent in a material and adverse manner with the information (taken as a whole) disclosed (through public filings or private disclosure) to the Lenders on or before the date of the Commitment Letter.
     (m) Each of the Lenders and the Agents shall have received all Fees and other amounts due and payable on or prior to the Closing Date, including, without limitation, all invoiced fees and expenses of counsel reimbursable under the terms of the Loan Documents.
     (n) The Loan Documents (including each Security Document set forth on Schedule 4.01(n)) shall have been duly executed by each Loan Party that is to be a party thereto and shall be in full force and effect on the Closing Date.
     (o) Except as set forth in the Post-Closing Letter, the Collateral Agent shall have received evidence satisfactory to the Lenders that (i) the Collateral Agent (on behalf of the Secured Parties) (or such other party as may be appointed in each jurisdiction to act on behalf of the Secured Parties) holds a perfected first priority (subject only to Permitted Liens) security interest in all of the Collateral (including the Mortgaged Properties, the Eligible Deposit Accounts, the Eligible Inventory and the Eligible PP&E) constituting the Borrowing Base and (ii) all Subsidiaries of Holding Germany other than Dormant Subsidiaries shall be a Borrower or a Subsidiary Guarantor hereunder.
     (p) The Collateral Agent shall have received UCC (or the foreign equivalent), tax, and judgment lien searches and other appropriate evidence evidencing the absence of any Liens on the Collateral (including the Mortgaged Properties, the Eligible Cash Accounts, the Eligible Inventory and the Eligible PP&E) other than Permitted Liens.
     (q) The Administrative Agent shall have received a copy of, or a certificate as to coverage under, the insurance policies required by Section 5.02 and the applicable provisions of the Security Documents, each of which shall be endorsed or otherwise amended to include a customary lender’s loss payable endorsement and to name the Collateral Agent as additional insured, in form and substance satisfactory to the Lenders.
     (r) Immediately after giving effect to the Transactions and the other transactions contemplated hereby, German Parent and the Subsidiaries shall have outstanding no Indebtedness or preferred stock other than (i) Indebtedness outstanding under the Exit Facilities and (ii) Indebtedness set forth on Schedule 6.01.
     (s) The Lenders shall have received the same financial statements provided as a condition to the availability of the European Factoring Facilities (and, to the extent any additional financial statements are provided thereunder, the U.S. ABL Facility and the U.S.

Second Lien Credit Facility). In addition, the Lenders shall have received all of the material written information and other material documentation provided to the lenders under the European Factoring Facilities (and, to the extent any additional financial statements are provided thereunder, the U.S. ABL Facility and the U.S. Second Lien Credit Facility).
     (t) The Administrative Agent shall have received a certificate from the chief financial officer of German Parent certifying that the Loan Parties, taken as a whole, after giving effect to the Transactions to occur on the Closing Date, are solvent within the meaning of the Relevant Jurisdiction.
     (u) All requisite Governmental Authorities and third parties shall have approved or consented to the Transactions and the other transactions contemplated hereby to the extent required, all applicable appeal periods shall have expired and there shall not be any pending or threatened litigation, governmental, administrative or judicial action that could reasonably be expected to restrain, prevent or impose burdensome conditions on the Transactions or the other transactions contemplated hereby.
     (v) The Agents and the Lenders shall have received, to the extent requested, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.
     (w) The Lenders shall have completed their business, legal, financial, tax and collateral due diligence, and shall be satisfied therewith, including without limitation, review and satisfaction with customer contracts and future business commitments received from the Loan Parties’ customers of the Loan Parties.
     (x) The Lenders shall have received a consolidated balance sheet of German Parent as at a fiscal month ended within 60 days prior to the Closing Date, and a statement of operations for the 12-month period ending on such date, prepared in accordance with GAAP and consistent in all material respects with written information previously provided by the Loan Parties. Such financial statements will show Consolidated Adjusted EBITDA (calculated in a manner acceptable to the Lenders) of each Borrower and its Subsidiaries for the latest 12-month period ending on the date referred to in the first sentence of this Section 4.01(x) in an amount equal to or greater than €50,000,000.
     (y) The Lenders shall have received reasonably satisfactory evidence that all obligations (other than contingent obligations contemplated by the Plan of Reorganization for which no claim has been made) under the Existing DIP Agreement shall have been (or substantially concurrently will be) repaid in full in cash, the Existing DIP Agreement and all commitments thereunder shall have been (or substantially concurrently will be) terminated and all Liens, guarantees and security interests related thereto shall have been (or substantially concurrently will be) terminated or released.
     (z) The conditions to availability of (i) the U.S. ABL Facility, (ii) the U.S. Second Lien Credit Facility and (iii) the European Factoring Facilities shall each have been satisfied or waived (with the prior written consent of each of the Lenders if any such waiver is adverse to the

Lenders in any material respect) substantially concurrently with the Closing Date, and the execution and delivery of the U.S. ABL Facility, the European Factoring Facilities, and the U.S. Second Lien Credit Facility on terms and conditions reasonably satisfactory to each of the Lenders shall have occurred, or shall occur substantially simultaneously with the execution and delivery of the Loan Documents.
     (aa) The Plan of Reorganization confirmed by the Confirmation Order shall not have been stayed by the Bankruptcy Court or any other court having jurisdiction to issue any such stay. There shall have been no changes to the Plan of Reorganization from the date of the Confirmation Order other than such changes reasonably acceptable to the Lenders. Moreover, (i) the time to appeal the Confirmation Order or to seek review, rehearing or certiorari with respect to the Confirmation Order must have expired, (ii) no appeal or petition for review, rehearing or certiorari with respect to the Confirmation Order may be pending other than that certain appeal by James W. Korth and (iii) the Confirmation Order must otherwise be in full force and effect.
     (bb) All conditions to the effectiveness of the Plan of Reorganization shall have been satisfied or waived in a manner reasonably acceptable to the Lenders, and the Plan of Reorganization shall have been consummated or shall be consummated contemporaneously with the funding of the Term Loans.
     (cc) The capitalization, structure (including tax structure) and equity ownership of each Loan Party and the organizational documents and board membership of the Loan Parties after the Plan of Reorganization becomes effective shall be satisfactory to the Lenders.
     (dd) a Borrowing Base Certificate for the each Borrower dated as of the Closing Date and giving effect to the Transactions, adequately supporting the Term Loans requested to be made.
     (ee) All necessary governmental, shareholder, and material third-party approvals and/or consents in connection with the Loan Documents and the transactions contemplated thereby shall have been obtained and shall be in full force and effect.
ARTICLE V
Affirmative Covenants
     Each Loan Party covenants and agrees with each Lender that so long as this Agreement shall remain in effect and until the Term Loan Commitments have been terminated and the principal of and interest on each Term Loan, all Fees and all interest and other expenses or amounts payable under any Loan Document shall have been paid in full, unless the Required Lenders shall otherwise consent in writing, such Loan Party will, and will cause each of its Subsidiaries to:
     SECTION 5.01. Existence; Compliance with Laws; Businesses and Properties. (a) Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, except as otherwise expressly permitted under Section 6.05.

     (b) Do or cause to be done all things necessary to obtain, preserve, renew, extend and keep in full force and effect the rights, licenses, permits, franchises, authorizations, patents, copyrights, trademarks and trade names material to the conduct of its business; maintain and operate such business in substantially the manner in which it is presently conducted and operated; comply in all material respects with all applicable laws, rules, regulations and decrees and orders of any Governmental Authority, whether now in effect or hereafter enacted; and at all times maintain and preserve all property material to the conduct of such business and keep such property in good repair, working order and condition, ordinary wear and tear excepted, and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted at all times, except to the extent that failure to do these things could not reasonably be anticipated to result in a Material Adverse Effect.
     SECTION 5.02. Insurance. Keep its insurable properties adequately insured at all times by financially sound and reputable insurers; maintain such other insurance, to such extent and against such risks, including fire and other risks insured against by extended coverage, as is customary with companies in the same or similar businesses operating in the same or similar locations with similar risk factors, including public liability insurance against claims for personal injury or death or property damage occurring upon, in, about or in connection with the use of any properties owned, occupied or controlled by it; and maintain such other insurance as may be required by law.
     SECTION 5.03. Obligations and Taxes. Pay its Indebtedness and other obligations promptly and in accordance with their terms and pay and discharge promptly when due all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default, as well as all lawful claims for labor, materials and supplies or otherwise that, if unpaid, might give rise to a Lien upon such properties or any part thereof; provided, however, that such payment and discharge shall not be required with respect to any such obligation, tax, assessment, charge, levy or claim so long as the validity or amount thereof shall be contested in good faith by appropriate proceedings and German Parent and the Subsidiaries shall have set aside on their books adequate reserves with respect thereto in accordance with GAAP and such contest operates to suspend collection of the contested obligation, tax, assessment, charge, levy or claim and, in the case of a Mortgaged Property, there is no risk of forfeiture of such property.
     SECTION 5.04. Financial Statements, Reports, etc. In the case of German Parent, furnish to the Administrative Agent, which shall promptly post to Intralinks in accordance with Section 9.01:
     (a) within 120 days after the end of each Fiscal Year, (i) the consolidated balance sheet of New Dura and its Subsidiaries as at the end of such Fiscal Year and the related consolidated statements of income, stockholders’ equity and cash flows of New Dura and its Subsidiaries for such Fiscal Year, together with comparative figures for the immediately preceding Fiscal Year, all audited by independent public accountants of recognized international standing reasonably acceptable to the Required Lenders (the “Accountants”) and accompanied by an opinion of such accountants (which opinion shall be without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements fairly present the financial condition and results of operations of New Dura and its consolidated Subsidiaries on a consolidated basis in accordance with U.S. GAAP consistently applied; and (ii) unaudited consolidated and consolidating balance sheet of the German Parent and its Subsidiaries as at the end of such Fiscal Year and the related consolidated and consolidating statements of income, stockholders’ equity and cash flows of the German Parent and its Subsidiaries for such Fiscal Year, together with comparative figures for the immediately preceding Fiscal Year, all certified by one of its Financial Officers as fairly presenting the financial condition and results of operations of German Parent and its consolidated Subsidiaries on a consolidated basis in accordance with U.S. GAAP consistently applied, subject to normal year-end audit adjustments;
     (b) within 45 days after the end of each of the first three fiscal quarters of each Fiscal Year, unaudited consolidated and consolidating balance sheet of the German Parent and its Subsidiaries as at the end of such Fiscal Quarter and the related consolidated and consolidating statements of income, stockholders’ equity and cash flows of the German Parent and its Subsidiaries for such fiscal quarter and the then elapsed portion of the Fiscal Year, and, other than with respect to quarterly reports during the remainder of the first Fiscal Year after the Closing Date, comparative figures for the same periods in the immediately preceding Fiscal Year, all certified by one of its Financial Officers as fairly presenting the financial condition and results of operations of German Parent and its consolidated Subsidiaries on a consolidated basis in accordance with U.S. GAAP consistently applied, subject to normal year-end audit adjustments;
     (c) concurrently with any delivery of financial statements under paragraph (a) or (b) of this Section 5.04, a certificate of a Financial Officer of German Parent in the form of Exhibit E (i) certifying that no Event of Default or Default has occurred or, if such an Event of Default or Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto and (ii) setting forth computations in reasonable detail satisfactory to the Required Lenders demonstrating compliance with each of the Financial Covenants;
     (d) concurrently with any delivery of financial statements under paragraph (a)(i) of this Section 5.04, a written certificate by the Accountants stating that in making the examination necessary therefore, no knowledge was obtained of any Default or Event of Default relating to the Financial Covenants, except as specified in such certificate (it being understood that such examination extended only to financial accounting matters and that no special or separate investigation was made with respect to the existence of Defaults or Events of Default generally);
     (e) within 60 days after the beginning of each Fiscal Year, a detailed consolidated budget for such Fiscal Year (including a projected consolidated balance sheet and related statements of projected operations and cash flows for each month of, and as of the end of, such Fiscal Year, each in reasonable detail, representing German Parent’s good faith projections and certified by a Financial Officer as being the most accurate projections available for such Fiscal Year and setting forth the assumptions used for purposes of preparing projections and such budget) and, promptly when available, any significant revisions of such budget;

     (f) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by New Dura or any Subsidiary with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed to its shareholders, as the case may be;
     (g) promptly after the receipt thereof by the Borrower or any of the Subsidiaries, a copy of any “management letter” received by any such person from its certified public accountants and the management’s response thereto;
     (h) promptly after the request by any Lender, all documentation and other information that such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act;
     (i) promptly, from time to time, such other information regarding the operations, business affairs and financial condition of German Parent or any Subsidiary, or compliance with the terms of any Loan Document, as the Administrative Agent or any Lender may reasonably request;
     (j) promptly upon receipt, a copy of each report submitted to a Loan Party or any of its Subsidiaries by the Accountants in connection with each annual audit of the books of such Loan Party or such Subsidiary by such Accountants or in connection with any interim audit thereof pertaining to any phase of the business of the Loan Party or any such Subsidiary;
     (k) within 5 days of the receipt from the Accountants, all statutory audited financial statements prepared on the basis of the local statutory accounting rules of any Loan Party, including the related audit opinion
     (l) no later than 15 calendar days after the end of each fiscal month (or at such other times as the Administrative Agent may request), a Borrowing Base Certificate (in substantially the form of Exhibit F, with appropriate attachments) with respect to each Borrower (and the other applicable Loan Parties), accompanied by such other supporting detail and documentation as shall be requested by the Required Lenders (each, a “Borrowing Base Certificate”);
     (m) promptly, written notice in the event any Loan Party receives or otherwise gains knowledge that (i) there is a Deficiency Amount or (ii) cash held in Eligible Deposit Accounts is less than then Minimum Cash Requirement, in which case such notice shall also include the amount of such excess or shortfall, as applicable; and
     (n) contemporaneously with the filing or mailing thereof, copies of all material of a financial nature sent to the holders of any Indebtedness (other than the Term Loans) of any member of the Company Group pursuant to the terms of the U.S. ABL Facility, the U.S. Second Lien Credit Facility and the European Factoring Facilities.

     SECTION 5.05. Litigation and Other Notices. Furnish to the Administrative Agent and each Lender prompt written notice of the following:
     (a) any Event of Default or Default, specifying the nature and extent thereof and the corrective action (if any) taken or proposed to be taken with respect thereto;
     (b) the filing or commencement of, or to the Loan Parties’ knowledge, any threat or notice of intention of any person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority, against a Loan Party or any Subsidiary thereof that could reasonably be expected to result in a Material Adverse Effect;
     (c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of German Parent and the Subsidiaries in an aggregate amount exceeding €2,500,000; and
     (d) any development that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect.
     SECTION 5.06. Information Regarding Collateral. Furnish to the Agents prompt written notice of any proposed change (a) in any Loan Party’s corporate name, (b) in the jurisdiction of organization or formation of any Loan Party or (c) in any Loan Party’s identity or corporate structure. The Loan Parties agree not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the Uniform Commercial Code or otherwise that are required in order for the Collateral Agent and the Secured Parties to continue at all times following such change to have a valid, legal and perfected security interest in all of the Collateral. The Loan Parties also agree promptly to notify the Agents if any material portion of the Collateral is damaged or destroyed.
     SECTION 5.07. Maintaining Records; Access to Properties and Inspections; Collateral Appraisals. Keep proper books of record and account in which full, true and correct entries in conformity with GAAP and all requirements of law are made of all dealings and transactions in relation to its business and activities. Each Loan Party will, and will cause each of its Subsidiaries to, permit any representatives designated by any Agent or any Lender to visit and inspect the financial records and the properties of such person at reasonable times during normal business hours and at reasonable intervals, upon reasonable advanced notice and as often as reasonably requested and to make extracts from and copies of such financial records, and permit any representatives designated by any Agent or any Lender to discuss the affairs, finances and condition of such person with the officers thereof and independent accountants therefor. Each Loan Party will conduct, or will cause to be conducted, at its expense and upon request of the Required Lenders, and present to the Required Lenders for approval, such appraisals, investigations and reviews as the Required lenders shall reasonably request for the purpose of determining the Borrowing Base, all upon reasonable prior notice and at such times during normal business hours.
     SECTION 5.08. Use of Proceeds. Use the proceeds of the Term Loans solely to (a) pursuant to Repatriation repay all amounts due or outstanding under or in respect of the Existing DIP Facility, (b) repay certain administrative and priority claims expected to be funded on the effective date of the Plan of Reorganization, (c) pay any Transaction Costs and (d) provide financing for working capital and other general corporate purposes of the Loan Parties and their Subsidiaries.
     SECTION 5.09. Employee Benefits. (a) Comply in all material respects with the applicable provisions of ERISA and the Code and the laws applicable to any Foreign Pension Plan and (b) furnish to the Administrative Agent as soon as possible after, and in any event within ten days after any Responsible Officer of the Loan Parties or any ERISA Affiliate knows or has reason to know that, any ERISA Event has occurred, or, in the case of any ERISA Event which requires advance notice under Section 4043(b)(3) of ERISA, will occur, that, alone or together with any other ERISA Event could reasonably be expected to result in liability of the Loan Parties or any ERISA Affiliate in an aggregate amount exceeding €2,500,000, a statement of a Financial Officer of German Parent setting forth details as to such ERISA Event and the action, if any, that the Borrowers propose to take with respect thereto and (c) promptly upon a request by the Administrative Agent or a Lender, deliver to the Administrative Agent copies of Schedule B (Actuarial Information) to the Annual Report (IRS Form 5500 Series) with respect to each Plan.
     SECTION 5.10. Compliance with Environmental Laws. Comply, and cause all lessees and other persons occupying its properties to comply, in all material respects with all Environmental Laws and Environmental Permits applicable to its operations and properties; obtain, maintain and renew all material environmental permits necessary for its operations and properties; and conduct any remedial action in accordance with Environmental Laws; provided, however, that none of the Loan Parties nor any Subsidiary shall be required to undertake any remedial action required by Environmental Laws to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP.
     SECTION 5.11. Preparation of Environmental Reports. If a Default caused by reason of a breach of Section 3.17 or Section 5.10 shall have occurred and be continuing for more than 20 days without a Loan Party or any Subsidiary thereof commencing activities reasonably likely to cure such Default, at the written request of the Required Lenders through the Administrative Agent, provide to the Lenders within 45 days after such request, at the expense of the Loan Parties, an environmental site assessment report regarding the matters which are the subject of such Default prepared by an environmental consulting firm reasonably acceptable to the Required Lenders and indicating the presence or absence of Hazardous Materials and the estimated cost of any compliance or remedial action in connection with such Default.
     SECTION 5.12. Further Assurances. Execute any and all further documents, financing statements, agreements and instruments, and take all further action (including filing Uniform Commercial Code and other financing statements, mortgages and deeds of trust or any foreign registry, as applicable) that may be required under applicable law, or that the Required Lenders, or any Agent may reasonably request, in order to effectuate the transactions contemplated by the Loan Documents and in order to grant, preserve, protect and perfect the validity and first priority of the security interests created or intended to be created by the Security Documents and delivering same to Collateral Agent subject to any Liens expressly permitted hereunder, together with any customary legal opinions, title insurance policies, lien searches and other instruments and documents as the Required Lenders or the Collateral Agent shall reasonably request. The Loan Parties will cause any subsequently acquired or organized Subsidiary to become a Subsidiary Guarantor by executing an Accession Agreement in the form of Exhibit I hereof or such comparable documentation reasonably acceptable to the Required Lenders to become a Subsidiary Guarantor and to execute an accession agreement reasonably acceptable to the Collateral Agent to each applicable Security Document in favor of the Collateral Agent (or the Secured Parties directly, as applicable) and take all such actions and execute and deliver, or cause to be executed and delivered, all such agreements, documents, instruments and certificates in connection with granting Liens and perfecting the security interest with respect to such Liens in favor of the Collateral Agent, for the benefit of the Secured Parties, or the Secured Parties directly, including granting a pledge of all of the Equity Interests of each such new Subsidiary Guarantor’s Subsidiaries, in each case, together with related customary opinions of counsel to the Loan Parties as to such matters as the Required Lenders may reasonably request and in form and substance reasonably satisfactory to the Required Lenders. In addition, from time to time, the Borrowers and the Guarantors will, at their cost and expense, promptly secure the Obligations by pledging or creating, or causing to be pledged or created, perfected security interests with respect to such of its assets and properties as any Agent or the Required Lenders shall designate (it being understood that it is the intent of the parties that the Obligations shall be secured by substantially all the assets of the Borrowers and the Guarantors (including Real Properties and other properties acquired subsequent to the Closing Date) and a pledge over Equity Interests in the Guarantors and the cash deposit accounts and other assets of the Borrowers, the Subsidiary Guarantors and the other Loan Parties constituting the Borrowing Base and as specified in the applicable Security Documents). Such security interests and Liens will be created under the Security Documents and other security agreements, mortgages, deeds of trust and other instruments and documents in form and substance reasonably satisfactory to the Collateral Agent and the Required Lenders, and the Loan Parties shall deliver or cause to be delivered to the Agents and the Lenders all such instruments and documents (including customary legal opinions, title insurance policies and lien searches) as the Collateral Agent and the Required Lenders shall reasonably request to evidence compliance with this Section 5.12. The Loan Parties agree to provide such evidence as the Required Lenders shall reasonably request as to the perfection and priority status of each such security interest and Lien.
     SECTION 5.13. Interest Rate Protection. No later than the 90th day after the Closing Date, the Borrowers shall enter into, and for a minimum of two years thereafter maintain, Hedging Agreements reasonably acceptable to the Required Lenders that result in at least 50% of the aggregate principal amount of the Term Loans being effectively subject to a fixed or maximum interest rate reasonably acceptable to the Required Lenders.
     SECTION 5.14. Maintenance of Separate Business. In each case in accordance with its current practice, (a) (i) maintain books and records of the Body and Glass Division separately from books and records of the Control Systems Division, (ii) maintain arm’s length relationships with respect to the business dealings between the Body and Glass Division and the Control Systems Divisions and (iii) minimize the commingling of assets for use in connection with the Control Systems Division and the Body and Glass Division (except in instances where commingling of such assets promotes the economic efficiency of German Parent and the Subsidiaries, taken as a whole), (b) not act in a manner so as to increase the value of either the Body and Glass Division or the Control Systems Division at the expense of the other division,

(c) not act in a manner so as to increase the value of the businesses operated by members of the Company Group that are not Loan Parties at the expense of the Body and Glass Division, the Control Systems Division or other businesses of the Loan Parties, (d) maintain the separate corporate existence of each Holding Company from one another and each other Loan Party, (e) observe corporate formalities for each Holding Company and (f) maintain separate corporate accounts for each Holding Company.
     SECTION 5.15. Disclosure of Certain Non-Public Information. As soon as practicable upon demand by the Required Lenders, disseminate (through a filing with the SEC, communications with the press, or some other mode of achieving a wide distribution to the public) any information provided by any Loan Party in connection with any Loan Document (or a summary thereof that is reasonably satisfactory to the Required Lenders) that constitutes material, non-public information other than information proprietary to any Loan Party, the disclosure of which would reasonably be anticipated to adversely affect any Loan Party’s competitive position.
     SECTION 5.16. Accession of Czech Borrower. (a) Complete the Czech Expert Evaluation no later than the 90th day after the Closing Date and (b) promptly and in any event within five Business Days of the completion of the Czech Expert Evaluation, cause any the Czech Borrower to become a Czech Guarantor by executing an Accession Agreement or such comparable documentation reasonably acceptable to the Required Lenders to become a Subsidiary Guarantor and to execute an accession agreement reasonably acceptable to the Required Lenders to each applicable Security Document in favor of the Collateral Agent in accordance with Section 5.12 hereof.
     SECTION 5.17. Dormant Subsidiaries. Ensure that all Subsidiaries organized under the laws of Germany and the Czech Republic, other than Dormant Subsidiaries, are Borrowers or and/or Subsidiary Guarantors.
     SECTION 5.18. Canadian Pledgor. No later than the 90th day after the Closing Date, cause the Canadian Pledgor to enter into the Canadian Pledge Agreement on terms reasonably acceptable to the Required Lenders.
     SECTION 5.19. Holding Germany. No later than the 30th day after the Closing Date, cause Holding Germany to become wholly and directly owned by German Parent.
ARTICLE VI
Negative Covenants
     The Loan Parties covenant and agree with each Lender that, so long as this Agreement shall remain in effect and until the Term Loan Commitments have been terminated and the principal of and interest on each Term Loan, all Fees and all interest and other expenses or amounts payable under any Loan Document have been paid in full, unless the Required Lenders shall otherwise consent in writing, the Loan Parties will not, and will not cause or permit any of the Subsidiaries to:

     SECTION 6.01. Indebtedness. Incur, create, assume or permit to exist any Indebtedness, except:
     (a) Indebtedness existing on the date hereof and set forth in Schedule 6.01 and any extensions, renewals or replacements of such Indebtedness to the extent the principal amount of such Indebtedness is not increased, neither the final maturity nor the weighted average life to maturity of such Indebtedness is decreased, such Indebtedness, if subordinated to the Obligations, remains so subordinated on terms no less favorable to the Lenders, and the original obligors in respect of such Indebtedness remain the only obligors thereon;
     (b) Indebtedness created hereunder and under the other Loan Documents;
     (c) Indebtedness under the European Factoring Facilities and the other Approved Factoring Arrangements, in each case as in effect on the date hereof and as may be amended from time to time but in an aggregate amount at any one time not in excess of €105,000,000;
     (d) intercompany Indebtedness of the Loan Parties and the Subsidiaries (including, without limitation, arising under any Cash Pooling Arrangement and contingent obligations arising from intercompany rights of contribution), provided that (i) such Indebtedness is permitted by Section 6.04(a), (ii) such Indebtedness is subordinated to the Obligations pursuant to an Affiliate Subordination Agreement and (iii) such Indebtedness is pledged as required by any Security Document;
     (e) Indebtedness of the Loan Parties or any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof; provided that (i) such original Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement and (ii) the aggregate principal amount of Indebtedness permitted by this Section 6.01(e), when combined with the aggregate principal amount of all Capital Lease Obligations incurred pursuant to Section 6.01(f), shall not exceed €10,000,000 at any time outstanding;
     (f) Capital Lease Obligations provided that the aggregate principal amount of Capital Lease Obligations permitted by this Section 6.01(f), when combined with the aggregate principal amount of all Indebtedness incurred pursuant to Section 6.01(e), shall not exceed €10,000,000 at any time outstanding;
     (g) Indebtedness under appeal bonds, performance bonds, agreements of indemnification or obligations of like nature or with respect to workers’ compensation claims, self-insurance obligations, export or import indemnities or similar instruments, custom bonds, governmental contracts, leases, surety appeal or similar bonds and completion guarantees provided by a Loan Party in each case incurred in the ordinary course of business and consistent with past practices at any one time outstanding;
     (h) Indebtedness incurred in order to comply with mandatory provisions on pension reserves, in particular Section 8a German Altersteilzeitgesetz, applicable to German Borrowers and/or German Guarantors;

     (i) Indebtedness consisting of promissory notes issued to current or former directors, consultants, mangers, officers and employees or their spouses or estates in connection with any compensation plan to purchase or redeem capital stock of New Dura in an amount not to exceed $500,000 at any one time;
     (j) Indebtedness in respect of unpaid taxes, assessments or charges not yet due or which are being contested in good faith in accordance with Section 5.03;
     (k) Indebtedness constituting the obligation to make purchase price adjustments and indemnities in connection with a Permitted Acquisition to the extent permitted by Section 6.05;
     (l) Indebtedness arising under any Hedging Agreement permitted by Section 6.04(e);
     (m) Indebtedness acquired or assumed in a Permitted Acquisition in a maximum principal amount not to exceed €3,750,000 or its equivalent during the term of this Agreement; provided that such Indebtedness was not incurred in contemplation of the consummation of such Permitted Acquisition;
     (n) Indebtedness in connection with letters of credit described in Section 6.04(i);
     (o) any Lien created or subsisting in order to comply with mandatory provisions on pension reserves, in particular Section 8a German Altersteilzeitgesetz, applicable to German Borrowers and/or German Guarantors; and
     (p) Indebtedness incurred by the Loan Parties and the Subsidiaries from any member of the Company Group other than a Loan Party or a Subsidiary; provided that such Indebtedness is subordinated to the Obligations pursuant to an Affiliate Subordination Agreement
     SECTION 6.02. Liens. Create, incur, assume or permit to exist any Lien on any property or assets (including Equity Interests or other securities of any person, including each Loan Party or any Subsidiary) now owned or hereafter acquired by it or on any income or revenues or rights in respect of any thereof, except:
     (a) Liens on property or assets of the Loan Parties and the Subsidiaries existing on the date hereof and set forth in Schedule 6.02; provided that such Liens shall secure only those obligations which they secure on the date hereof and extensions, renewals and replacements thereof permitted hereunder;
     (b) Liens of Approved Factors on deposit accounts and receivables securing obligations of German Parent and its Subsidiaries under Approved Factoring Arrangements; provided that such Liens, other than Liens in favor of Coface subject to the Coface Intercreditor Agreement, shall not extend to Eligible Deposit Accounts and no such Liens of any Approved Factor shall extend to other Collateral;
     (c) a second priority Lien on the Equity Interests of German Parent in favor of the secured parties under the U.S. Second Lien Credit Facility and a third priority Lien on the Equity Interests of German Parent in favor of the secured parties under the U.S. ABL Facility, subject to Lien subordination provisions satisfactory to the Agents and the Lenders;

     (d) any Lien created under the Loan Documents;
     (e) Liens for taxes, assessments or charges not yet due or which are being contested in compliance with Section 5.03;
     (f) Liens of landlords and carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens imposed by law or arising in the ordinary course of business and securing obligations that are not due and payable or which are being contested in compliance with Section 5.03;
     (g) pledges and deposits made in the ordinary course of business and consistent with past practices in compliance with workmen’s compensation, unemployment insurance and other social security laws or regulations;
     (h) deposits to secure the performance of bids, tenders, trade contracts (other than for Indebtedness), leases (other than Capital Lease Obligations), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business and consistent with past practices;
     (i) zoning restrictions, easements, rights-of-way, restrictions on use of real property, covenants, consents, reservations, encroachments, minor defects or irregularities in title, variations and other restrictions, charges and similar encumbrances (whether or not recorded) affecting the use of real property incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and do not materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of the Borrower or any of the Subsidiaries;
     (j) purchase money security interests in real property, improvements thereto or equipment hereafter acquired (or, in the case of improvements, constructed) by a Loan Party or any Subsidiary; provided that (i) such security interests secure Indebtedness permitted by Section 6.01, (ii) such security interests are incurred, and the Indebtedness secured thereby is created, within 90 days after such acquisition (or construction), (iii) the Indebtedness secured thereby does not exceed the lesser of the cost or the fair market value of such real property, improvements or equipment at the time of such acquisition (or construction) and (iv) such security interests do not apply to any other property or assets of the Borrower or any Subsidiary;
     (k) judgment Liens securing judgments not constituting an Event of Default under Article VII;
     (l) Liens securing Indebtedness arising under any Hedging Agreement permitted by Section 6.04(e);
     (m) Liens securing Indebtedness permitted by Section 6.01(o);
     (n) Liens solely on any cash earnest money deposits made by any Loan Party in connection with a letter of intent or purchase agreement or investments permitted hereunder;

     (o) Liens in favor of customers and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods; and
     (p) Liens on the deposit account described in Section 6.04(i) securing the letters of credit described therein.
     SECTION 6.03. Sale and Lease-Back Transactions. Enter into any arrangement, directly or indirectly, with any person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred unless (a) the sale or transfer of such property is permitted by Section 6.05, (b) any Capital Lease Obligations or Liens arising in connection therewith are permitted by Sections 6.01 and 6.02, as the case may be, (c) such transactions shall not exceed the amount of €20,000,000 over the life of this Agreement and (d) any such Indebtedness shall be secured only by the asset acquired in connection with the incurrence of such Indebtedness.
     SECTION 6.04. Investments, Loans and Advances. Purchase, hold or acquire any Equity Interests, evidences of indebtedness or other securities of, make or permit to exist any loans or advances to, or make or permit to exist any investment or any other interest in, any other person, except:
     (a) intercompany investments by any Loan Party or any Subsidiary in any Borrower or Guarantor or another Loan Party that, after giving effect to such investment, is a Borrower or a Guarantor and (ii) additional investments by any Subsidiary that is not a Loan Party in another Subsidiary that is not a Loan Party;
     (b) Permitted Investments;
     (c) investments received (i) in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business and consistent with past practices of the applicable Loan Party and (ii) deposits, prepayments and other credits to suppliers made in the ordinary course of business and consistent with the past practices of the applicable Loan Party;
     (d) the Loan Parties may make loans and advances in the ordinary course of business and consistent with past practices of the applicable Loan Party to their respective employees or directors so long as the aggregate principal amount thereof at any time outstanding (determined without regard to any write-downs or write-offs of such loans and advances) shall not exceed €250,000;
     (e) the Loan Parties may enter into Hedging Agreements that (i) are required by Section 5.13 or (ii) are not speculative in nature and are related to income derived from foreign operations of the Loan Parties or otherwise related to purchases from foreign suppliers;
     (f) Permitted Acquisitions, the Acquisition Consideration for which does not exceed €10,000,000 or its equivalent in the aggregate during the term of this Agreement;

     (g) (i) investments owned as of the Closing Date in any Subsidiary and (ii) investments made by any Subsidiary after the Closing Date in any Loan Party;
     (h) investments described in Schedule 6.04;
     (i) investments in any deposit account held by the issuer of any letter of credit in connection with the cash collateralization of such letter of credit provided the aggregate amount of all such investments pursuant to this clause (j) shall at no time exceed €4,000,000 or its equivalent;
     (j) investments in any joint venture in an aggregate amount not to exceed at any time $2,000,000 or its equivalent;
     (k) investments constituting earnest money required in connection with a Permitted Acquisition;
     (l) guarantees of indebtedness to the extent permitted under Section 6.01 hereof to the further extent that such guarantees constitute investments;
     (m) customary indemnification obligations incurred in connection with acquisitions or Dispositions otherwise permitted by this Agreement;
     (n) Reserved;
     (o) investments consisting of the deferred portion (including any promissory notes and non-cash consideration) of the sales price received by any Loan Party in connection with any Asset Sale permitted under the terms of this Agreement;
     (p) investments constituting (i) accounts receivable arising or acquired, (ii) trade debt granted and (iii) deposits made in connection with the purchase price of goods or services, in each case in the ordinary course of business and consistent with past practices;
     (q) investments in the ordinary course of business and consistent with past practices consisting of (i) endorsements for collection or deposit and (ii) customary arrangements with customers;
     (r) in addition to investments permitted by paragraphs (a) through (q) of this Section 6.04, additional investments, loans and advances by the Loan Parties and the Subsidiaries, provided that (i) the aggregate amount invested, loaned or advanced pursuant to this Section 6.04(r) (determined without regard to any write-downs or write-offs of such investments, loans and advances) shall not exceed, on a cumulative basis, (A) $5,000,000 or its equivalent outstanding in the period from the Closing Date until the end of the Fiscal Year ended December 31, 2008, (B) $10,000,000 or its equivalent outstanding during the Fiscal Year ended December 31, 2009 and (C) $20,000,000 or its equivalent outstanding at any time thereafter; (ii) any Person or assets or division as acquired in accordance herewith shall be in same business or lines of business in which German Parent and/or its Subsidiaries are engaged as of the Closing Date (or reasonably related, ancillary, corollary or complementary businesses thereto) and any investment shall be made only in Permitted Jurisdictions (and the target of any such investment shall not be controlled directly or indirectly by any U.S. Subsidiary except insofar as such U.S. Subsidiary indirectly controls such target solely thought its control of German Parent and the Subsidiaries); (iii) such investments shall be pledged to the Collateral Agent and the Lenders pursuant to a Security Document on terms satisfactory to the Required Lenders; (iv) immediately prior to, and after giving effect to, any such investment no Default or Event of Default shall have occurred and be continuing or would result therefrom; (v) all transactions in connection therewith shall be consummated, in all material respects, in accordance with all applicable laws and in conformity with all material applicable authorizations of Governmental Authorities; (vi) in the case of the investment in Equity Interests, all of the Equity Interests (except for any such Equity Interest in the nature of directors’ qualifying shares required pursuant to applicable law or other nominal shares required to be issued pursuant to applicable law) acquired or otherwise issued by such Person or any newly formed Subsidiary of German Parent in connection with such acquisition shall be majority owned or controlled directly or indirectly by German Parent and shall be pledged and if such Person is owned directly or indirectly 100% by German Parent, such Person shall become a Guarantor and pledge its assets as requested by the Required Lenders to the extent such guaranty and grant of security are permitted under applicable law; (vii) German Parent and its Subsidiaries shall be in compliance with the financial covenants set forth in Section 6.11 on a pro forma basis after giving effect to such investment as of the last day of the Fiscal Quarter most recently ended; (viii) German Parent shall have delivered to Administrative Agent (i) at least ten Business Days prior to such proposed investment, (A) a Compliance Certificate evidencing compliance with Section 6.11 as required under clause (vii) above and (B) all other relevant financial information with respect to such investment, including the aggregate consideration for such investment and any other information required to demonstrate compliance with Section 6.11 and (ii) promptly on request of the Required Lenders any documents reasonably requested by the Required Lenders;
     (s) intercompany loans by any Loan Party or any Subsidiary to any member of the Company Group other than a Loan Party or a Subsidiary; provided that the amount of any such loan, together with such amounts distributed in connection with Section 6.06(a)(iii), shall not exceed $10,000,000 per year or its equivalent or, commencing in 2009, so long as (i) the Leverage Ratio was not in excess of 1.25:1.00 as of the end, and during each month, of the immediately preceding Fiscal Year and shall not exceed 1:25:1.00 after giving effect to any such amount, (ii) no Default or Event of Default shall have occurred or be caused by such amount and (iii) the Loan Parties shall, after giving effect to such amount, be in pro forma compliance with all Financial Covenants, an additional $10,000,000 per year or its equivalent; and
     (t) other short-term, intercompany loans by any Loan Party or any Subsidiary to any member of the Company Group other than a Loan Party or a Subsidiary in an amount not to exceed $5,000,000 at any time outstanding on terms acceptable to the Required Lenders; provided that, (i) no Default or Event of Default shall have occurred or be caused thereby and (ii) the Loan Parties shall, after giving effect to such loans, be in pro forma compliance with all Financial Covenants.
     SECTION 6.05. Mergers, Consolidations and Sales of Asset. (a) Merge into or consolidate with any other person, or permit any other person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all the assets (whether now owned or hereafter acquired) of any Loan Party or less than all the Equity Interests of any Subsidiary, or purchase, lease or otherwise acquire (in one transaction or a series of transactions) all or any substantial part of the assets of any other person, except that (i) the Loan Parties and any Subsidiary may purchase and sell inventory in the ordinary course of business and consistent with past practices and (ii) if at the time thereof and immediately after giving effect thereto no Event of Default or Default shall have occurred and be continuing (w) any wholly owned Subsidiary that is not a Loan Party may merge into a Borrower or a Guarantor in a transaction in which the applicable Borrower or Guarantor is the surviving corporation, (x) any Borrower may merge with or into another Borrower and any Guarantor may merge with and into a Borrower or Guarantor, (y) any wholly owned Subsidiary may merge into or consolidate with any other wholly owned Subsidiary in a transaction in which the surviving entity is a wholly owned Subsidiary and no person other than a Borrower, Guarantor or a wholly owned Subsidiary receives any consideration (other than any reasonable fees and expenses of professionals assisting in such transactions and provided that if any party to any such transaction is a Loan Party, the surviving entity of such transaction shall be a Loan Party) and (z) the Borrower and the Subsidiaries may make Permitted Acquisitions.
     (b) Make any Asset Sale otherwise permitted under Section 6.05(a) unless (i) such Asset Sale is for consideration at least 85% of which is cash, (ii) such consideration is at least equal to the fair market value of the assets being Disposed of and (iii) the fair market value of all assets Disposed of pursuant to this Section 6.05(b) shall not exceed (x) €10,000,000 in any Fiscal Year or (y) €25,000,000 in the aggregate; provided that the Loan Parties may complete the Systems Reiche Asset Sale, provided further that the Net Cash Proceeds of such sale are immediately deposited into Eligible Deposit Accounts.
     SECTION 6.06. Restricted Payments; Restrictive Agreements. (a) Declare or make, or agree to declare or make, directly or indirectly, any Restricted Payment (including pursuant to any Synthetic Acquisition Agreement), or incur any obligation (contingent or otherwise) to do so; provided, however, that (i) any Subsidiary may declare and pay dividends or make other distributions ratably to its any Loan Party and any Subsidiary that is not a Loan Party may declare and pay dividends or other distributions ratably to its equity holders that are Subsidiaries or Loan Parties, (ii) the Loan Parties may make Restricted Payments in connection with the Repatriation on the Closing Date, (iii) the Loan Parties may make payments for services actually received by the Loan Parties which payment is reflected as an expense in their financial statements in accordance with GAAP, provided that, in the case of this clause (iii), (x) such sums are in the amount not in excess of $5,000,000 or its equivalent during the period from the Closing Date through and including December 31, 2008 and $10,000,000 per year or its equivalent thereafter and, commencing in 2009, in an amount not in excess of an additional $10,000,000 per year or its equivalent provided that the Leverage Ratio was not in excess of 1.25:1.00 as of the end, and during each month, of the immediately preceding Fiscal Year and shall not exceed 1:25:1.00 after giving effect thereto, (y) no Default or Event of Default shall have occurred or be caused thereby, and (z) the Loan Parties shall, after giving effect thereto, be in pro forma compliance with all Financial Covenants and (iv) Loan Parties may repay Indebtedness incurred from the Closing Date to December 31, 2008 pursuant to Section 6.01(p); provided that, in the case of this clause (iv), (x) such repayments are in an aggregate amount not in excess of $10,000,000 and (y) no Default or Event of Default shall have occurred or be caused thereby.

     (b) Enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (i) the ability of German Parent or any Subsidiary, or any other Loan Party, to create, incur or permit to exist any Lien upon any of its property or assets or (ii) the ability of Germany Parent or any Subsidiary, or any other Loan Party, to pay dividends or other distributions with respect to any of its Equity Interests or to make or repay loans or advances to any Borrower or any Subsidiary or to Guarantee Indebtedness of the German Parent or any Subsidiary; provided that (A) the foregoing shall not apply to restrictions and conditions imposed by law or by any Loan Document, (B) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided that such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (C) clause (i) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness and (D) clause (i) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof.
     SECTION 6.07. Transactions with Affiliates. Except for transactions between or among Loan Parties, sell or transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except that the Loan Parties or any Subsidiary may engage in any of the foregoing transactions in the ordinary course of business and consistent with past practices at prices and on terms and conditions not less favorable to the Loan Parties or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties.
     SECTION 6.08. Business of the Loan Parties and Subsidiaries. Engage at any time in any business or business activity other than the business currently conducted by it and business activities reasonably incidental thereto, provided however, that no Holding Company shall: (a) engage in any business operations or activities (other than (i) performance of its obligations and activities under the Loan Documents, (ii) holding the Equity Interests of its Subsidiaries; (iii) making Restricted Payments and investments to the extent permitted under Sections 6.04 and 6.06, (iv) incurring Indebtedness that is permitted under Section 6.01 and (v) activities required to maintain their respective separate corporate existence and to comply with law), (b) hold any property other than Equity Interests of its Subsidiaries, or (c) have a place of business outside of Germany.
     SECTION 6.09. Other Indebtedness and Agreements. (a) Permit (i) any waiver, supplement, modification, amendment, termination or release of any indenture, instrument or agreement pursuant to which any Material Indebtedness of the Loan Parties is outstanding if the effect of such waiver, supplement, modification, amendment, termination or release would materially increase the obligations of the obligor or confer additional material rights on the holder of such Indebtedness in a manner adverse to the Loan Parties, any of the Subsidiaries or the Lenders or (ii) any waiver, supplement, modification or amendment of (x) its certificate of incorporation, by-laws, operating, management or partnership agreement or other organizational documents or (y) any material agreement, to the extent any such waiver, supplement, modification or amendment would be adverse to the Lenders in any material respect.

     (b) (i) make any distribution, whether in cash, property, securities or a combination thereof in respect of, or pay, or commit to pay, or directly or indirectly (including pursuant to any Synthetic Acquisition Agreement) redeem, repurchase, retire or otherwise acquire for consideration, or set apart any sum for the aforesaid purposes, any Indebtedness except (w) the payment of the Indebtedness created hereunder, (x) refinancings of Indebtedness permitted by Section 6.01, (y) the payment of secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness or (z) distributions or repayments pursuant to the Repatriation or (ii) pay in cash any amount in respect of any Indebtedness or preferred Equity Interests that may at the obligor’s option be paid in kind or in other securities, other than dividends permitted pursuant to Section 6.06.
     SECTION 6.10. Capital Expenditures. Permit the aggregate amount of Capital Expenditures made by German Parent and the Subsidiaries, on a consolidated basis, in any Fiscal Year set forth below to exceed the amount stated below for such Fiscal Year (the “Maximum Capital Expenditures”):

Period	Amount
(in Euros)
Fiscal Year 2008:	36,700,000
Fiscal Year 2009:	39,000,000
Fiscal Year 2010:	36,200,000
Fiscal Year 2011:	34,000,000
     provided that the amount of permitted Capital Expenditures in respect of any Fiscal Year shall be increased (but not decreased) by (a) the amount of unused permitted Capital Expenditures for the immediately preceding Fiscal Year less (b) an amount equal to unused Capital Expenditures carried forward to such preceding Fiscal Year, with any such Capital Expenditures being first applied against amounts carried forward and next applied against the allowance in respect of the current year.

     SECTION 6.11. Maximum Leverage Ratio. Permit the Leverage Ratio at any time to be greater than the applicable ratio set forth below opposite the applicable period:

Period	Ratio
At any time from the Closing Date to and including December 31, 2008:	2.35
At any time from and including January 1, 2009 to and including March 31, 2009	2.25
At any time from and including April 1, 2009 to and including June 30, 2009	2.15
At any time from and including July 1, 2009 to and including September 30, 2009	2.00
At any time from and including October 1, 2009 to and including December 31, 2009	1.90
At any time from and including January 1, 2010 to and including March 31, 2010	1.80
At any time from and including April 1, 2010 to and including June 30, 2010	1.70
At any time from and including July 1, 2010 to and including September 30, 2010	1.65
At any time from and including October 1, 2010 to and including December 31, 2010	1.60
At any time from and including January 1, 2011 to and including March 31, 2011	1.60
At any time from and including April 1, 2011 to and including June 30, 2011	1.55
At any time from and including July 1, 2011 to and including September 30, 2011	1.55
At any time from and including October 1, 2011 to and including December 31, 2011	1.50
At any time thereafter	1.50
     SECTION 6.12. Fiscal Year. With respect to German Parent and the Subsidiaries, change their fiscal year-end to a date other than December 31.
     SECTION 6.13. Certain Equity Securities. Issue any Equity Interest that is not Qualified Capital Stock.

     SECTION 6.14. Anti-Terrorism Law. (a) Use the proceeds of the Term Loans, or otherwise make available such proceeds to any person, for the purpose of financing the activities of any person currently subject to any Anti-Terrorism Law or otherwise engage in any transaction that violates any of the applicable prohibitions set forth in any Anti-Terrorism Law.
     (b) Use any funds, assets or property of any Designated Person, or any funds, assets or property beneficially owned directly or indirectly by any Designated Person, to repay any of the Obligations.
     (c) Permit any Designated Person to have a direct or indirect interest in German Parent, any Borrower or any Subsidiary that would constitute a violation of any Anti-Terrorism Laws.
     SECTION 6.15. Deposit Accounts. Open any new deposit, securities or similar accounts that are required to be pledged to the Collateral Agent or the Secured Parties without prior written notice to the Administrative Agent and the Collateral Agent.
     SECTION 6.16. Restriction on Fundamental Changes Except as expressly permitted by other provisions of this Agreement, alter the corporate, capital or legal structure of the Loan Parties or any of their Subsidiaries, or liquidate, wind-up or dissolve themselves (or suffer any liquidation or dissolution), except any Subsidiary of the Loan Parties may be liquidated, wound up or dissolved, in one transaction or a series of transactions, provided that, in the case of such liquidation, winding-up or dissolution, a Loan Party shall be the continuing or surviving person.
     SECTION 6.17. Minimum Cash Requirement Permit cash held in Eligible Deposit Accounts at any time to be less than the Minimum Cash Requirement for a period of five consecutive days.
ARTICLE VII
Events of Default
     In case of the happening of any of the following events (“Events of Default”):
     (a) any representation or warranty made or deemed made in or in connection with any Loan Document or the borrowings hereunder, or any representation, warranty, statement or information contained in any report, certificate, financial statement or other instrument furnished in connection with or pursuant to any Loan Document, shall prove to have been false or misleading in any material respect when so made, deemed made or furnished;
     (b) default shall be made in the payment of any principal of any Term Loan, prepayment premium or Fee when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;
     (c) default shall be made in the payment of any interest on any Term Loan due, when and as the same shall become due and payable, and such default shall continue unremedied for a period of three Business Days;

     (d) default shall be made in the payment of any other amount (other than an amount referred to in paragraph (b) or (c) of this Article VII) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of twenty (20) days;
     (e) default shall be made in the due observance or performance by the Loan Parties or any Subsidiary of any covenant, condition or agreement contained in Section 5.01(a), 5.02, 5.05 or 5.08 or in Article VI;
     (f) default shall be made in the due observance or performance by the Loan Parties or any Subsidiary of any covenant, condition or agreement contained in any Loan Document (other than those specified in paragraph (b), (c), (d) or (e) of this Article VII) and such default shall continue unremedied for a period of 30 days after the earlier of (i) notice thereof from the Administrative Agent to German Parent (which notice shall also be given at the request of any Lender) or (ii) knowledge thereof of any Loan Party;
     (g) (i) any member of the Company Group, any Loan Party or any Subsidiary shall fail to pay, after the expiration of all grace and cure periods, any principal or interest, regardless of amount, due in respect of any Material Indebtedness, when and as the same shall become due and payable beyond any applicable period of grace or (ii) any other event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (ii) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;
     (h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of a Company Group member, a Loan Party or any Subsidiary, or of a substantial part of the property or assets of a Loan Party or any Subsidiary, under any Debtor Relief Law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for a Company Group member, a Loan Party or any Subsidiary or for a substantial part of the property or assets of such Company Group member, Loan Party or Subsidiary or (iii) the winding-up or liquidation of a Company Group member, a Loan Party or any Subsidiary, other than in connection with a merger or consolidation permitted under Section 6.05; and such proceeding, petition or appointment shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;
     (i) a Company Group member, a Loan Party or any Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking relief under any Debtor Relief Law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in paragraph (h) of this Article VII, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for a Company Group member, a Loan Party or a Subsidiary or for a substantial part of the property or assets of such Company Group member, Loan Party or Subsidiary,

(iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due or (vii) take any action for the purpose of effecting any of the foregoing;
     (j) one or more judgments shall be rendered against any member of the Company Group, any Loan Party or any Subsidiary or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of any Loan Party or any Subsidiary to enforce any such judgment and such judgment either (i) is for the payment of money in excess of $2,500,000 in any individual case, (ii) is for the payment of money in the excess of $10,000,000 in the aggregate at any one time or (iii) is for injunctive relief and could reasonably be expected to result in a Material Adverse Effect;
     (k) an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other such ERISA Events, could reasonably be expected to result in liability of the Loan Parties and their ERISA Affiliates in an aggregate amount exceeding €2,500,000;
     (l) if any Guarantee for any reason shall cease to be in full force and effect (other than in accordance with its terms), or any Loan Party shall deny in writing that it has any further liability under the Loan Documents (other than as a result of the discharge of such Loan Party in accordance with the terms of the Loan Documents);
     (m) any security interest purported to be created by any Security Document shall cease to be, or shall be asserted by any Borrower or any other Loan Party not to be, a valid, perfected, first priority (except as otherwise expressly provided in this Agreement or such Security Document) security interest in the securities, assets or properties covered thereby;
     (n) there shall have occurred a Change in Control; or
     (o) (i) any lien or debt subordination provisions relating to any Indebtedness permitted pursuant to Section 6.01 or any Intercreditor Agreement shall cease to be in full force and effect or shall be declared null and void or (ii) any Loan Party, Subsidiary or counterparty to any factoring agreement shall contest the validity of any Affiliate Subordination Agreement, Intercreditor Agreement or any other lien or debt subordination provision relating to any Indebtedness permitted pursuant to Section 6.01 or deny in writing that it or the subordinated party has any further liability thereunder;
     then, and in every such event (other than an event with respect to a Borrower described in paragraph (h) or (i) of this Article VII), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to German Parent, take either or both of the following actions, at the same or different times: (i) terminate forthwith the Term Loan Commitments and (ii) declare the Term Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Term Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by each Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding; and in any event with respect to any Borrower described in paragraph (h) or (i) of this Article VII, the Term Loan Commitments shall automatically terminate and the principal of the Term Loans then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrowers, anything contained herein or in any other Loan Document to the contrary notwithstanding.
ARTICLE VIII
The Administrative Agent and the Collateral Agent
     Each of the Lenders hereby irrevocably appoints the Administrative Agent and the Collateral Agent (for purposes of this Article VIII, the Administrative Agent and the Collateral Agent are referred to collectively as the “Agents”) its agent and authorizes the Agents to take such actions on its behalf and to exercise such powers as are delegated to such Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto. Without limiting the generality of the foregoing, the Agents are hereby expressly authorized to (i) execute any and all documents (including releases) with respect to the Collateral and the rights of the Secured Parties with respect thereto, as contemplated by and in accordance with the provisions of this Agreement and the Security Documents and (ii) in connection with the ratification and incorporation of any Loan Document into a Spanish Public Document, to enter into, enforce the rights of each Loan Party under and generally represent each Loan Party in respect of the granting of a Spanish Public Document.
     Neither Agent shall have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) neither Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) neither Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that such Agent is instructed in writing to exercise by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.08) and (c) except as expressly set forth in the Loan Documents to which it is a party, neither Agent shall have any duty to disclose, nor shall it be liable for the failure to disclose, any information relating to the Loan Parties or any of the Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent and/or Collateral Agent or any of its Affiliates in any capacity. Neither Agent shall be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.08) or in the absence of its own gross negligence or willful misconduct. Neither Agent shall be deemed to have knowledge of any Default unless and until written notice thereof is given to such Agent by the Loan Parties or a Lender, and neither Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to such Agent.
     Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper person. Each Agent may also rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper person, and shall not incur any liability for relying thereon. Each Agent may consult with one or more legal counsel (who may be counsel for the Loan Parties), including one or more foreign counsel qualified in any of the jurisdictions whose laws govern any of the Loan Documents, independent accountants and other experts selected by such Agent, and such Agent shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
     Each Agent may perform any and all of its duties and exercise its rights and powers by or through any one or more sub-agents appointed by it. Each Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers by or through their respective Related Parties. Neither Agent shall be responsible for the negligence or misconduct of or for the supervision of any such sub-agents selected by such Agent in good faith and without gross negligence or willful misconduct. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of each Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Term Loans as well as activities as Agent.
     No provision of any Loan Document shall require either Agent to expend or risk its own funds or otherwise incur liability in the performance of any of its duties hereunder or thereunder or in the exercise of any of its rights or powers if it believes in good faith that repayment of such funds or adequate security or indemnity against such risk or liability is not assured to it. Each Agent shall at any time be entitled to cease taking any action if it no longer deems in good faith any indemnity, security or undertaking hereunder to be sufficient
     Subject to the appointment and acceptance of a successor Agent as provided below, either Agent may resign at any time by notifying the Lenders and German Parent. Upon any such resignation, the Required Lenders shall have the right, in consultation with German Parent, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrowers to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between German Parent and such successor. After an Agent’s resignation hereunder, the provisions of this Article VIII and Section 9.05 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while acting as Agent.
     Each Lender acknowledges that it has, independently and without reliance upon the Agents or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agents or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement or any other Loan Document, any related agreement or any document furnished hereunder or thereunder.
     Notwithstanding anything in any Loan Document that may be construed to the contrary, in the event there is an inconsistency between, or an ambiguity caused by a reading of, a provision in this Agreement and a provision in any other of the Loan Documents (including, but not limited to, any Security Document), the terms of this Agreement shall govern and prevail
ARTICLE IX
Miscellaneous
     SECTION 9.01. Notices; Electronic Communications. Notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax, as follows:
     (a) if to the Borrowers, to:
Dura European Holding LLC & Co. KG
c/o Dura Automotive Systems, Inc.
2791 Research Drive
Rochester Hills, MI 48309
Attention: Chief Financial Officer
with a copy to
Dura Automotive Systems GmbH
Koenigstrasse 57
Plettenberg
58840
Germany
Attention: Eric Rundall
     (b) if to any Agent, to:

Deutsche Bank Trust Company Americas
Global Transaction Banking
Trust and Securities Services,
60 Wall Street, 27th floor,
New York, New York 10005
Fax no:: 732-380-2345
Attention: Trust & Securities — Project Finance— Deal Manager,
with a copy to
Thompson Hine LLP,
335 Madison Avenue (43rd Street)
12th Floor
New York, New York 10017
Fax: (212) 344-6101
Attention: Corporate Trust Group; and
     (c) if to a Lender, to it at its address (or fax number) set forth on Schedule 2.01 or in the Assignment and Acceptance pursuant to which such Lender shall have become a party hereto.
     All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by fax or on the date five Business Days after dispatch by certified or registered mail, postage prepaid, if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 9.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 9.01. As agreed to among German Parent, the Czech Borrower, the Administrative Agent, the Collateral Agent and the applicable Lenders from time to time, notices and other communications may also be delivered by e-mail to the e-mail address of a representative of the applicable person provided from time to time by such person.
     Each of the Borrowers hereby agrees, unless directed otherwise by the Administrative Agent or unless the electronic mail address referred to below has not been provided by the Administrative Agent to the Borrowers, that it will, or will cause the Subsidiaries to, provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to the Loan Documents or to the Lenders under Article V, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) is or relates to a Borrowing Request, (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any Default or Event of Default under this Agreement or any other Loan Document or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any Borrowing or other extension of credit hereunder (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium that is properly identified in a format acceptable to the Administrative

Agent to an electronic mail address as directed by the Administrative Agent. In addition, the Borrower agrees, and agrees to cause the Subsidiaries, to continue to provide the Communications to the Administrative Agent or the Lenders, as the case may be, in the manner specified in the Loan Documents but only to the extent requested by the Administrative Agent or the Required Lenders.
     Each Borrower hereby acknowledges that (a) the Administrative Agent will make available to the Lenders materials and/or information provided by or on behalf of the Loan Parties hereunder (collectively, the “Borrower Materials”) by posting the Borrower Materials on Intralinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”). Each Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to New Dura or its securities for purposes of United States federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 9.16); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public Investor;” and (z) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not marked as “Public Investor.” Notwithstanding the foregoing, the following Borrower Materials shall be marked “PUBLIC”, unless German Parent notifies the Administrative Agent promptly that any such document contains material non-public information: (1) the Loan Documents and (2) notification of changes in the terms of the Term Loans.
     SECTION 9.02. Survival of Agreement. All covenants, agreements, representations and warranties made by the Loan Parties herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Lenders and shall survive the making by the Lenders of the Term Loans, regardless of any investigation made by the Lenders or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Term Loan, prepayment premiums, Fees or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid and so long as the Term Loan Commitments have not been terminated. The provisions of Section 2.14, Section 2.16, Section 2.20 and Section 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Term Loans, the expiration of the Term Loan Commitments, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent, the Collateral Agent or any Lender.
     SECTION 9.03. Binding Effect. This Agreement shall become effective when it shall have been executed by the Loan Parties and the Administrative Agent and when the

Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto.
     SECTION 9.04. Successors and Assigns. (a) Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party; and all covenants, promises and agreements by or on behalf of the Loan Parties, the Administrative Agent, the Collateral Agent or the Lenders that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns.
     (b) Each Lender may assign to (i) one or more Eligible Assignees all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of its Term Loan Commitment and the Term Loans at the time owing to it), with notice to German Parent and the Czech Borrower (failure to provide or delay in providing such notice shall not invalidate such assignment) or (ii) any other person (other than a natural person) upon the prior written consent of the German Parent and the Czech Borrower (the consent of neither German Parent nor the Czech Borrower to be unreasonably withheld, delayed or conditioned and no such consent to be required during the continuance of an Event of Default); provided, however, that (i) any transfer by a Lender to an Eligible Assignee or any other person shall only be effective if it transfers that Lender’s share of each Term Loan pro rata, (ii) the amount of the Term Loan Commitment or Term Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall be not less than, €500,000 (or, if less, the entire remaining amount of such Lender’s Term Loan Commitment or Term Loans), unless the Administrative Agent shall otherwise agree; provided that simultaneous assignments by two or more Related Funds shall be combined for purposes of determining whether the minimum assignment requirement is met, (iii) the parties to each assignment shall (A) execute and deliver to the Administrative Agent an Assignment and Acceptance via an electronic settlement system acceptable to the Administrative Agent or, as previously agreed with the Administrative Agent and (B) manually execute and deliver to the Administrative Agent an Assignment and Acceptance, and shall pay to the Administrative Agent a processing and recordation fee of $2,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent) and (iv) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire (in which the assignee shall designate one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Loan Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws) and all applicable tax forms. Upon acceptance and recording pursuant to Section 9.04(e), from and after the effective date specified in each Assignment and Acceptance, (1) the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, (2) the assignee thereunder shall automatically become a party to, and be bound by, (A) the Second Lien Intercreditor Agreement and (B) the Coface Intercreditor Agreement without executing any further counterparts thereto and (3) the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 2.14, Section 2.16, Section 2.20 and Section 9.05, as well as to any Administrative Agent Fees accrued for its account and not yet paid).
     (c) By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows: (i) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim and that its Term Loan Commitment and the outstanding balances of its Term Loans, in each case without giving effect to assignments thereof which have not become effective, are as set forth in such Assignment and Acceptance; (ii) except as set forth in clause (i) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto, or the financial condition of the Loan Parties or any Subsidiary or the performance or observance by the Loan Parties or any Subsidiary of any of its obligations under this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto; (iii) such assignee represents and warrants that it is legally authorized to enter into such Assignment and Acceptance; (iv) such assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements referred to in Section 3.05(a) or delivered pursuant to Section 5.04 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (v) such assignee will independently and without reliance upon the Administrative Agent, the Collateral Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (vi) such assignee appoints and authorizes the Administrative Agent and the Collateral Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent and the Collateral Agent, respectively, by the terms hereof, together with such powers as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by it as a Lender.
     (d) The Administrative Agent, acting for this purpose as an agent of the Loan Parties, shall maintain at one of its offices in The City of New York a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Term Loan Commitment of, and principal amount of the Term Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive and the Borrowers, the Administrative Agent, the Collateral Agent and the Lenders may treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers, the Collateral Agent and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
     (e) Upon its receipt of, and consent to, a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, an Administrative Questionnaire completed in respect of the assignee (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in Section 9.04(b), if applicable, and the written consent of the Administrative Agent and, if required, the applicable Borrower, to such assignment, the Administrative Agent shall (i) accept such Assignment and Acceptance and (ii) record the information contained therein in the Register. No assignment shall be effective unless it has been recorded in the Register as provided in this Section 9.04(e).
     (f) Each Lender may without the consent of any Loan Party or the Administrative Agent sell participations to one or more banks or other persons in all or a portion of its rights and obligations under this Agreement (including all or a portion of its Term Loan Commitment and the Term Loans owing to it); provided, however, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the participating banks or other persons shall be entitled to the benefit of the cost protection provisions contained in Sections 2.14, Section 2.16, Section 2.20 and shall be bound by the confidentiality provisions in Section 9.16 to the same extent as if they were Lenders (but, with respect to any particular participant, to no greater extent than the Lender that sold the participation to such participant) and (iv) the Loan Parties, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, and such Lender shall retain the sole right to enforce the obligations of the Loan Parties relating to the Term Loans and to approve any amendment, modification or waiver of any provision of this Agreement (other than amendments, modifications or waivers decreasing any Fees payable to such participating bank or person hereunder or the amount of principal of or the rate at which interest is payable on the Term Loans in which such participating bank or person has an interest, extending any scheduled principal payment date or date fixed for the payment of interest on the Term Loans in which such participating bank or person has an interest, increasing or extending the Term Loan Commitments in which such participating bank or person has an interest or releasing any Guarantor (other than in connection with the sale of such Guarantor in a transaction permitted by Section 6.05) or all or substantially all of the Collateral). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.06 as though it were a Lender, provided such Participant agrees to be subject to Section 2.18 as though it were a Lender.
     (g) Any Lender or participant may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 9.04, disclose to the assignee or participant or proposed assignee or participant any information relating to the Loan Parties furnished to such Lender by or on behalf of such Loan Parties; provided that, prior to any such disclosure of information designated by the Loan Parties as confidential, each such assignee or participant or proposed assignee or participant shall execute an agreement whereby such assignee or participant shall agree (subject to customary exceptions) to preserve the confidentiality of such confidential information on terms no less restrictive than those applicable to the Lenders pursuant to Section 9.16.
     (h) Any Lender may at any time assign all or any portion of its rights under this Agreement to secure extensions of credit to such Lender or in support of obligations owed by such Lender; provided that no such assignment shall release a Lender from any of its obligations hereunder or substitute any such assignee for such Lender as a party hereto.

     (i) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrowers, the option to provide to the Borrowers all or any part of any Term Loan that such Granting Lender would otherwise be obligated to make to the Borrowers pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Term Loan and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Term Loan, the Granting Lender shall be obligated to make such Term Loan pursuant to the terms hereof. The making of a Term Loan by an SPC hereunder shall utilize the Term Loan Commitment of the Granting Lender to the same extent, and as if, such Term Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in this Section 9.04, any SPC may (i) with notice to, but without the prior written consent of, the Borrowers and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Term Loans to the Granting Lender or to any financial institutions (consented to by German Parent, on behalf of the German Borrowers, the Czech Borrower and the Administrative Agent) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Term Loans and (ii) disclose on a confidential basis any non-public information relating to its Term Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC.
     (j) No Borrower shall assign or delegate any of its rights or duties hereunder without the prior written consent of the Administrative Agent and each Lender, and any attempted assignment without such consent shall be null and void.
     (k) For the avoidance of doubt, the Parties agree that any transfer effected in accordance with this Section 9.04 (x) shall be by way of an assignment of all the rights of the Lenders against the Debtors (and not a novation). Notwithstanding the foregoing sentence, if any such assignment were to be deemed shall constitute a novation within the meeting of Article 1128 et seq of the Romanian Civil Code, provided that all rights (including those in relation to Romanian Security Agreements) of the Secured Parties against the Romanian Loan Parties (as mentioned therein) shall be maintained in accordance with article 1134 of the Romanian Civil Code and (y) shall be effected by way of novation with regards to any Security Documents governed by Spanish Law, which shall maintain in full force and effect together with all rights and remedies arising under the same.
     SECTION 9.05. Expenses; Indemnity. (a) The Borrowers jointly and severally agree to pay all reasonable out-of-pocket expenses incurred by the Lenders, the Administrative Agent and the Collateral Agent in connection with the syndication of the Term Loans or the preparation or administration of this Agreement or any other Loan Document or in connection with any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions hereby or thereby contemplated shall be consummated) or incurred by the Administrative Agent, the Collateral Agent or any Lender in connection with the enforcement or protection of its rights in connection with this Agreement or any other Loan Document or in connection with the Term Loans made hereunder, including the fees, charges and disbursements of Linklaters LLP, Thompson Hine LLP, counsel for the Administrative Agent and the Collateral Agent, and, in connection with any such enforcement or protection, the fees, charges and disbursements of any other counsel for the Administrative Agent, the Collateral Agent or any Lender.
     (b) The Borrowers jointly and severally agree to defend, indemnify the Administrative Agent, the Collateral Agent, each Lender and each Related Party of any of the foregoing persons (each such person being called an “Indemnitee”) against, pay and to hold each Indemnitee harmless from, any and all losses, claims, demands, damages, (including natural resource damages), penalties, liabilities (including Environmental Liability) and related costs (including the costs of any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other response action necessary to remove, remediate, cleanup or abate any Hazardous Materials), expenses, including reasonable counsel fees, charges and disbursements of any kind or nature whatsoever (including reasonable counsel fees and disbursements for Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened by any person, whether or not such Indemnitee shall be designated as a party or a potential party thereto, and any fees or expenses incurred by Indemnitees in enforcing this indemnity), whether direct, indirect or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations and Environmental Laws), on common law, tort or equitable cause or on contract or otherwise, that may be imposed on, incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (i) the execution, delivery or administration of this Agreement or any other Loan Document or any agreement, document or instrument contemplated thereby, the performance by the party thereto of its respective obligations thereunder or the consummation of the Transactions and the other transactions contemplated thereby (including the syndication of the Term Loans or the sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guarantee), (ii) the use of the proceeds of the Term Loans, (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing (including any claim in connection with a potential Environmental Liability or arising from Hazardous Materials relating to or arising from, directly or indirectly, any past or present activity, operations, land ownership or practice of Holdings Germany or any of its Subsidiaries), whether or not any Indemnitee is a party thereto (and regardless of whether such matter is initiated by a third party or by a Borrower, any other Loan Party or any of their respective Affiliates) or (iv) any actual or alleged presence or Release of Hazardous Materials on any property currently or formerly owned or operated by the Loan Parties or any of the Subsidiaries (the “Indemnified Liabilities”), or any Environmental Liability related in any way to the Loan Parties or the Subsidiaries; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such Indemnified Liabilities are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee. To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this paragraph (b) may be unenforceable in whole or in part because they are violative of any law or public policy, the applicable Loan Party shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by the Indemnitees or any of them.
     (c) To the extent that the Borrowers fail to pay any amount required to be paid by it to the Administrative Agent or the Collateral Agent under paragraph (a) or (b) of this Section 9.05, each Lender severally agrees to pay to the Administrative Agent or the Collateral Agent, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount. For purposes hereof, a Lender’s "pro rata share” shall be determined based upon its share of the sum of the outstanding Term Loans at the time.
     (d) To the extent permitted by applicable law, no Borrower shall assert, and each Borrower hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any Loan Document or any agreement or instrument contemplated hereby, the Transactions or any Term Loan or the use of the proceeds thereof.
     (e) The provisions of this Section 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Term Loans, the expiration of the Term Loan Commitments, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent, the Collateral Agent or any Lender. All amounts due under this Section 9.05 shall be payable promptly on written demand therefor.
     SECTION 9.06. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, except to the extent prohibited by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) other than trust, payroll and tax accounts at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of any Loan Party against any of and all the obligations of any Loan Party now or hereafter existing under this Agreement and other Loan Documents held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or such other Loan Document and although such obligations may be unmatured. The rights of each Lender under this Section 9.06 are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.
     SECTION 9.07. Applicable Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING WITHOUT LIMITATION SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

     SECTION 9.08. Waivers; Amendment. (a) No failure or delay of the Administrative Agent, the Collateral Agent or any Lender in exercising any power or right hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Collateral Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by any Borrower or any other Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on any Borrower in any case shall entitle such Borrower to any other or further notice or demand in similar or other circumstances.
     (b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Loan Parties and the Required Lenders; provided, however, that no such agreement shall (i) decrease the principal amount of, or extend the maturity of or any scheduled principal payment date or date for the payment of any interest on any Term Loan, or waive or excuse any such payment or any part thereof, or decrease the rate of interest on any Term Loan, without the prior written consent of each Lender directly adversely affected thereby, (ii) increase or extend the Term Loan Commitment or decrease or extend the date for payment of any Fees of any Lender without the prior written consent of such Lender, (iii) amend or modify the pro rata requirements of Section 2.17, the provisions of Section 9.04(j) or the provisions of this Section or release any Guarantor (other than in connection with the sale of such Guarantor in a transaction permitted by Section 6.05) or all or substantially all of the Collateral, without the prior written consent of each Lender, (iv) modify the protections afforded to an SPC pursuant to the provisions of Section 9.04(i) without the written consent of such SPC or (v) reduce the percentage contained in the definition of the term “Required Lenders” without the prior written consent of each Lender (it being understood that with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the Term Loan Commitments on the date hereof); provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or the Collateral Agent hereunder or under any other Loan Document without the prior written consent of the Administrative Agent or the Collateral Agent.
     (c) The Administrative Agent and the Loan Parties may amend any Loan Document to correct obvious errors or to change administrative provisions so long as such changes do not adversely affect the Lenders. Notwithstanding anything to the contrary contained herein, such amendment shall become effective without any further consent of any other party to such Loan Document.
     SECTION 9.09. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Term Loan, together with all fees, charges and other amounts which are treated as interest on such Term Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”)

which may be contracted for, charged, taken, received or reserved by the Lender holding such Term Loan or participation in accordance with applicable law, the rate of interest payable in respect of such Term Loan or participation hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Term Loan or participation but were not payable as a result of the operation of this Section 9.09 shall be cumulated and the interest and Charges payable to such Lender in respect of other Term Loans or participations or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.
     SECTION 9.10. Entire Agreement. This Agreement, the Engagement Letter and the other Loan Documents constitute the entire contract between the parties relative to the subject matter hereof. Any other previous agreement among the parties with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents. Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any person (other than the parties hereto and thereto, their respective successors and assigns permitted hereunder and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Collateral Agent and the Lenders) any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.
     SECTION 9.11. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.
     SECTION 9.12. Severability. In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.
     SECTION 9.13. Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract, and shall become effective as provided in Section 9.03. Delivery of an executed signature page to this Agreement by facsimile or other electronic transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.
     SECTION 9.14. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.
     SECTION 9.15. Jurisdiction; Consent to Service of Process. (a) Each Loan Party, except where otherwise provided in this Agreement, hereby irrevocably and unconditionally submits, for itself and its property, to the non-exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent, the Collateral Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents against the Loan Parties or their properties in the courts of any jurisdiction.
     (b) All disputes arising from the present Loan Documents or in connection with the present Loan Documents between the Czech Borrower and/or the Czech Guarantor and any other Party or Parties to this Agreement shall be finally decided with the Arbitration Court attached to the Economic Chamber of the Czech Republic and Agricultural Chamber of the Czech Republic (the “Arbitration Court”) by three arbitrators in accordance with the Rules of that Arbitration Court.
     (c) Each Loan Party, except where otherwise provided in this Agreement, hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any New York State or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
     (d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
     SECTION 9.16. Confidentiality. Each of the Administrative Agent, the Collateral Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ officers, directors, employees and agents, including accountants, legal counsel and other advisors (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority or quasi-regulatory authority (such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) in connection with the exercise of any remedies hereunder or under the other Loan Documents or any suit, action or proceeding relating to the enforcement of its rights hereunder or thereunder, (e) subject to an agreement containing provisions substantially the same as those of this Section 9.16, to (i) any actual or prospective assignee of or participant in any of its rights or obligations under this Agreement and the other Loan Documents or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Loan Parties or any Subsidiary or any of their respective obligations, (f) with the consent of the Loan Parties or (g) to the extent such Information becomes publicly available other than as a result of a breach of this Section 9.16. For the purposes of this Section, “Information” shall mean all information received from the Loan Parties and related to the Loan Parties or their business, other than any such information that was available to the Administrative Agent, the Collateral Agent or any Lender on a nonconfidential basis prior to its disclosure by the Loan Parties; provided that, in the case of Information received from the Loan Parties after the date hereof, such information is clearly identified at the time of delivery as confidential. Any person required to maintain the confidentiality of Information as provided in this Section 9.16 shall be considered to have complied with its obligation to do so if such person has exercised the same degree of care to maintain the confidentiality of such Information as such person would accord its own confidential information.
     SECTION 9.17. Lender Action. Each Lender agrees that it shall not take or institute any actions or proceedings, judicial or otherwise, for any right or remedy against any Loan Party or any other obligor under any of the Loan Documents (including the exercise of any right of setoff, rights on account of any banker’s lien or similar claim or other rights of self-help), or institute any actions or proceedings, or otherwise commence any remedial procedures, with respect to any Collateral or any other property of any such Loan Party, unless expressly provided for herein or in any other Loan Document, without the prior written consent of the Required Lenders. The provisions of this Section 9.17 are for the sole benefit of the Lenders and shall not afford any right to, or constitute a defense available to, any Loan Party.
     SECTION 9.18. USA PATRIOT Act Notice. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Loan Party that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies such Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Loan Party in accordance with the USA PATRIOT Act.

ARTICLE X
Guarantee
     SECTION 10.01. The Guarantee. Subject to Section 10.08 and Section 10.10, each Guarantor hereby jointly and severally with the other Guarantors guarantees, as a primary obligor and not as a surety to each Secured Party and their respective successors and assigns, the prompt payment in full when due (whether at stated maturity, by required prepayment, declaration, demand, by acceleration or otherwise) of the principal of and interest (including any interest, fees, costs or charges that would accrue but for the provisions of (i) the Bankruptcy Code after any bankruptcy or insolvency petition under the Bankruptcy Code and (ii) any other Debtor Relief Laws) on the Term Loans made by the Lenders to any Borrower (other than such Guarantor), and all other Obligations from time to time owing to the Secured Parties by any Loan Party under any Loan Document, in each case strictly in accordance with the terms thereof (such obligations being herein collectively called the “Guaranteed Obligations”). The Guarantors hereby jointly and severally agree that if the Borrowers or other Guarantor(s) shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, the Guarantors will promptly pay the same in cash, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.
     SECTION 10.02. Obligations Unconditional. The obligations of the Guarantors under Section 10.01 shall constitute a guaranty of payment and to the fullest extent permitted by applicable Law, are absolute, irrevocable and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the Guaranteed Obligations of the Borrowers under this Agreement, or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or Guarantor (except for payment in full). Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Guarantors hereunder which shall remain absolute, irrevocable and unconditional under any and all circumstances as described above:
     (a) at any time or from time to time, without notice to the Guarantors, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;
     (b) any of the acts mentioned in any of the provisions of this Agreement or any other agreement or instrument referred to herein or therein shall be done or omitted;
     (c) the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be amended in any respect, or any right under the Loan Documents or any other agreement or instrument referred to herein or therein shall be amended or waived in any respect or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with;
     (d) any Lien or security interest granted to, or in favor of, any Lender or Agent as security for any of the Guaranteed Obligations shall fail to be perfected; or
     (e) the release of any other Guarantor pursuant to Section 10.11 or Section 6.05.
     The Guarantors hereby expressly waive diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that any Secured Party exhaust any right, power or remedy or proceed against the Borrowers under this Agreement, or any other agreement or instrument referred to herein or therein, or against any other person under any other guarantee of, or security for, any of the Guaranteed Obligations. The Guarantors waive any and all notice of the creation, renewal, extension, waiver, termination or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by any Secured Party upon this Guarantee or acceptance of this Guarantee, and the Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Guarantee, and all dealings between the Borrowers and the Secured Parties shall likewise be conclusively presumed to have been had or consummated in reliance upon this Guarantee. This Guarantee shall be construed as a continuing, absolute, irrevocable and unconditional guarantee of payment without regard to any right of offset with respect to the Guaranteed Obligations at any time or from time to time held by Secured Parties, and the obligations and liabilities of the Guarantors hereunder shall not be conditioned or contingent upon the pursuit by the Secured Parties or any other person at any time of any right or remedy against the Borrowers or against any other person which may be or become liable in respect of all or any part of the Guaranteed Obligations or against any collateral security or guarantee therefor or right of offset with respect thereto. This Guarantee shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Guarantors and the successors and assigns thereof, and shall inure to the benefit of the Lenders, and their respective successors and assigns, notwithstanding that from time to time during the term of this Agreement there may be no Guaranteed Obligations outstanding.
     SECTION 10.03. Reinstatement. The obligations of the Guarantors under this Article X shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Borrowers or other Loan Party in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise.
     SECTION 10.04. Subrogation; Subordination. Each Guarantor hereby agrees that until the payment and satisfaction in full in cash of all Guaranteed Obligations and the expiration and termination of the Revolving Credit Commitments of the Lenders under this Agreement it shall waive any claim and shall not exercise any right or remedy, direct or indirect, arising by reason of any performance by it of its guarantee in Section 10.01, whether by subrogation or otherwise, against any Borrower or any other Guarantor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations. Any Indebtedness of any Loan Party permitted pursuant to Section 6.01(d) shall be subordinated to such Loan Party’s Obligations pursuant to an Affiliate Subordination Agreement.

     SECTION 10.05. Remedies. The Guarantors jointly and severally agree that, as between the Guarantors and the Lenders, the obligations of the Borrowers under this Agreement may be declared to be forthwith due and payable as provided in Article VII (and shall be deemed to have become automatically due and payable in the circumstances provided in Article VII) for purposes of Section 10.01, notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against the Borrowers and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by the Borrowers) shall forthwith become due and payable by the Guarantors for purposes of Section 10.01.
     SECTION 10.06. Instrument for the Payment of Money. Each Guarantor hereby acknowledges that the guarantee in this Article X constitutes an instrument for the payment of money, and consents and agrees that any Lender or Agent, at its sole option, in the event of a dispute by such Guarantor in the payment of any moneys due hereunder, shall have the right to bring a motion-action under New York CPLR Section 3213.
     SECTION 10.07. Continuing Guarantee. The guarantee in this Article X is a continuing guarantee of payment, and shall apply to all Guaranteed Obligations whenever arising.
     SECTION 10.08. General Limitation on Guarantee Obligations. In any action or proceeding involving any state corporate limited partnership or limited liability company law, or any applicable state, federal or foreign bankruptcy, insolvency, reorganization or other Law affecting the rights of creditors generally, if the obligations of any Guarantor under Section 10.01 would otherwise be held or determined to be void, voidable, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 10.01, then, notwithstanding any other provision to the contrary, the amount of such liability shall, without any further action by such Guarantor, any Loan Party or any other person, be automatically limited and reduced to the highest amount (after giving effect to the right of contribution established in Section 10.09) that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.
     SECTION 10.09. Right of Contribution. Each Guarantor hereby agrees that to the extent that a Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder which has not paid its proportionate share of such payment. Each Guarantor’s right of contribution shall be subject to the terms and conditions of Section 10.04. The provisions of this Section 10.09 shall in no respect limit the obligations and liabilities of any Guarantor to the Administrative Agent and the Lenders, and each Guarantor shall remain liable to the Administrative Agent and the Lenders for the full amount guaranteed by such Guarantor hereunder.
     SECTION 10.10. Guarantee Limitations
     (a) Czech Republic. The guarantee and/or indemnity obligations of any Czech Guarantor pursuant to this Article X shall not include any payment undertaking, obligations and liabilities to the extent it would result in such guarantee and/or indemnity obligations infringing or circumventing the prohibition on financial assistance set forth by Czech law, in particular, section 120(2), 120(3), 161e and 161f of the Czech Commercial Code.
The Czech Guarantor’s obligations and liabilities under this guarantee shall be limited to an amount equal to the Czech Limitation Amount.

G
Czech Limitation Amount =		* A

O
For the purpose of this Section 10.10 (a):
“A” means all assets of a Czech Guarantor recorded in its latest annual unconsolidated financial statements available to the Collateral Agent or, if they are more up-to-date, its latest interim unconsolidated financial statements available to the Collateral Agent.
“G” means the amount of all obligations guaranteed by a Czech Guarantor under this Agreement.
“O” means all liabilities of a Czech Guarantor recorded in its latest annual unconsolidated financial statements (as defined in the accounting standards applicable to a Czech Guarantor) available to the Collateral Agent or, if they are more up-to-date, its latest interim unconsolidated financial statements available to the Collateral Agent. The term “liabilities” shall have the meaning attached to it under the accounting standards applicable to the Czech Guarantors but, notwithstanding the foregoing, shall at all times:
(i)	exclude equity capital (in Czech “vlastní kapitál”); and

(ii)	include the obligations guaranteed by a Czech Guarantor under this Agreement, any other Finance Document or otherwise as well as any other off-balance sheet obligations of a Czech Guarantor.
For the avoidance of doubt, any identical obligations of the Czech Guarantor mentioned in the previous sentence will be included in the “O” only once.
Each Secured Party undertakes that without prejudice to its rights against members of the Company Group under the Loan Documents, it will not bring any claim against an individual who is a member of the board of directors or a member of the supervisory board or a director of a Czech Guarantor for personal liability in connection with the guarantee and indemnity granted by this Article X except in the case of fraud by that individual
     (b) Reserved.
     (c) Germany. (i) To the extent that the Guarantee is granted by a German Guarantor incorporated as a limited liability company (GmbH) and the Guarantee of that German Guarantor guarantees amounts (A) which are owed directly or indirectly by shareholders of the German Guarantor or Subsidiaries of such shareholders (with the exception of Subsidiaries which are also Subsidiaries of the German Guarantor); and provided that (B) such amounts do not correspond to funds that have been borrowed under this Agreement and have been on-lent to, or otherwise been passed on to, the relevant German Guarantor or any of its Subsidiaries, to the extent that any such amount is still outstanding at the time the demand under the Guarantee is made against such German Guarantor, the Guarantee of the German Guarantor shall be subject to certain limitations as set out in paragraph (ii). In relation to any other amounts guaranteed, the Guarantee of the German Guarantor remains unlimited.
(ii)	To the extent that the demand under the Guarantee against a German Guarantor is made in respect of amounts in relation to which the conditions pursuant to paragraph (i) are fulfilled, the relevant German Guarantor’s liability shall be limited as follows:
(A)	Subject to sub-paragraphs (C) and (D) below, the Administrative Agent shall not be entitled to enforce the Guarantee to the extent that the German Guarantor is able to demonstrate that such enforcement has the effect of (x) reducing the German Guarantor’s net assets (Nettovermögen) (the “Net Assets”) to an amount less than its stated share capital (Stammkapital), or (y) (if its Net Assets are already lower than its stated share capital) causing such amount to be further reduced, and thereby affects its assets which are required for the obligatory preservation of its stated share capital according to §§ 30, 31 German GmbH-Act (GmbH-Gesetz) (the “GmbH-Act”).

(B)	The value of the Net Assets shall be determined in accordance with GAAP consistently applied by the German Guarantor in preparing its unconsolidated balance sheets (Jahresabschluss according to § 42 GmbH-Act, §§ 242, 264 HGB) in the previous years, save that (i) the amount of any increase of the stated share capital (Stammkapital) of the German Guarantor registered after the date of this Agreement without the prior written consent of the Administrative Agent (acting on the instructions of the Required Lenders) shall be deducted from the relevant stated share capital; (ii) loans and other liabilities incurred in violation of the provisions of this Agreement shall be disregarded; and (iii) the recourse claims against its shareholder(s) in respect of payments by the German Guarantor under the Guarantee shall not be taken into account to the extent that their taking into account would contravene §§ 30, 31 GmbH-Act (as applicable at the time of enforcement).

(C)	The limitations set out in sub-paragraph (A) above shall only apply if and to the extent that the managing director(s) (Geschäftsführer) on behalf of the respective German Guarantor have confirmed in writing to the Administrative Agent within ten Business Days following the Administrative Agent’s demand under the Guarantee, to what extent the demanded payment fulfils the conditions pursuant to paragraph (A) and would cause its Net Assets to fall below its stated share capital (Stammkapital) or, if the Net Assets are already less than the stated share capital (Stammkapital), would cause such amount to be further reduced (the “Management Determination”).

(D)	If the Administrative Agent disagrees with the Management Determination, the Administrative Agent shall nevertheless be entitled to enforce the Guarantee up to such amount, which is undisputed between itself and the relevant German Guarantor in accordance with the provisions of paragraph (C) above. In relation to the amount which is disputed, the Required Lenders and such German Guarantor shall instruct a firm of auditors of international standing and reputation to determine within 30 calendar days (or such longer period as has been agreed between the German Guarantor and the Required Lenders) from the date the Required Lenders have contested the Management Determination the value of available Net Assets (the “Auditor’s Determination”). If the Required Lenders and the German Guarantor do not agree on the appointment of a joint auditor within five Business Days from the date the Required Lenders have notified the German Guarantor in writing of its disagreement, the Management Determination, the Required Lenders shall be entitled to appoint auditors of international standing and reputation in its sole discretion. The amount determined as available in the Auditor’s Determination shall be (except for manifest error) binding for all Parties. The costs of the Auditor’s Determination shall be borne by the German Guarantor.

(E)	If, and to the extent that, the Guarantee has been enforced without regard to the limitation set forth in sub-paragraph (A) because (i) the Management Determination was not delivered within the relevant time frame or (ii) the amount of the available Net Assets pursuant to the Auditor’s Determination is lower than the amount stated in the Management Determination, the Secured Parties shall upon written demand of the relevant German Guarantor to the Administrative Agent (on behalf of the Secured Parties) repay any amount (if and to the extent already paid to the Secured Parties) in the case of (i) above, which is necessary to maintain such German Guarantor’s stated share capital (Stammkapital), and in the case of (ii) above up to and including the amount calculated in the Auditor’s Determination calculated as of the date the demand under the Guarantee was made and in accordance with sub-paragraphs (A) and (B) above, provided such demand for repayment is made to the Administrative Agent within 6 months (Ausschlussfrist) from the date the Guarantee has been enforced.

(F)	If pursuant to the Auditor’s Determination the amount of the available Net Assets is higher than set out in the Management Determination the relevant German Guarantor shall pay such amount to the Secured Parties within five Business Days after receipt of the Auditor’s Determination.

(G)	If the German Guarantor intends to demonstrate that the enforcement of the Guarantee has led to one of the effects referred to in sub-paragraph (i) above, then the German Guarantor shall realize at market value any and all of its assets that are shown in its balance sheet with a book value

(Buchwert) which are (in the opinion of the Required Lenders) significantly lower than their market value and to the extent that such assets are not necessary for the relevant German Guarantor’s business (nicht betriebsnotwendig), to the extent necessary to satisfy the amounts demanded under this Guarantee.

(H)	The limitation set out in sub-paragraph (A) above does not affect the right of the Secured Parties to claim again any outstanding amount at a later point in time if and to the extent that paragraph (A) above would allow this at that later point.

(I)	If the German Guarantor demonstrates that an enforcement of the Guarantee has, despite the fact that its liability is limited pursuant to sub-paragraph (A) above, the effect of the German Guarantor not being able to pay its debts as they fall due (Verlust der Zahlungsfähigkeit), then the payment obligation of that German Guarantor under this Guarantee shall be limited in such way that the Required Lenders may only enforce the Guarantee up to such amount(s) and at such times (for instance in payment installments) that the German Guarantor is at all times left with the liquidity necessary to remain able to pay its debts as they fall due (zahlungsfähig) in order to ensure the continued existence of the German Guarantor (kein Existenzvernichtender Eingriff).

(J)	If the German Guarantor invokes a limitation of its liability pursuant to sentence 1, then the German Guarantor shall promptly realize any and all of its assets that are not necessary for the relevant German Guarantor’s business (nicht betriebsnotwendig), to the extent necessary to satisfy the amounts demanded under this Guarantee.

(K)	If the German Guarantor demonstrates that, at the time of enforcement, it is obliged to file or intends to file for the commencement of insolvency proceedings for reason of existing or threatening over-indebtedness (Überschuldung), then for the determination of its Net Assets the lower of the amount of net assets shown by a regular balance sheet (Handelsbilanz) and by a balance sheet showing an over-indebtedness (Überschuldungsstatus) shall be relevant. Sub-paragraphs (C) to (H) above shall apply mutatis mutandis in relation to the German Guarantor invoking its existing or threatening over-indebtedness (Überschuldung). In addition, sub-paragraphs (C) to (E) and (H) above shall apply mutatis mutandis in relation to the German Guarantor invoking that it is not able to pay its debts as they fall due.
(iii)	This Section 10.10(c) shall apply mutatis mutandis if the Guarantee is granted by a German Guarantor incorporated as a limited liability partnership (GmbH & Co. KG) in relation to the limited liability company as general partner (Komplementär) of such German Guarantor.

(d)	Romania. (i) The obligations of each Romanian Guarantor under this Article X shall:
(i)	to the extent relating to the obligations of any Loan Party, be limited to the aggregate of amounts which would ensure compliance of such Romanian Guarantor with the legal requirements relating to corporate benefit (legal capacity and underlying cause of an agreement) as conditions for the validity of agreements entered into by a Romanian company; and

(ii)	not include any liability which would give rise to misuse of corporate assets or to personal liability for the founders (i.e., signatories of the constitutive act of a Romanian company or persons having a significant part in the establishment of the company), directors, managers, members of the surveillance bodies, representatives of such Guarantor incorporated in Romania, as contemplated under Article 272 point 1 paragraph (2) and paragraph (3) of the Romanian Company Law no. 31/1990 and Article 138 of the Romanian Insolvency Law no. 85/2006.
(e)	Slovak Republic. The Guarantee shall be limited to the maximum amount that would not result in the insolvency of the Slovak Guarantor within the meaning of the Slovak Act No. 7/2005 Coll. on Insolvency and Restructuring, as amended.

(f)	Spain. (i) The obligations under this Article X of any Spanish Guarantor incorporated as a sociedad de responsabilidad limitada shall (A) not extend any obligation incurred by any Loan Party a result of such Loan Party’s borrowing (or guaranteeing the borrowing of) funds (but only in respect of those funds) under any Term Loan for the purpose of (x) acquiring quotas (participaciones sociales) representing the share capital of such Spanish Guarantor or quotas (participaciones sociales) or shares (acciones) representing the share capital of a company within its group or (y) refinancing a previous debt incurred by any Loan Party for the acquisition of quotas (participaciones sociales) representing the share capital of a company within its group, and shall (B) be deemed not to be undertaken or incurred by a Spanish Guarantor to the extent that the same would constitute unlawful financial assistance within the meaning of article 40.5 of the Spanish Limited Liability Companies Act 2/1995, 23 Marc (Ley de Sociedades de Responsabilidad Limitada) and, in that case, all provisions of this Agreement shall be construed accordingly in the sense that, in no case, can any guarantee or Security given by a Spanish Guarantor secure repayment of the abovementioned funds.
(ii)	For the purposes of paragraph (f)(i) above, a reference to the “group” of a Spanish Guarantor shall mean such Spanish Guarantor and any other companies constituting a unity of decision. It shall be presumed that there is unity of decision when any of the scenarios set out in section 1 and/or section 2 of article 42 of the Spanish Commercial Code (Código de Comercio) are met.

(iii)	The obligations under this Article 10 of any Spanish Guarantor incorporated as a sociedad anónima shall (A) not extend to any obligation incurred by any

Loan Party as a result of such Loan Party borrowing (or guaranteeing the borrowing of) funds (but only in respect of those funds) under any Term Loan for the purpose of (x) acquiring quotas (participaciones sociales) representing the share capital of such Spanish Guarantor or quotas (participaciones sociales) or shares (acciones) representing the share capital of its holding company or (y) refinancing a previous debt incurred by any Obligor/Debtor for the acquisition of quotas (participaciones sociales) representing the share capital of its holding company, and shall (B) be deemed not to be undertaken or incurred by a Spanish Guarantor to the extent that the same would constitute unlawful financial assistance within the meaning of article 81 of the Royal Decree-Law on Spanish Stock Companies (Texto Refundido de la Ley de Sociedades Anónimas), and, in that case, all provisions of this Agreement shall be construed accordingly in the sense that, in no case, can any guarantee or Security given by a Spanish Guarantor secure repayment of the abovementioned funds.

(iv)	For the purposes of paragraph (f)(iii) above, a reference to a “holding company” of a Spanish Guarantor shall mean the company which, directly or indirectly, owns the majority of the voting rights of such Spanish Guarantor or that may have a dominant influence on such Spanish Guarantor. It shall be presumed that one company has a dominant influence on another company when (i) any of the scenarios set out in section 1 of article 42 of the Spanish Commercial Code (Código de Comercio) are met; or (ii) when at least half plus one of the members of the managing body of the Spanish Guarantor are also members of the managing body or top managers (altos directivos) of the dominant company or of another company controlled by such dominant company
(g)	UK. This Guarantee does not apply to any liability to the extent that it would result in this Guaranty constituting unlawful financial assistance within the meaning of Section 151 of the Companies Act 1985 of the United Kingdom.
     SECTION 10.11. Release. Upon the payment in full of all Guaranteed Obligations (other than contingent indemnification obligations not yet accrued and payable), this Guarantee and all obligations of each Guarantor hereunder shall terminate, all without delivery of any instrument or performance of any act by any party.
ARTICLE XI
Executive Proceedings
     SECTION 11.01. Spanish Public Document SECTION 11.02. . (a) This Agreement and any other Loan Document, at the discretion of the Agents (or the Lenders), as well as any amendments hereto or thereto, shall be formalized in a Spanish Public Document, so that it may have the status of a notarial document of loan for all purposes contemplated in Article 517, number 4 of the Spanish

Civil Procedural Law (Law 1/2000 of 7th January) (“Ley de Enjuiciamiento Civil”) (the “Civil Procedural Law”).
     (b) Upon enforcement, the sum payable by any Spanish Guarantor shall be the total aggregate amount of the balance of the accounts maintained by the Agents (or the relevant Lender, as the case may be) pursuant to Article VI (Deposit Accounts). For the purposes of Articles 571 et seq. of the Civil Procedural Law, the Parties expressly agree that such balances shall be considered as due, liquid and payable and may be claimed pursuant to the same provisions of such law.
     (c) For the purpose of the provisions of Art. 571 et seq. of the Civil Procedural Law, it is expressly agreed by the Parties that the determination of the debt to be claimed through the executive proceedings shall be effected by the Agent (or the relevant Lender, as the case may be) by means of the appropriate certificate evidencing the balances shown in the relevant account(s) referred to in paragraph (b) above. By virtue of the foregoing, to exercise executive action by the Agent or any of the Lenders it will be sufficient to present (i) an original notarial first or authentic copy of this Agreement, (ii) a notarial certificate, if necessary, for the purposes described in paragraph (d) below, (iii) the notarial document (“acta notarial”) which incorporates the certificate issued by the Agent (or the relevant Lender, as the case may be) of the amount due by the Spanish Loan Party including an excerpt of the credits and debits, including the interest applied, which appear in the relevant account(s) referred to in paragraph (b) above, evidencing that the determination of the amounts due and payable by the Spanish Loan Party have been calculated as agreed in this Agreement and that such amounts coincide with the balance of such accounts, and (iv) a notarial document (“acta notarial”) evidencing that the Spanish Loan Party has been served notice of the amount that is due and payable.
     (d) Paragraph (c) above is also applicable to any Lender with regard to its Term Loan Commitment. Such Lender may issue the appropriate certification of the balances of the relevant account(s) referred to in paragraph (b) above and the certification of the balances of the such accounts may be legalized by a notary.
     (e) The amount of the balances so established shall be notified to the Spanish Loan Party in an attestable manner at least three (3) days in advance of exercising the executive action set out in paragraph (c) above.
     (f) The Spanish Loan Parties hereby expressly authorize the Agents (and each Lender, as appropriate) to request and obtain certificates and documents issued by the notary who has formalized this Agreement in order to evidence its compliance with the entries of his registry-book and the relevant entry date for the purpose of number 4 of Article 517, of the Civil Procedural Law. The cost of such certificate and documents will be for the account of the Spanish Loan Parties in the manner provided under this Agreement

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

GERMAN PARENT: DURA EUROPEAN HOLDING LLC & CO. KG, as a Guarantor
by
Name:
Title:

HOLDING GERMANY: DURA HOLDING GERMANY GMBH, as a Guarantor
by
Name:
Title:

BORROWERS: DURA AUTOMOTIVE BODY & GLASS SYSTEMS GMBH, as a Borrower and a Subsidiary Guarantor
by
Name:
Title:

DURA AUTOMOTIVE PLETTENBERG LEISTEN & BLENDEN GMBH,
as a Borrower and a Subsidiary Guarantor

by
Name:
Title:

DURA AUTOMOTIVE SELBECKE LEISTEN & BLENDEN GMBH,
as a Borrower and a Subsidiary Guarantor

by
Name:
Title:

DURA AUTOMOTIVE HOLDING GMBH & CO. KG,
as a Borrower and a Subsidiary Guarantor

by
Name:
Title:

DURA AUTOMOTIVE GRUNDSTUECKSVERWALTUNG GMBH,
as a Borrower and a Subsidiary Guarantor

by
Name:
Title:

DURA AUTOMOTIVE SYSTEMS EINBECK GMBH,
as a Borrower and a Subsidiary Guarantor

by
Name:
Title:

DURA AUTOMOTIVE SYSTEMS GMBH,
as a Borrower and a Subsidiary Guarantor

by
Name:
Title:

DURA AUTOMOTIVE SYSTEMS ROTENBURG GMBH,
as a Borrower and a Subsidiary Guarantor

by
Name:
Title:

DURA AUTOMOTIVE SYSTEMS CZ, S.R.O.,
as a Borrower

by
Name:
Title:

SUBSIDIARY GUARANTORS:
DURA AUTOMOTIVE HOLDING VERWALTUNGS GMBH,
as a Subsidiary Guarantor

by
Name:
Title:

DURA AUTOMOTIVE CONTROL SYSTEMS GMBH,
as a Subsidiary Guarantor

by
Name:
Title:

DURA AUTOMOTIVE PLETTENBERG
WERKZEUGBAU UND WERKSERHALTUNGS GMBH,
as a Subsidiary Guarantor

by
Name:
Title:

DURA AUTOMOTIVE HANDELS- UND BETEILIGUNGS-GMBH,
as a Subsidiary Guarantor

by
Name:
Title:

DURA AUTOMOTIVE PLETTENBERG GLASMODULE GMBH,
as a Subsidiary Guarantor

by
Name:
Title:

DURA AUTOMOTIVE PLETTENBERG KUNSTSTOFFTEILE GMBH,
as a Subsidiary Guarantor

by
Name:
Title:

DURA AUTOMOTIVE KAROSSERIE-KOMPONENTEN GMBH,
as a Subsidiary Guarantor

by
Name:
Title:

DURA AUTOMOTIVE FINANZIERUNGSGESELLSCHAFT MBH,
as a Subsidiary Guarantor

by
Name:
Title:

DURA AUTOMOTIVE GMBH PROJEKTGESELLSCHAFT,
as a Subsidiary Guarantor

by
Name:
Title:

DURA AUTO HOLDING SPAIN, S.L.U.,
as a Subsidiary Guarantor

by
	Name:	Eric Steven Rundall
	Title:	Joint Director

by
	Name:	Theresa Lynn Skotak
	Title:	Joint Director

DURA AUTOMOTIVE AUTOMOCION, S.L.U.,
as a Subsidiary Guarantor

by
	Name:	Eric Steven Rundall
	Title:	Joint Director

by
	Name:	Theresa Lynn Skotak
	Title:	Joint Director

DURA AUTOMOTIVE CZ, K.S.,
as a Subsidiary Guarantor
By DURA AUTOMOTIVE SYSTEMS CZ, S.R.O.,
its General Partner

by
Name:
	Title:	Executive

DURA AUTOMOTIVE BODY & GLASS SYSTEMS COMPONENTS S.R.O.,
as a Subsidiary Guarantor

by
Name:
Title:

DURA AUTOMOTIVE ROMANIA SRL,
as a Subsidiary Guarantor

by
Name:
Title:

DURA AUTOMOTIVE BODY & GLASS SYSTEMS UK LIMITED,
as a Subsidiary Guarantor

by
Name:
Title:

AGENTS:
DEUTSCHE BANK TRUST COMPANY AMERICAS,
as Administrative Agent and Collateral Agent

by
Name:
Title:

by
Name:
Title:

LENDERS:
BLACKSTONE DISTRESSED SECURITIES FUND (LUXEMBOURG) SARL,
as Lender

by
Name:
Title:

GSO DOMESTIC CAPITAL FUNDING (LUXEMBOURG) SARL,
as Lender
By GSO Capital Partners LP, as Collateral Manager

by
Name:
Title: